    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999



                                                      REGISTRATION NO. 333-68997

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- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           MEGO MORTGAGE CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ---------------------

            DELAWARE                           6162                          88-0286042
(State or other jurisdiction of    (Primary standard industrial           (I.R.S. employer
 incorporation or organization)    classification code number)         identification number)

                        1000 PARKWOOD CIRCLE, SUITE 600
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                               J. RICHARD WALKER
                        1000 PARKWOOD CIRCLE, SUITE 600
                             ATLANTA, GEORGIA 30339
                                 (770) 952-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                              JOHN D. CAPERS, JR.
                                KING & SPALDING
                              191 PEACHTREE STREET
                          ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                        CALCULATION OF REGISTRATION FEE


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                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF             AMOUNT TO          AGGREGATE PRICE         AGGREGATE            AMOUNT OF
   SECURITIES TO BE REGISTERED         BE REGISTERED           PER UNIT          OFFERING PRICE     REGISTRATION FEE(1)
- ------------------------------------------------------------------------------------------------------------------------
12 1/2% Subordinated Notes due
  2001............................      $41,495,000              100%              $41,495,000            $11,536
- ------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------



(1) $11,522 previously paid

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               OFFER TO EXCHANGE


              ALL OUTSTANDING 12 1/2% SUBORDINATED NOTES DUE 2001

                   ($41,495,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR
                      12 1/2% SUBORDINATED NOTES DUE 2001
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

                                       OF

                           MEGO MORTGAGE CORPORATION

                            ------------------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                      ON APRIL 14, 1999, UNLESS EXTENDED.


                            ------------------------

     SEE RISK FACTORS BEGINNING ON PAGE 18 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES OFFERED BY THIS PROSPECTUS.

     The notes offered by this prospectus will mature on December 1, 2001. Interest on the notes is payable in cash semi-annually on June 1 and December 1 of each year beginning on June 1, 1999. We may redeem the notes, in whole but not in part, at any time prior to the maturity date. The redemption price is described under the heading "Description of The New Notes -- Optional Redemption" beginning on page 111 of this prospectus. There is no sinking fund.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved the securities offered by this prospectus. These organizations have not determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                            ------------------------


     The Exchange Agent for this exchange offer is American Stock Transfer & Trust Company. For information with respect to this exchange offer, please call Imre Farkas at (718) 921-8293.


                            ------------------------


This prospectus is dated February 2, 1999.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    2
Risk Factors..........................   18
  Significant Deterioration in Our
     Financial Condition Due to Losses
     in Fiscal 1998...................   18
  Risks Associated with Implementing
     Our New Strategic Plan...........   19
  Risks Associated with New Management
     Team.............................   20
  Liquidity Risks.....................   20
  Performance of Future
     Acquisitions.....................   22
  Risks Associated with Mortgage
     Backed Securities................   22
  Risk from the Sale of Servicing
     Rights...........................   24
  Interest Rate Risks.................   25
  Risk of Variations in Quarterly
     Operating Results................   26
  Risks Associated with Delinquencies
     and Defaults on Loans............   26
  Risks Associated with Title I Loans
     Backing Our Mortgage Related
     Securities.......................   27
  Risks Associated with Existing
     Equity + Loans...................   27
  Litigation; Risk of Claims..........   28
  Concentration of Operations.........   28
  Competition.........................   28
  Factors Inhibiting Takeover; Effect
     of Change of Control.............   29
  Legislative and Regulatory Risks....   30
  Environmental Risks.................   30
  Year 2000...........................   31
  Ranking of the New Notes............   31
  Restrictions Imposed by the
     Indenture........................   31
  Consequences of the Exchange Offer
     on Non-Tendering Holders of the
     Current Notes....................   32
The Exchange Offer....................   32
  Purpose and Effect of the Exchange
     Offer............................   33
  Terms of the Exchange Offer.........   34
  Conditions of the Exchange Offer....   39
  Exchange Agent......................   40
  Fees and Expenses...................   40
  Consequences of Failure to
     Exchange.........................   41
  Accounting Treatment................   42
Use of Proceeds.......................   42
Capitalization........................   43
Selected Financial Data...............   44
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   47
  General.............................   47



                                        PAGE
                                        ----
  Securitization Transactions.........   48
  Results of Operations...............   55
  Three Months Ended November 30, 1998
     Compared to Three Months Ended
     November 30, 1997................   55
  Liquidity and Capital Resources.....   71
  Quantitative and Qualitative
     Disclosure About Market Risk.....   74
  Effects Of Changing Prices And
     Inflation........................   75
  Recent Accounting Pronouncements....   75
  Impact of the Year 2000 Issue.......   77
  Special Cautionary Notice Regarding
     Forward-Looking Statements.......   79
The Recapitalization..................   80
  General.............................   80
  Private Placements..................   80
  Exchange Offer......................   81
  Management..........................   81
  Transactions with Strategic
     Partners.........................   81
Business..............................   83
  General.............................   83
  Strategic Initiatives...............   85
  Mortgage Industry...................   86
  Company Loan Products...............   87
  Lending Operations..................   88
  Loan Processing and Underwriting....   92
  Quality Control.....................   94
  Technology Systems..................   95
  Loan Servicing......................   95
  Sale of Loans.......................   98
  Competition.........................   99
  Government Regulation...............  100
  Seasonality.........................  101
  Employees...........................  102
  Properties..........................  102
  Legal Proceedings...................  102
  Recent Developments.................  103
Management............................  104
  Directors and Executive Officers....  104
  Executive Compensation..............  106
  Employment Agreements...............  108
  Company Stock Option Plans..........  109
  Compensation Committee Interlocks
     and Insider Participation........  110
Principal Stockholders................  111
Certain Transactions..................  113
  Relationship With Greenwich.........  113
  Tax Sharing and Indemnity
     Agreement........................  113
  Management Services Agreement with
     PEC..............................  113
  Sub-Servicing Agreement with PEC....  114

                                        PAGE
                                        ----
  Funding and Guarantees by Mego
     Financial........................  114
  Relationships with FBR..............  115
  The Recapitalization................  115
Description of the New Notes..........  116
  General.............................  116
  Subordination.......................  116
  Optional Redemption.................  118
  Sinking Fund........................  118
  Payment on the New Notes............  118
  Certain Covenants...................  118
  Defaults............................  121
  Amendments and Waivers..............  122
  Transfer............................  123
  Defeasance..........................  124



                                        PAGE
                                        ----
  Concerning the Trustee..............  124
  Governing Law.......................  125
  Book-Entry, Delivery and Form.......  125
  Certificated Securities.............  126
  Certain Definitions.................  127
Certain United States Federal Tax
  Considerations......................  135
  United States Holders...............  136
  Non-United States Holders...........  137
Plan of Distribution..................  139
Where You Can Find More Information...  140
Legal Matters.........................  140
Experts...............................  141
Index to Financial Statements.........  F-1

                               PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. This prospectus includes specific terms of the Notes, as well as information regarding our business and detailed financial data. We encourage you to read the entire prospectus, including the Risk Factors, to fully understand this Exchange Offer.

THE COMPANY

     Mego Mortgage Corporation is a specialized consumer finance company that funds, purchases, makes and sells consumer loans secured by deeds of trust on one-to-four family residences. Historically, we have retained the right to service a substantial portion of the loans we have sold. Our borrowers generally do not qualify for traditional "A" credit mortgage loans. Typically, their credit histories, income or other factors do not conform to the lending criteria of government-chartered agencies that traditional lenders rely on in evaluating whether to make loans to potential borrowers.

     Our loan products are:

     - First mortgage loans and home equity loans (which we call "Home Equity loans") that typically are secured by first liens, and in some cases by second liens, on the borrowers' residence. In making Home Equity loans, we rely primarily on the appraised values of the borrowers' residences. We determine the loan amount based on the appraised values and the creditworthiness of the borrowers. These loans generally are used to purchase residences and refinance existing mortgages.

     - High loan-to-value loans (which we call "Equity + loans") that are based on the borrowers' credit. These loans typically are secured by second liens on the borrowers' primary residences. The initial amount of an Equity + loan, when added to other outstanding senior or secured debt on the residences, resulted in a combined loan-to-value ratio that averaged 112% during fiscal 1997 and 1998. The loan-to-value ratio on these loans may be as high as 125%. These loans generally are used to consolidate debt and make home improvements.


     Our loans are produced by our wholesale and retail divisions.


      WHOLESALE DIVISION                     RETAIL DIVISION
      ------------------                     ---------------
- -     underwrites and funds loans      -     makes loans directly to
      originated by a network of pre-        consumers charging loan fees to
      approved mortgage brokers              the borrowers that should
                                             offset our total cost of making
                                             the loans
- -     purchases closed loans,
      historically at a premium (100%
      or more of the loans' principal
      amount), from a nationwide
      network of independent mortgage
      bankers and other qualified
      financial intermediaries

     Since we made our first loan in March 1994, we have substantially changed our business strategy. In addition, we have made further substantial changes in our business strategy since consummation of a recapitalization in July 1998, which is described below. The timeline below summarizes the changes in our business.


TIME PERIOD                     ACTION

From March 1994 through
  May 1996 We purchased home improvement contracts and closed loans insured under the Title I credit insurance program of the Federal Housing Administration ("Title I loans") from mortgage bankers and home improvement contractors.

May 1996 We began purchasing Equity + loans from mortgage bankers.

March 1996 through August
  1997 We sold substantially all of the loans we purchased in securitization transactions. These securitization transactions resulted in substantial negative cash flow, because the cash proceeds from the sale of the loans were substantially less than our total cost of producing the loans sold.

September 1997                  We established a retail division that began
                                making Equity + loans directly to consumers.

December 1997                   We began making Home Equity loans, through our
                                retail division, directly to consumers.

                                Through our wholesale division, we began funding Equity + and Home Equity loans originated by brokers.


January through June 1998       We substantially reduced our loan production
                                (fundings and purchases) because our warehouse lender stopped making advances on our warehouse line of credit after we violated certain borrowing agreements with our warehouse lender.
                                We had used these advances to fund new loan production. We funded and purchased $68.8 million of loans from January through June 1998 as compared to $312.0 million of loans in January through June 1997.


                                We implemented cost savings primarily through a 32% personnel reduction initiated in January 1998. We closed our dealer division, which traditionally had purchased Title I and Equity + loans from our network of home improvement contractors.

                                We substantially increased the sale of our loan portfolio to generate cash to repay outstanding indebtedness under our warehouse line, to pay general and administrative expenses for personnel retention and to maintain our systems while we explored alternatives for raising new capital.

May 1998 Our independent auditors expressed substantial doubt about our ability to continue as a going concern.

July 1, 1998                    We completed a recapitalization (described
                                below), which raised approximately $84.5 million in additional equity.


                                By using the $50.0 million in cash proceeds from the recapitalization, we began to increase the funding and purchase of mortgage loans. We produced $1.7 million of mortgage loans in July and August 1998.


September 1998                  A liquidity shortage and a focus by the buyer of
                                asset backed bonds on U.S. treasury securities impacted the specialty finance industry.

October 1998                    We adjusted our strategic initiatives (described
                                below), which are designed to return us to a positive cash flow position and to profitability.

                                We produced $1.1 million of mortgage loans in October.

THE RECAPITALIZATION

     We have historically operated on a negative cash flow basis, funding the deficits principally from borrowings. In addition, during fiscal 1998 we were required to write down the value of our mortgage related securities, which resulted in substantial losses. These losses caused us to violate certain covenants contained in agreements with our lenders, restricting our ability to borrow money to fund new loans prior to their sale. Beginning in January 1998, these events caused us to reduce substantially our loan production, liquidate our loan portfolio, reduce our borrowings and seek additional capital to continue in operation. On July 1, 1998, we completed our recapitalization, as described below.

Private Placements              - We sold an aggregate of 25,000 shares of
                                  Series A convertible preferred stock for a price of $1,000 per share.
                                - We sold 16.67 million shares of common stock
                                  for a price of $1.50 per share.
                                - We issued $41.5 million principal amount of
                                  12 1/2% subordinated notes (the "Current
                                  Notes") and 37,500 shares of Series A
                                  convertible preferred stock in exchange for $79.0 million principal amount of 12 1/2% subordinated notes sold in November 1996 and October 1997 (collectively, the "Old Notes"). We purchased all of the Old Notes still outstanding after the recapitalization for cash in September and October 1998.

                                - We issued 1.6 million shares of common stock
                                  to the placement agent as part of its fee.

                                - These private placements raised approximately
                                  $84.5 million of additional equity.

Use of Proceeds                 - We used $5.1 million to pay interest on our
                                  Old Notes.
                                - We used $2.4 million to pay off our warehouse
                                  line of credit, which we had used to fund loans prior to their sale.
                                - We used $1.6 million to pay loan and
                                  management fees and other miscellaneous
                                  charges due to Mego Financial Corp., our former parent ("Mego Financial")
                                - We used $428,000 to pay a portion of the costs
                                  of the recapitalization.
                                - We used the balance to fund and purchase loans
                                  and for other general corporate purposes.


Management Changes              - Four of the five members of our board of
                                  directors resigned from the board and Champ
                                  Meyercord was elected our Chairman and Chief
                                  Executive Officer.


                                - Purchasers of the shares of preferred stock
                                  and common stock in the recapitalization, including the strategic partners described below, exercised their rights to have three new directors elected to the board.


Transactions with Strategic
  Partners                      As part of the recapitalization:
                                - Sovereign Bancorp, Inc. ("Sovereign Bancorp")
                                  and City National Bank of West Virginia ("City National Bank"), a wholly owned subsidiary of City Holding Company, each purchased 10,000 shares of Series A convertible preferred stock at a price of $1,000 per share
                                - Sovereign Bancorp agreed to provide us up to
                                  $90.0 million in borrowings (the "Sovereign
                                  Warehouse Line")
                                - Sovereign Bancorp agreed to purchase up to
                                  $100.0 million of our loans per quarter at specified prices through September 2001
                                - City National Bank purchased our existing
                                  mortgage servicing rights
                                - City Mortgage Services, a division of City
                                  National Bank, agreed to service all of our mortgage loans held for sale and loans sold by us on a servicing retained basis

                                - Sovereign Bancorp and City National Bank were
                                  each granted an option which expires in
                                  December 2000 to purchase 6.67 million shares of common stock at a price of $1.50 per share

                                - Sovereign Bancorp and City National Bank were
                                  each granted a right of first refusal to purchase a controlling voting interest or a majority of our assets if the board of directors determines to sell us

                                - City National Bank has appointed, and
                                  Sovereign Bancorp has the right to appoint, one member to the board of directors. Each has the right to appoint an additional member to the board of directors if they exercise their option to purchase shares of common stock


     For more details on, and a description of, the recapitalization, see "The Recapitalization" beginning on page 79.


STRATEGIC INITIATIVES

     Our strategic initiatives have been substantially impacted by recent events in the capital markets and their effect on the specialty finance industry. There has been a significant reduction in the number of institutions willing to provide warehouse facilities to mortgage lenders producing home equity and high loan-to-value loans. Additionally, there has been a reduction in the number of buyers of senior interests issued in securitization transactions backed by home equity and high loan-to-value loans, and a concurrent increase in the yield (and a reduction in the price) demanded by such buyers on the senior interests they purchase. Finally, the number of institutional investors acquiring loans similar to the loans we produce has declined, along with the premiums, if any, these investors are willing to pay for these loans. These events have substantially reduced the liquidity available to companies in our business to make new loans. With these events in mind, we have redefined our strategic initiatives.

     OUR PRIMARY FOCUS WILL BE IN PRODUCING HOME EQUITY LOANS. We anticipate reducing our reliance on high loan-to-value loans and significantly increasing the percentage and amount of our business devoted to the production of Home Equity loans by expanding our network of mortgage brokers and bankers and acquiring other mortgage lending companies that produce Home Equity loans. We will produce Home Equity loans solely for sale for cash, generally at premiums to their principal amounts, to institutional purchasers in the secondary market without recourse for credit losses or risk of prepayment. Based on our experience in the industry, we believe that currently there are more buyers for Home Equity loans than for high loan-to-value loans.

     DUAL PRODUCTION PLATFORMS SHOULD LOWER OUR TOTAL LOAN PRODUCTION COSTS. While pursuing our mortgage broker and banker wholesale loan programs, we intend to pursue loan production on a retail (direct-to-consumer) basis. Although a retail loan platform is relatively expensive, we expect it to produce loans at a lower cost than our wholesale platform. When we make a loan directly to a consumer, we typically receive loan fees and we avoid any premium due when we purchase a loan from our network of mortgage bankers. We expect our dual loan production platform strategy to lower our overall cost of producing mortgage loans and improve our cash flow.

     WE INTEND TO INCREASE PRODUCTION BY ACQUIRING OTHER MORTGAGE LENDING COMPANIES. We intend to increase our loan production significantly by acquiring companies that produce mortgage loans. Because we raised cash in the recapitalization, we expect the current lack of liquidity available to companies in our industry to create opportunities for us in this area.

     SELLING LOANS FOR CASH WILL BE OUR PRIMARY METHOD OF LOAN DISPOSITION. We intend to sell substantially all of the loans we produce for cash to institutional purchasers in the secondary market as our primary loan disposition strategy. We expect this method of loan sales to generate positive cash flow, because Home Equity and Equity + loans can generally be sold for more than their principal amount. To this end, we are expanding the number of institutions with which we have loan purchase and sale relationships. We do not anticipate selling our loans in securitization transactions. Securitization transactions typically result in substantial negative cash flow, because the initial cash proceeds to us are substantially less than our total cost of producing the loans sold.


     WE INTEND TO CONTINUE TO IMPLEMENT COST SAVING MEASURES. We are continuing an internal restructuring, which has resulted in a reduction of our workforce from a peak of 475 employees in January 1998 to 134 employees as of August 31, 1998 and 56 employees as of January 1, 1999. This reduction and other cost saving measures we have taken have significantly reduced our monthly recurring general and administrative expenses from approximately $2.7 million in June 1998 (the month prior to completion of the recapitalization) to approximately $1.0 in December 1998. In addition, we have reduced by $4.7 million the annual interest expense on our outstanding subordinated notes by issuing 37,500 shares of preferred stock and $41,495,000 million principal amount of Current Notes in exchange for $79.0 million principal amount of Old Notes.


THE EXCHANGE OFFER


The Exchange Offer...........   We will issue $41,495,000 principal amount of
                                New Notes in exchange for $41,495,000 principal amount of Current Notes that are validly tendered and not withdrawn. Depository Trust
                                Company is the sole registered holder of the Current Notes and there are $41,445,000 of Current Notes outstanding. See "The Exchange
                                Offer" beginning on page 32 of this prospectus.



                                We are offering the New Notes for exchange to satisfy certain obligations that we have under our registration rights agreement with Friedman, Billings, Ramsey & Co., Inc. ("FBR"), as placement agent for the Current Notes. If your Current Notes are not tendered and accepted in this exchange offer you will continue to hold such Current Notes. In such case, you will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the indenture governing the Current Notes. After this exchange offer is complete, you will continue to be subject to the existing restrictions upon transfer of the Current Notes and we will have no further obligation to you to register your Current Notes.



Resale.......................   Based on interpretations by the staff of the
                                Securities and Exchange Commission ("SEC") set forth in no-action letters issued to third parties, we believe you may offer the New Notes issued in exchange for Current Notes for resale, resold and otherwise transferred by you unless you are a broker-dealer, as set forth below, or you are one of our "affiliates" within the meaning of Rule 405 under the (Securities Act of 1933 (the

                                "Securities Act"), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquired such New Notes in the ordinary course of your business and that you have no arrangement or understanding with any person to participate in the distribution of such New Notes. If you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or if you are one of our affiliates, you may not rely upon such interpretations by the staff of the SEC. In such case and in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. If you do not comply with such requirements you may be held liable under the Securities Act. We will not indemnify you against any such liability. Each broker-dealer (other than one of our affiliates) that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" beginning on page 132 of this prospectus.


                                This exchange offer is not being made to and we will not accept surrenders for exchange from, holders of Current Notes in any jurisdiction in which this exchange offer violates the securities or blue sky laws.


Expiration Date..............   This exchange offer will expire on 5:00 p.m.,
                                New York City time, on April 14, 1999, unless we extend it, in which case the term "Expiration
                                Date" shall mean the latest date and time to which we extend it. We will publicly announce any extension through a release to the Dow Jones
                                News Service and as otherwise required by applicable law or regulations.


Conditions to the Exchange
Offer........................   This exchange offer is not subject to any
                                condition, other than that it does not violate any applicable law, policy or interpretation of the Staff of the SEC.

Procedures for Tendering
Old Notes....................   If you want to exchange your Current Notes for
                                New Notes, you must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained in this prospectus and in the Letter of Transmittal. You must mail or otherwise deliver such Letter of Transmittal, or a facsimile thereof, together with such Current
                                Notes and any other required documentation to American Stock Transfer & Trust Company, New
                                York, our Exchange Agent, at the address set forth in this prospectus on or prior to the Expiration Date. By executing the Letter of
                                Transmittal, you will make certain
                                representations to us, including that:

                                (1) any New Notes acquired pursuant to the
                                    exchange offer will be acquired in the
                                    ordinary course of business of the person receiving such New Notes;

                                (2) at the time of the consummation of the
                                    exchange offer you are not engaged in, and you do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of New Notes; and

                                (3) you are not (a) one of our "affiliates" as
                                    defined in Rule 405 of the Securities Act, or (b) a broker-dealer that acquired such Transfer Restricted Securities directly from us or one of our affiliates for resale pursuant to Rule 144A, Regulation S or another available exemption from the registration requirements of the Securities Act (a "Direct Broker-Dealer Buyer").

                                If you are a broker-dealer and you receive New Notes for your own account in exchange for Current Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will give a prospectus in connection with any resale of such New Notes. We have agreed that, for a period of 180 days after the date on which the registration statement is first declared effective, we will make this prospectus available to any broker-dealer for use in connection with any such resales. For a description of the procedures for certain resales by broker-dealers, see "Plan of Distribution" beginning on page 132 of this prospectus. See "The Exchange Offer -- Terms of the Exchange Offer -- Procedures for Tendering Current Notes" beginning on page 35 of this prospectus and "The Exchange Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures" beginning on page 37 of this prospectus.

Special Procedures for
Beneficial Owners............   If your Current Notes are registered in the name
                                of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your Current Notes in this exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender the Current Notes on your behalf. If you want to tender your Current Notes, you must, prior to completing and executing the Letter of Transmittal and delivering your Current Notes either make appropriate arrangements to register ownership of the Current Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and you may not be able to complete it prior to the Expiration Date. See "The Exchange
                                Offer -- Terms of the Exchange
                                Offer -- Procedures for Tendering Current Notes" beginning on page 36 of this prospectus.



Guaranteed Delivery
Procedures...................   If you want to tender your Current Notes but
                                your Current Notes are not immediately available or you cannot deliver your Current Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, you must tender your Current Notes according to the guaranteed delivery procedures set forth in "The
                                Exchange Offer -- Terms of the Exchange
                                Offer -- Guaranteed Delivery Procedures" beginning on page 38 of this prospectus.


Acceptance of Old Notes and
Delivery of Old Notes........   Subject to certain conditions (as described more
                                fully in "The Exchange Offer -- Conditions of the Exchange Offer" beginning on page 38 of this prospectus), we will accept for exchange any and all Current Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m, New York City time, on the Expiration
                                Date. The New Notes issued pursuant to this exchange offer will be delivered as promptly as practicable following the Expiration Date.


Withdrawal Rights............   Except as otherwise provided herein, you may
                                withdraw tendered Current Notes at any time prior to 5:00 p.m., New York City Time on the Expiration Date. See "The Exchange
                                Offer -- Terms of the Exchange Offer --
                                Withdrawal of Tenders of Current Notes"
                                beginning on page 39 of this prospectus.


Certain Federal Income Tax
Considerations...............   For a discussion of federal income tax
                                considerations relating to the exchange of the Current Notes for the

                                New Notes, see "Certain Federal Income Tax
                                Considerations" beginning on page 135 of this prospectus.


Exchange Agent...............   American Stock Transfer & Trust Company is the
                                Exchange Agent. Its address is 40 Wall Street,
                                New York, New York 10005.

SUMMARY OF THE TERMS OF THE NEW NOTES


     This exchange offer applies to $41,495,000 aggregate principal amount of Current Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Current Notes except that:


        (1) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof;

        (2) holders of New Notes will not be entitled to certain rights of holders of the Current Notes under the registration rights agreements, which will terminate upon consummation of this exchange offer; and

        (3) the New Notes will not contain terms with respect to the obligation to pay "added interest."

The New Notes will evidence the same debt as the Current Notes, will be entitled to the benefits of the our existing indenture and will be treated as a single class thereunder with any Current Notes that remain outstanding. See "Description of the New Notes" beginning on page 109 of this prospectus.

Issuer.......................   Mego Mortgage Corporation


Securities Offered...........   $41,495,000 aggregate principal amount of
                                12 1/2% Subordinated Notes due 2001 (the "New
                                Notes")


Maturity.....................   December 1, 2001

Interest.....................   Payable in cash semi-annually on June 1 and
                                December 1 of each year commencing June 1, 1999

Optional Redemption by us....   The New Notes are redeemable at our option, in
                                whole but not in part, prior to maturity at the following redemption prices:

                                - prior to December 1, 1999 at 100%
                                - after December 1, 1999 but prior to December
                                  1, 2001 at 106%

                                in either case plus accrued and unpaid interest to the redemption date.

Mandatory Redemption.........   None

Sinking Fund.................   None

Ranking......................   The New Notes will be unsecured, general
                                obligations of us, subordinated in the right of payment to all of our

                                Senior Indebtedness (as defined in the
                                indenture), including all of our obligations under any warehouse facility. The New Notes will be senior in the right of payment to all of our future indebtedness that by its terms is expressly subordinated in right of payment to the New Notes as described in the indenture and considered to be Junior Subordinated Obligations (as defined in the indenture) with respect to the New Notes.

                                As of November 30, 1998, our outstanding Senior Indebtedness, on a consolidated basis, would have been approximately $59.5 million.

Amendment or Waiver of
Indenture Provisions.........   Certain provisions of the indenture may be
                                amended or waived with the consent of the holders of at least the majority in principal amount of then outstanding New Notes, together with the outstanding Current Notes which have not been exchanged (collectively, "Notes").

Registration Rights..........   Upon issuing the Current Notes we agreed to:


                                (1) file this registration statement for the
                                    exchange offer on or before December 15, 1998, and to use our best efforts to cause to become effective on or before March 15, 1998. The New Notes that will be issued under the exchange offer will be identical in all respects to the Current Notes (except that the registered Notes will not contain terms with respect to transfer restrictions or interest rate increases as described below); and


                                (2) to use our best efforts to cause the
                                    exchange offer to be completed on or before April 14, 1999.

                                In the event of the following situations we will use our best efforts to cause a shelf registration statement with respect to the sale of the Current Notes to become effective by April 14, 1999 and to remain effective until two years after such date:

                                (1) the applicable interpretations of the SEC or
                                    any changes in the law do not permit us to undertake the exchange offer; or

                                (2) the exchange offer is not completed on or
                                    before April 14, 1999; or


                                (3) FBR or any broker-dealer that acquired
                                    Current Notes directly from us or any of our affiliates notifies us.

                                In the event that this registration statement is not declared effective on or before March 15, 1999, the interest rate borne by the New Notes will increase one-half of one percent (.5%) per annum following March 15, 1999.

                                In the event that this exchange offer is not completed and a shelf registration statement is not declared effective on or before April 14, 1999, the interest rate borne by the New Notes will increase an additional one-half of one percent (.5%) per annum following April 14, 1999. This rate will increase by an additional one-half of one percent (.5%) for each 90-day period that any such additional interest accrues until the interest rate reaches one percent (1%) per annum.

                                The aggregate amount of such increase from the original interest rate pursuant to these provisions will not exceed one percent (1%) per annum.

                                Upon any of the following events, the interest rate borne by the Current Notes from the date of such event will be reduced by the full amount of the related increase from, but not to less than, the original interest rate. However, if any of the events described above occurs, the interest rate may again be increased and thereafter reduced pursuant to the provisions stated above:

                                - the effectiveness of this registration
                                  statement after March 15, 1999, or

                                - the day before the completion of this exchange
                                  offer or the effectiveness of the Current
                                  Notes shelf registration after April 14, 1999.

                                The interest rate will also be reduced on the date which the Current Notes become eligible for sale under Rule 144 without limitation as to volume.


Covenants....................   The indenture pursuant to which the Current
                                Notes have been issued and the New Notes will be issued contains certain covenants for the benefit of the holders of the notes. These covenants include limits on the occurrence of additional indebtedness, the incurrence of liens, transactions with affiliates, certain mergers and consolidations, status as an "investment company," expansion of the line of business, and payments for consent and SEC reports. See "Description of the New Notes
                                -- Certain Covenants" beginning on page 118 of this prospectus.

Book-Entry; Delivery and
Form.........................   Beneficial interests in the New Notes will be
                                shown on, and transfers thereof will be effected only through, records maintained in book-entry form by The Depository Trust Company and its participants. See "Description of the New
                                Notes -- Book Entry, Delivery and Form"
                                beginning on page 125 of this prospectus.


USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the New Notes pursuant to this prospectus.

RISK FACTORS

     For a discussion of certain factors to be considered in evaluating us, our business and an investment in the notes, see "Risk Factors" beginning on page 18 of this prospectus.

                             SUMMARY FINANCIAL DATA


     You should read the summary financial information set forth below in conjunction with our audited financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 46 of this prospectus. During the last eight months of fiscal 1998, our operations consisted principally of: (1) liquidating for cash our portfolio of loans to pay down our outstanding indebtedness; (2) paying general and administrative expenses to maintain our systems and retain the personnel necessary to resume operations while exploring alternative sources of new capital; and (3) designing and beginning the implementation of our strategic initiatives. Results for the three months ended November 30, 1998 are not necessarily indicative of the results for the entire year. Due to recent substantial changes to our business and operating strategy, we believe that our historical financial and operating data are not likely to be indicative of our future performance and our results of operation for fiscal 1998 are not comparable to fiscal 1997.



                                                                                         THREE MONTHS
                                                                                             ENDED
                                      FISCAL YEAR ENDED AUGUST 31,                       NOVEMBER 30,
                         -------------------------------------------------------   -------------------------
                          1994      1995      1996        1997          1998          1997          1998
                         -------   -------   -------   -----------   -----------   -----------   -----------
                              (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Gain (loss) on sale
    of loans...........  $   579   $12,233   $16,539   $    45,123   $   (26,578)  $     3,721   $       172
  Net unrealized gain
    (loss) on mortgage
    related
    securities(1)......       --        --     2,697         3,518       (70,024)      (13,108)          270
  Loan servicing
    income, net........       --       873     3,348         3,036           999         1,194           240
  Interest revenue, net
    of interest expense
    of $107, $468,
    $1,116, $6,374,
    $13,162, $3,086 and
    $1,764.............      172       473       988         3,133         1,624         1,210          (162)
                         -------   -------   -------   -----------   -----------   -----------   -----------
Total revenues
  (losses).............      751    13,579    23,572        54,810       (93,979)       (6,983)          520
                         -------   -------   -------   -----------   -----------   -----------   -----------
Total expenses.........    2,262     7,660    12,417        31,000        32,010        11,865         4,482
                         -------   -------   -------   -----------   -----------   -----------   -----------
Income (loss) before
  income taxes(2)......   (1,511)    5,919    11,155        23,810      (125,989)      (18,848        (3,962)
Income tax expense
  (benefit)(2).........       --     2,277     4,235         9,062        (6,334)           --        (1,468)
                         -------   -------   -------   -----------   -----------   -----------   -----------
Net income (loss)(2)...  $(1,511)  $ 3,642   $ 6,920   $    14,748   $  (119,655)  $   (18,848)       (2,494)
                         =======   =======   =======   ===========   ===========   ===========   ===========
Net income (loss) per
  share(3):
  Basic................                                $      1.25   $     (7.72)  $     (1.53   $     (0.08)
                                                       ===========   ===========
  Diluted..............                                $      1.25   $     (7.72)  $     (1.53)  $     (0.08)
                                                       ===========   ===========
Weighted-average number
  of common
  shares(3)............                                 11,802,192    15,502,926    12,300,000    30,566,666
                                                       ===========   ===========   ===========   ===========
Weighted-average number
  of common shares and
  assumed
  conversions(3).......                                 11,802,192    15,502,926    12,300,000    30,566,666
                                                       ===========   ===========   ===========   ===========

                                                                                          AS OF
                                                    AS OF AUGUST 31,                   NOVEMBER 30,
                                     -----------------------------------------------   ------------
                                      1994     1995      1996       1997      1998         1998
                                     ------   -------   -------   --------   -------   ------------
                                                         (THOUSANDS OF DOLLARS)
STATEMENT OF FINANCIAL CONDITION
  DATA:
Cash and cash equivalents..........  $  824   $   752   $   443   $  6,104   $36,404(4)   $ 30,010(4)
Loans held for sale, net...........   1,463     3,676     4,610      9,523    10,975(5)     18,883(5)
Mortgage related securities(1).....      --        --    22,944    106,299    34,830       34,927
Excess servicing rights(1).........     904    14,483    12,121         --        --           --
Mortgage servicing rights..........      --     1,076     3,827      9,507        83           --
Total assets.......................   5,122    24,081    50,606    156,554   104,535      107,840
Allowance for credit losses on
  loans sold with recourse.........      66       886       920      7,014     2,472        2,476
Subordinated debt(6)...............      --        --        --     40,000    42,693       41,801
Total liabilities..................     983    13,300    32,905    103,447    77,941       83,740
Stockholders' equity...............   4,139    10,781    17,701     53,107    26,594       24,100



                                                                                     THREE MONTHS
                                                                                        ENDED
                                        FISCAL YEAR ENDED AUGUST 31,                 NOVEMBER 30,
                              -------------------------------------------------   ------------------
                               1994     1995       1996       1997       1998       1997      1998
                              ------   -------   --------   --------   --------   --------   -------
                                                      (THOUSANDS OF DOLLARS)
OPERATING DATA:
Loan production.............  $8,164   $87,751   $139,367   $526,917   $338,942   $199,861   $16,518
Weighted-average interest
  rate on loan production...   14.18%    14.55%     14.03%     13.92%     13.89%     13.99%    10.92%
Loans in servicing portfolio
  (end of period):
  Company-owned(7)..........   1,471     3,720      4,698      9,563     12,450(5)   53,241   21,003
  Securitized...............   6,555    88,566    209,491    618,505     18,772    714,106        --
                              ------   -------   --------   --------   --------   --------   -------
    Total servicing
      portfolio.............  $8,026   $92,286   $214,189   $628,068   $ 31,222   $767,347   $21,003
                              ======   =======   ========   ========   ========   ========   =======
Cash used in operations.....  $4,402   $ 3,619   $ 12,440   $ 72,438   $ 39,723   $ 59,445   $20,161
                              ======   =======   ========   ========   ========   ========   =======


- -------------------------

(1) Mortgage related securities are junior subordinated interests retained by us in pools of mortgage loans sold by us in securitization transactions. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," required us, as of January 1, 1997, to reclassify our excess servicing rights (junior subordinated interests retained by us in pools of mortgage loans sold in transactions similar to a securitization) to mortgage related securities. The fair value (the dollar amount on our balance sheet) of our mortgage related securities was written down from $106.3 million at the end of fiscal 1997 to $34.8 million at the end of fiscal 1998. For additional details concerning the sale of loans in securitization transactions and the fair value of our mortgage related securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 46 of this prospectus and Notes 2, 4 and 17 to our financial statements located later in this prospectus.

(2) Our results of operations were included in the consolidated federal income tax returns filed by Mego Financial Corporation ("Mego Financial"), our former parent, through September 2, 1997, the date the shares of our common stock owned by Mego Financial were distributed by Mego Financial to its shareholders in a tax-free spin-off. Mego Financial charged us an amount equal to the taxes we would have paid if we had filed a separate return. For more details on this and other transactions with Mego

    Financial and its affiliates, see "Certain Transactions" beginning on page 113 of this prospectus.

(3) Earnings per share for the fiscal years ended August 31, 1994, 1995 and 1996 are not presented because, during these fiscal years, we were a wholly-owned subsidiary of Mego Financial.

(4) As part of the recapitalization, we sold an aggregate of $50.0 million of common stock and Series A convertible preferred stock for cash. For more details, see "The Recapitalization" beginning on page 79 of this prospectus.

(5) Loans held for sale, net includes a valuation reserve which reflects our best estimate of the amount we expect to receive on the sale of these loans.
(6) We sold $40.0 million principal amount of Old Notes in November 1996 and an additional $40.0 million principal amount of Old Notes in October 1997. As part of the recapitalization, we issued $37.5 million of Series A convertible preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million principal amount of Old Notes. We purchased all of the Old Notes still outstanding after the recapitalization as of October 1, 1998.

(7) Excludes approximately $9.4 million and $2.6 million of Equity + loans to be repurchased at August 31, 1998 and November 30, 1998, respectively. We repurchased a majority of these loans prior to November 30, 1998. The amount on our balance sheet as of August 31, 1998 is the amount we expected to receive on the sale of these loans. For additional details, see Note 3 to our financial statements located later in this prospectus.

                                  RISK FACTORS

     The decision to exchange New Notes for your Current Notes involves, among other things, your evaluation of our business strategy and the significant risks and other factors that will affect whether we will be successful. As a result, we cannot guarantee that we will achieve our objectives. You should carefully consider the risk factors we discuss below, along with all of the other information included in this prospectus, before you decide whether to participate in the exchange offer.

     Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

SIGNIFICANT DETERIORATION IN OUR FINANCIAL CONDITION DUE TO LOSSES IN FISCAL
1998

     We generated a $119.7 million net loss in fiscal 1998 compared to a net profit of $14.7 million in fiscal 1997 and $6.9 million in fiscal 1996. Our fiscal 1998 loss primarily resulted from:

          (1) writing down the fair value of our mortgage related securities from $106.3 million at the end of fiscal 1997 to $34.8 million at the end of fiscal 1998;

          (2) substantially reducing loan production;

          (3) liquidating our loan portfolio; and

          (4) spending significant amounts on general and administrative expenses to:

             (a) maintain our systems;

             (b) retain our personnel;

             (c) design and implement a new strategic plan; and

             (d) explore alternative capital-raising transactions.

In fiscal 1997, we made ordinary course adjustments to the value of our mortgage related securities based on certain assumptions with respect to prepayment rates, delinquency rates, default rates and credit losses on the loans backing the securities. During fiscal 1998, we experienced substantially higher prepayment rates, delinquency rates, default rates and credit losses than we had assumed at the end of fiscal 1997. As a result, during fiscal 1998 we substantially increased our assumptions on prepayment rates, delinquency rates, default rates and credit losses on the remaining loans backing our mortgage related securities and we made corresponding writedowns to the value of our mortgage related securities throughout fiscal 1998. We had produced the Equity + and Title I loans that backed these securities in prior periods and sold them in securitization transactions. For additional information on our mortgage related securities, see "Management's Discussion and

Analysis of Financial Condition and Results of Operations" and Notes 2, 4, and 17 to our financial statements included later in this prospectus.


     The $119.7 million net loss in fiscal 1998 reduced our stockholders' equity at the end of fiscal 1998 to $26.6 million, despite an $84.5 million addition to stockholders' equity in July 1998 as a result of the recapitalization. Stockholders' equity was $53.1 million at the end of fiscal 1997 and $17.7 million at the end of fiscal 1996. In May 1998, our independent auditors, revised their report on our fiscal 1997 financial statements to include an explanatory paragraph related to their substantial doubt that we could continue as a going concern. We cannot guarantee that our results of operations and financial condition will not continue to decline.


RISKS ASSOCIATED WITH IMPLEMENTING OUR NEW STRATEGIC PLAN

     Since February 1998, our business strategy has been substantially revised. Our new business strategy has three main components:

     (1) focusing on producing Home Equity loans and reducing our historical focus on the production of Equity + loans;

     (2) increasing loan production by acquiring other mortgage lending companies; and

     (3) selling loans produced by us for cash to institutional purchasers in a secondary market instead of selling loans in securitization transactions.

     During the three months ended August 31, 1998, we produced only $1.9 million principal amount of mortgage loans. During the three months ended November 30, 1998, we produced only $16.5 million principal amount of mortgage loans. Our ability to increase loan production will depend on many factors, including our ability to:

     - successfully acquire and integrate the operations of other mortgage lending companies

     - offer attractive loan products to prospective borrowers

     - successfully market our loan products

     - establish, maintain and expand relationships with mortgage brokers and bankers

     - obtain and maintain increasingly larger lines of credit to fund loans prior to their sale

     - access capital markets

     - attract and retain qualified funding, quality control and other personnel

     You should consider our future prospects in light of the risks, delays, expenses and difficulties frequently encountered by an early-stage business in a highly-regulated, competitive environment. We cannot guarantee that we will implement successfully our new business strategy, develop our current operations in a timely or effective manner, or generate significant revenues, positive cash flow or profits.

RISKS ASSOCIATED WITH NEW MANAGEMENT TEAM

     We have only recently assembled our management team and the management control structure is still in its formative stages. We cannot guarantee that the new management team will be able to operate effectively or implement successfully our new strategic plan. The new management team's ability to manage our growth as we implement our strategic initiatives depends upon many factors, including their ability to:

     (1) maintain appropriate procedures, policies and systems to ensure that our loans perform at least in accordance with industry standards;

     (2) satisfy our need for additional financing on reasonable terms;

     (3) manage the costs associated with expanding our infrastructure, including systems, personnel and facilities; and

     (4) operate profitably and on a cash flow positive basis.

     If management cannot execute successfully our new business strategy, it will have a material adverse effect on our financial condition, results of operations and cash flow.

     Our expansion and development largely will be dependent upon the continued services of the senior members of our new management team: Champ Meyercord, our Chief Executive Officer, Wm. Paul Ralser, our President and Chief Operating Officer, and J. Richard Walker, our Executive Vice President and Chief Financial Officer. The loss of the services of Messrs. Meyercord, Ralser or Walker for any reason could have a material adverse effect on us. In addition, our future success will require us to recruit and retain additional key personnel, including additional sales and marketing personnel. We do not maintain key person life insurance on any members of senior management.

LIQUIDITY RISKS

     Our business operations require continued access to adequate cash to fund, purchase and make mortgage loans, to pay interest on, and repay, our debts and to pay general and administrative expenses. Specialty finance companies similar to us currently are experiencing a liquidity shortage. This liquidity shortage, among other things, has reduced the availability of warehouse credit lines to finance first mortgage loans, home equity loans and high loan-to-value loans prior to their sale. We are currently dependent on the Sovereign Warehouse Line to fund, purchase and make mortgage loans before we sell them. If we successfully increase loan production, we will need increasingly larger amounts of cash for our operations.

  Risks Related to the Sale of Loans

     We historically have principally relied on selling loans in securitization transactions to generate cash. As a major part of our strategic initiatives, we intend to generate positive cash flow mainly by selling loans to institutional purchasers in the secondary market. Under the terms of the Flow Purchase Agreement with Sovereign Bancorp (the "Flow Purchase Agreement"), we have agreed to sell, and Sovereign Bancorp has agreed to buy, up to $100.0 million of our mortgage loans per quarter through September 2001. Sovereign Bancorp also has a right of first refusal to buy the balance of our loans, subject to our mutual agreement as to the purchase terms. The right of first refusal could make it more difficult for us to sell our loans to others if Sovereign Bancorp decides not to acquire some of our loans or if we cannot negotiate mutually acceptable terms for the purchase of our loans.

     The value of, and markets for, selling our loans are dependent on, among other things:

     (1) the willingness of banks, thrifts and other institutional purchasers to acquire Home Equity and Equity + loans;

     (2) the premiums over the principal amount of these loans that institutional purchasers are willing to pay; and

     (3) the resale market for our loans.

     The markets also are affected by more general factors, including general economic conditions, interest rates and government regulations. These factors currently affect, and may continue to affect, our ability to sell loans in the secondary market for acceptable prices within reasonable time frames. A reduction in the secondary market for first mortgage loans, home equity loans and high loan-to-value loans would hurt our ability to sell loans in the secondary market as well as our liquidity and future loan production. We cannot predict whether the liquidity of the secondary market will continue to diminish in the future.

  Risks Associated with the Need For Alternative Financing


     If the amounts available under the Sovereign Warehouse Line to fund our loan production prior to its sale are insufficient to enable us to produce the volume of loans necessary for us to operate profitably or on a positive cash flow basis, we will have to seek out other sources of liquidity. This may include additional warehouse financing and debt and/or equity securities offerings. The Sovereign Warehouse Line terminates at the end of August 1999 and is renewable, at Sovereign's option, in six-month intervals for up to five years. Sovereign Bancorp may terminate the Sovereign Warehouse Line if we do not sell them $100.0 million of loans in each fiscal quarter beginning with the calendar quarter ending March 31, 1999. If that happens, we cannot guarantee that additional financing will be available on favorable terms, or at all. If we are not successful in maintaining or replacing existing financing or obtaining additional financing, we would have to reduce our activities. For additional details about our liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Notes 9 and 15 to our financial statements located later in this prospectus.



     Except for certain financial covenants in a pledge and security agreement entered into in April 1997, we are currently complying with the Sovereign Warehouse Line, the indenture governing the New Notes and agreements with our other lenders. Before the recapitalization, we were in violation of our warehouse agreement, the indenture governing the Old Notes and agreements with our other lenders. If we breach or violate any covenant or condition contained in our borrowing arrangements, we might be unable to obtain funding for our operations which would have a material adverse effect on us.


     Some of our borrowing arrangements limit the amount of advances that can be made to us. These limitations are based on the value of, and the delinquency experience relating to, our mortgage related securities pledged to the lender. A decrease in the value of the pledged securities would reduce the amount of funds that we can borrow under the facilities, requiring us to pay down the loans.

  Risk of Violation of Representations Made to Loan Purchasers

     We make representations and warranties to the purchasers of our mortgage loans regarding compliance with laws, regulations and program standards and the accuracy of information. Under certain circumstances we could become liable for damages or be required to repurchase a loan if there has been a breach of these representations or warranties. We generally receive similar representations and warranties from our loan sources. If these representations and warranties are breached, we would be subject to the risk that a loan source will not have the financial capacity to repurchase loans or that a loan source will not otherwise respond to our demands. We cannot guarantee that we will not experience losses due to breaches of representations and warranties in the future.

PERFORMANCE OF FUTURE ACQUISITIONS

     As part of our business strategy, we intend to acquire other mortgage lending companies. By acquiring other mortgage lending companies, we believe we can expand our loan production, while avoiding the time and expense required to build new mortgage loan production platforms. The value of these companies generally will be in their ability to immediately produce mortgage loans at a low cost. This type of value will typically be a substantial portion of the assets acquired and it is classified under generally accepted accounting principles as an intangible. Generally acceptable accounting principles require us to amortize (write off) expenses related to goodwill and other intangible assets that we acquire. This will reduce our earnings. Future acquisitions may also result in dilutive issuances of equity securities and our incurrence of additional debt. All of these factors could have a material adverse effect on our financial condition, results of operations and cash flows.

     Future acquisitions would involve numerous additional risks, including:

     - difficulties in the integration of the acquired company's operations, services, products and personnel

     - entry into markets in which we have little or no direct prior experience

     - the potential loss of the acquired company's key employees

     Mortgage lending companies that we acquire in the future may not perform in accordance with our expectations. We cannot predict whether we will identify acquisition opportunities, whether we can negotiate acquisitions on favorable terms or whether any acquisition will result in profitable operations in the future or be successfully integrated with our existing business.

     Acquisitions in which all or a portion of the purchase price is in shares of common stock would require, in certain cases, the written consent of each of City National Bank and Sovereign Bancorp. We cannot guarantee that we would be able to obtain any such consent.

RISKS ASSOCIATED WITH MORTGAGE BACKED SECURITIES

  Risks Related to our Junior Interest

     We historically have sold the greater portion of our Equity + and Title I loans in securitization transactions. As a result, we are at risk because these loans back our mortgage related securities. In a securitization transaction, the cash flow from the mortgage loans backing the securitization, principal and interest is first paid to the owners of the senior interests according to a pre-established schedule of required interest and principal payments. Payment of cash flow to our mortgage related securities is junior to the scheduled principal and interest payments to the senior interests.

     If the borrowers do not make their payments on the loans backing a securitization or if the payments are insufficient to make required principal and interest payments on the senior interests, the amounts that would be paid to us will be used to cover the shortfall. This would reduce or in some cases eliminate the stream of revenues that would have been paid to us on our mortgage related securities. If payments received from the loans backing a securitization are less than the amounts we anticipated at the time we sold the loans in a securitization transaction, we may be required to write down the fair value of our mortgage related securities retained in that securitization. This would result in a charge to earnings. We cannot guarantee that estimates of future losses on loans backing our mortgage related securities will be adequate in the future.

 Risk of Write Down of the Value of Mortgage Backed Securities due to Poor Performance of Mortgage Loans

     As noted above under "-- Significant Deterioration in our Financial Condition Due to Losses in Fiscal 1998," we had to write down the fair value of our mortgage related securities during fiscal 1998. This write down resulted from unexpectedly high rates of prepayments, delinquencies, default, and credit losses. As a result, we substantially increased the anticipated prepayment rates, delinquency rates, default rates and credit losses on the mortgage loans backing our mortgage related securities. The new assumptions significantly decreased the cash flow we expected to receive on these securities in the future, which required us to reduce the fair value of our mortgage related securities to $34.8 million on August 31, 1998 compared to $106.3 million on August 31, 1997.

     In the future, we may have to make additional reductions in the carrying value of our mortgage related securities. We cannot guarantee that the prepayment rate, delinquency rate, default rate, and credit losses on the mortgage loans backing the securities will not increase above the levels we currently anticipate. If we have to further write down these securities' value, we may incur losses in the quarter when we write them down. We may then violate the net worth covenants in our borrowing agreements. Any of these events could have a material adverse effect on our financial condition and operations. For additional details concerning the valuation of our mortgage backed securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Securitization Transactions" and Notes 2, 4 and 17 to our financial statements located later in this prospectus.

  Risks Related to Over-Collateralization

     As part of the sale of loans in securitization transactions, we are required to establish over-collateralization and/or build over-collateralization levels by retaining distributions of excess cash flow otherwise payable to us on our mortgage related securities. Excess cash flow results from the positive difference between the higher interest rate paid by our borrowers on the mortgage loans sold in the securitization and the lower yield paid to the owners of the senior interests in the trust established to own the loans sold by us. Over-collateralization serves as credit enhancement for the owners of the senior interests and is available to absorb losses realized on loans backing the securitization. Were it not for these over-collateralization requirements, we would be able to use the excess cash flow in our operations. Because of those requirements, if borrowers default on principal and interest payments on their loans, the securitization trust holding the mortgages would have to use part of the over-collateralization to pay the owners of the senior interests. This could delay, reduce or eliminate the excess cash flow otherwise payable to us on our mortgage related securities.

  Risk Related to Interest Rate Spread

     During fiscal 1997, we sold $398.4 million principal amount of mortgage loans, that had a weighted-average interest rate of 14.0%, in securitization transactions. The $390.1 million principal amount of senior interests sold to institutional investors as part of these securitizations had an initial weighted-average interest rate of 6.88%. The $8.3 million difference between the amount of mortgage loans sold and the amount of senior interests sold creates the initial over-collateralization. The 7.1% difference between the interest paid by the borrowers and the interest paid to the owners of the senior interests (the "spread") declines over time primarily because of payoffs (including defaults) of the loans backing the securitization. The initial spread would be equal to 7.1% times $390.1 million, or $27.7 million annually plus interest at 14.0% on the $8.3 million principal amount of loans in the over-collateralization account. We use the spread and the cash flow from the loans in an initial over-collateralization to reduce the principal balances of the senior interests or fund the additional over-collateralization.

     The initial over-collateralization and retained amounts are determined by the entity that, as a condition to obtaining insurance, issues any guarantee of the related senior interests and/or by the rating agencies as a condition to obtaining the desired rating on the senior interests. If we use the spread and the cash flow from the loans in an initial over-collateralization in this manner, we will continue to be subject to the risks of faster than anticipated rates of voluntary prepayments, delinquencies, defaults and credit losses on foreclosure on the mortgage loans backing our mortgage related securities that we sold in prior securitizations.

     In addition, using the spread to fund reserves delays or in some cases eliminates cash distributions that we would be entitled to receive on our mortgage related securities. For a detailed explanation of excess cash flow, mortgage related securities and securitization transactions, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Securitization Transactions" located later in this prospectus.

  Risks Related to Loan Repurchases

     We agree to repurchase or replace loans that do not conform to our representations and warranties at the time we sell the loans. If we were required to repurchase or replace loans, we cannot guarantee that the loans repurchased or replaced repurchased could be sold at a price equal to our total cost of acquisition. For additional details, see "Business -- Loan Servicing" and "-- Sale of Loans" and Note 2 to our financial statements located later in this prospectus.

RISKS FROM THE SALE OF SERVICING RIGHTS

     We historically have sold substantially all of our mortgage loans with servicing retained. This means that we retained the right to service the loans. As part of the recapitalization, we sold our existing mortgage loan servicing rights, including the right to service all of the mortgage loans backing our mortgage related securities, to City Mortgage Services. To the extent that City Mortgage Services is ineffective in servicing these loans, we would experience increased delinquencies, defaults and credit losses, which would have an adverse effect on us. Consequences could include the additional write downs of the fair value of our mortgage related securities and a restriction on our ability to access capital markets for our future financing requirements.

     The delinquency and default rates on the mortgage loans backing our mortgage related securities has increased significantly since we sold the servicing rights on these loans to City Mortgage Services. In the past, this increase in delinquencies and defaults has caused us to write down the fair value of these securities. We cannot guarantee that City Mortgage Services will perform up to industry standards, which could result in the adverse consequences described above. If City Mortgage Services does not perform well, we have the right to terminate City Mortgage Services. However, we would have to find a new servicer for these loans after such a termination. We might be unable to find an appropriate servicer or, if identified, we may not be able to hire such servicer on favorable terms.

INTEREST RATE RISKS

     Changes in interest rates affect our business by decreasing the demand for loans during periods of higher interest rates and increasing prepayment rates during periods of lower interest rates. The profits we realize from loans are, in part, a function of the difference between the fixed long term interest rates we charge to borrowers and the adjustable short term interest rates we pay on the Sovereign Warehouse Line, which we use to fund loans until we sell them.


     Generally, short-term rates are lower than long-term rates. We benefit from the positive interest rate differential during the time we own the loans pending their sale. During the period from 1994 to the present, the interest rate differential was high. Interest rates are not predictable or controllable, and we cannot predict whether the positive interest rate differential will continue in the future. A change in the differential could have a material adverse effect on our financial position, results of operations and cash flows.


     Changes in interest rates during the period between the establishment of the borrowers' interest rate on a loan and the sale of the loan affect the revenues we realize. As part of our loan production process, we issue loan commitments (sometimes referred to as "interest rate locks") for periods of up to 30 days to mortgage bankers and brokers. The period of time between the closing of a loan and the sale of the loan generally ranges from 10 to 90 days. Increases in interest rates during these periods will result in lower gains (or even losses) on loan sales than would be recorded if interest rates had remained stable or had declined. We intend to expand our loan production, increase the amount of our borrowings under the warehouse lines of credit and increase the amount of loans held for sale, which will increase our exposure to the risk of interest rate increases.

     Increases in interest rates also may require us to write down the fair value of our mortgage related securities, which could have a material adverse effect on our financial condition, results of operations, and cash flows. This interest rate is the rate we believe would be used by a third party in determining the value of our mortgage related securities. At the end of fiscal 1998, we were using a 16.0% rate and at the end of fiscal 1997 we were using a 12.0% rate. Increasing the rate at which we discount to present value the cash flow we expect to receive on our mortgage related securities reduces their fair value.

Decreases in interest rates may result in increased prepayment rates which may require us to write down the fair value of our mortgage related securities. For additional details on the risks to the fair value of our mortgage related securities, see "-- Increased Prepayments and Other Factors May Adversely Affect Valuation of Mortgage Related Securities" located earlier in this section of this prospectus.

RISK OF VARIATIONS IN QUARTERLY OPERATING RESULTS


     Several factors affecting our business can cause significant variation in our quarterly operating results. Variations in the volume of our production, differences between our costs of borrowings and the average interest rates paid by our borrowers, our inability to complete scheduled loan sale transactions and the condition of the mortgage loan industry and the specialty finance industry can result in significant increases or decreases in our revenues from quarter to quarter. A delay in closing a particular loan sale transaction during a particular quarter would postpone recognition of revenues and gain or loss on the sale of those loans. In addition, unanticipated delays in closing a particular loan sale transaction would also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under the Sovereign Warehouse Agreement are outstanding. If we were unable to sell a sufficient number of loans at a premium in a particular reporting period, our revenues for that period would decline, resulting in lower net income and possibly a net loss for that period. This could have a material adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition, Results of Operations -- Liquidity and Capital Resources" located later in this prospectus.


RISKS ASSOCIATED WITH DELINQUENCIES AND DEFAULTS ON LOANS

     Potential loan delinquencies and defaults by our borrowers expose us to risks of loss and reduced net earnings. During economic slowdowns or recessions, loan delinquencies, defaults and credit losses generally increase. In addition, significant declines in market values of residences securing the loans reduce homeowners' equity in their homes. The limited borrowing power of our customers also increases the likelihood of delinquencies, defaults and credit losses on foreclosure. For Home Equity loans, we rely primarily on the appraised value of the borrower's home and for Equity + loans we rely on the creditworthiness of the borrower. We determine the amount of a loan based on the loan-to-value ratio and the borrower's creditworthiness. After a default by a borrower, we, or the servicer of the mortgage loan, evaluates the cost effectiveness of foreclosing on the property. Such default may cause us to charge our allowances for credit losses on loans held for sale, except to the extent that FHA insurance proceeds are available. If we must take losses on a loan backing our mortgage related securities or loans that exceed our allowances, our financial position, results of operations and cash flows could suffer.

     Many of our borrowers have limited access to consumer financing for a variety of reasons, including insufficient home equity value and unfavorable past credit histories. We are subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not pay interest and principal due, and that the value received from the sale of the borrower's residence in a foreclosure will not be sufficient to repay the borrower's obligation to us.

     The risks associated with the our business increase during an economic downturn or recession. These periods also may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use the value of their homes to support borrowings and increases the loan-to-value ratios of our loans and the loans backing our mortgage related securities. This weakens collateral values and the amount, if any, obtained upon foreclosures.

     The frequency and severity of losses generally increases during economic downturns or recessions. Because our borrowers generally do not satisfy criteria of government agencies that traditional lenders rely on in evaluating whether to make loans to potential borrowers, these borrowers do not qualify for traditional "A" credit loans. The actual rate of delinquencies, foreclosures and credit losses on these loans are often higher under adverse economic conditions than those currently experienced in the mortgage loan industry in general because of the lower credit quality of the borrower. Any sustained period of increased delinquencies, foreclosures and losses could hurt our financial condition, results of operations and cash flows.

RISKS ASSOCIATED WITH TITLE I LOANS BACKING OUR MORTGAGE RELATED SECURITIES

     At the end of our 1998 fiscal year, the Title I loans sold in securitization transactions backed $10.7 million (representing 30.6%) of the $34.8 million aggregate fair value of our mortgaged related securities. During the period in which these Title I loans back our mortgage related securities, we bear the risk of delinquencies, defaults and credit losses on these loans except to the limited amount of FHA insurance remaining.

     We have exhausted our reserves with respect to substantially all of the Title I loans which back our mortgage related securities, and the remaining pools of Title I loans backing our mortgage related securities have been performing poorly. In addition, if the prepayment rates, delinquencies and credit losses on the Title I loans backing our mortgage related securities increase beyond the levels we have anticipated, we will need to further write down the value of our Title I mortgage related securities.

RISKS ASSOCIATED WITH EXISTING EQUITY + LOANS


     During fiscal 1997, 81.4% of the loans we produced were Equity + loans and, during fiscal 1998, 91.6% of the loans we produced were Equity + loans. Their weighted-average loan-to-value ratio was 112.0% for both of these periods. In almost all cases, the value of the residences that secure these loans will not be sufficient to cover the principal amount of the loans in the event of defaults. During the three months ended November 30, 1997 and 1998, 93.9% and 29.7%, respectively, of the loans we produced were Equity + loans.


     We historically sold a substantial portion of our Equity + loans in securitization transactions. At the end of fiscal 1998, $24.1 million (representing 69.4%) of our mortgage related securities were backed by Equity + loans.

     We bear the risk of delinquencies and defaults with respect to the entire principal amount of, and interest on, these loans. Delinquencies, defaults and credit losses on these loans in excess of the levels we anticipated in determining the fair value of our mortgage related securities at the end of fiscal 1998 would require us to further write down the fair value of these securities. A write down would adversely affect our financial condition, results of operations and cash flows. To the extent that borrowers with high loan-to-value ratios default on their loan obligations, we are unlikely to use foreclosure as a means to mitigate our losses. As of August 31, 1998, 9.7% of the principal amount of the Equity + loans backing our mortgage related securities were more than 30 days contractually past due. We will apply these losses to our allowances for possible credit losses. If the credit losses exceeded this allowance, we would be required to record additional provisions for losses on loans held for sale, which would have a material adverse effect on our financial condition and results of operations.

LITIGATION; RISK OF CLAIMS

     In the ordinary course of business, we are subject to claims made by borrowers and private investors from, among other things, losses allegedly incurred as a result of potentially breaches of fiduciary obligations and misrepresentations, errors and omissions of our employees, officers and agents. Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending laws because of the consumer-oriented nature of the industry and uncertainties with respect to the application of various laws and regulations. Pending claims and any claims made in the future may result in legal expenses or liabilities which could have a material adverse effect on our financial condition, results of operations and cash flows. For details about pending litigation, see "Business -- Legal Proceedings" located later in this prospectus.

CONCENTRATION OF OPERATIONS

     The residences securing our loans have historically been concentrated in California and Florida. We expect this trend to continue. As of August 31, 1998, loans backed by residences in Florida and California represented a substantial portion of the loans securing our mortgage backed securities. Consequently, our financial condition, results of operations and cash flows are dependent upon general trends in the California and Florida economies and their residential real estate markets. Residential real estate market declines may adversely reduce the value of the residences that are the collateral for our loans.

     In addition, California and Florida historically have been vulnerable to certain natural disaster risks, such as earthquakes, floods, hurricanes, fires and erosion-caused mudslides, which are not typically covered by standard borrower's hazard insurance policies. Uninsured disasters will adversely impact borrowers' ability to repay our loans. The existence of adverse economic conditions or the occurrence of such natural disasters in California or Florida could have a material adverse effect on our financial condition, results of operations and cash flows.

COMPETITION

     We face intense competition in producing and selling Home Equity loans and Equity + loans. Our competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrifts, credit card issuers and insurance finance companies. Many of these competitors are substantially larger than we are. In addition, our competitors may have more capital and other resources and a lower cost of capital than we do. In addition, we may face competition from government-sponsored entities which have entered the market for non-conforming mortgage loans. Existing mortgage loan purchase programs may be expanded by the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Government National Mortgage Association ("GNMA") to include non-conforming mortgages, particularly loans similar to our Home Equity loans. Entries of government-sponsored entities into the non-conforming loan market may reduce the interest rate borrowers are willing to pay on our mortgage loans and may reduce or eliminate premiums on their sale.

     Industry participants compete for business in many ways. Some provide borrowers more convenience in obtaining a loan, some have better customer service and others have strong marketing and distribution channels. This industry has a relatively low barrier to entry, which permits new competitors to enter the broker-sourced loan market quickly. This may lower the rates we can charge borrowers, potentially lowering gains on future loan sales. If any of our competitors significantly expand their activities in our markets, such action could have a material adverse effect on us.

     Changes in interest rates and general economic conditions may also affect our competition. During periods of increasing interest rates, competitors who have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors have solicited, and may in the future solicit, our customers to refinance their loans. To the extent these solicitations are successful, the prepayment rates on the loans backing our mortgage related securities may increase beyond the levels currently anticipated which may result in a write down in the fair value of these securities.

     We depend on mortgage brokers and bankers for substantially all of our mortgage loan production. These mortgage brokers and bankers generally deal with multiple lenders for each prospective borrower. Our competitors also attempt to establish relationships with these entities, none of which are contractually or otherwise obligated to deal exclusively, or to continue to do business, with us. In addition, we expect the volume of broker and mortgage banker-sourced loans funded and purchased by us to increase significantly. Our future operating and financial results may be more susceptible to fluctuations in the volume and cost of our broker and mortgage banker-sourced loans from, among other things, competition from other purchasers of these loans.

     As we expand our retail, broker and mortgage banker-sourced loan production into new geographic markets, we will face competition from lenders with established positions in these markets. We cannot predict whether we will be able to compete successfully with those established lenders.

FACTORS INHIBITING TAKEOVER; EFFECT OF CHANGE OF CONTROL

     Sovereign Bancorp and City Holding Company each has a right of first refusal to acquire us if our board of directors decides to offer us for sale. In addition, the change of control provisions of the New Notes, as well as the change in for sale control provisions of certain of our other credit arrangements and employment agreements with our senior executives, could inhibit a takeover attempt by a third party.

     Certain provisions of our Certificate of Incorporation and Bylaws may delay, defer or prevent a takeover attempt by a third party. Our Certificate of Incorporation authorizes the board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and to fix the number of shares and designation of any series of preferred stock without any vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control, since the terms of the preferred stock that might be issued could potentially prohibit or otherwise restrict our ability to consummate any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. Other provisions of our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called only by the board of directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting.

LEGISLATIVE AND REGULATORY RISKS

     Our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, govern credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. If we do not comply with these requirements, many of which are highly technical, we could lose our approved status, our servicing contracts could be terminated or suspended without compensation to the servicer, we could face demands for indemnification or mortgage loan repurchases, we may suffer the exercise of certain rights of rescission for mortgage loans by our borrowers, and we may be subject to class action lawsuits and administrative enforcement actions. For a discussion of pending litigation see "Business -- Legal Proceedings" located later in this prospectus.

     The Internal Revenue Service is considering a rule that would require lenders to "flag" all of their high loan-to-value loans and to inform consumers that some portion of their interest payments on high loan-to-value loans are not tax-deductible. The adoption of this change could have an adverse affect on our Equity + loan production. In addition, Congress is considering a recommendation of the National Bankruptcy Review Commission that, if adopted, would treat in a consumer bankruptcy proceeding the portion of a second mortgage loan that exceeds the value of a house as unsecured debt. Adoption of these or more restrictive laws, rules and regulations would have an adverse effect on our financial condition, results of operations and cash flows. For more details, see "Business -- Government Regulation" located later in this prospectus.

     Members of Congress and government officials periodically have suggested the elimination of the mortgage interest as a deduction for federal income tax purposes in certain situations, based on, among other things, borrower income, type of loan or the principal amount of the loan. Because many of our loans are used by borrowers to consolidate consumer debt, make home improvements or for other consumer needs, the reduction or elimination of these tax benefits could substantially reduce the demand for the type of loans that we offer.

ENVIRONMENTAL RISKS

     In the course of our business, we have acquired, and may acquire in the future, residences that are the collateral or security for loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or their sources could be discovered on-site after these residences are acquired by us. In that event, we may be required by law to remove the substances from the residences at our cost and expense. We cannot guarantee that: (1) the cost of removal would not substantially exceed the value of the residence that is the collateral or security for a loan; (2) we would have adequate remedies against the prior owner or other responsible parties; or (3) we would be able to sell the residence prior to or following the removal.

YEAR 2000



     The Company has begun to make inquiry of substantially all of its strategic partners, vendors and third party entities with which it has material relationships and has begun to compile data related to their Year 2000 plans. The Company's reliance upon certain third parties, vendors and strategic partners for loan servicing, investor reporting, document custody and other functions, means that the failure of such parties to adequately address the Year 2000 issue could have a material adverse impact on the Company's operations and financial results. The Company has received assurances from its two major strategic partners, City NationsBank and Sovereign Bancorp, that they have implemented plans to address the Year 2000 issue. The Company has not evaluated these plans or assurances for their accuracy and adequacy, or developed contingency plans in the event of their failure. The Company has not yet received a significant number of responses from its vendors or other third parties, and therefore potential risks related to their failure to address Year 2000 issues are not known at this time.


RANKING OF THE NEW NOTES

     The New Notes will be unsecured, general obligations, subordinated in the right of payment to all of our existing and future Senior Indebtedness, including without limitation all obligations that we have under any warehouse facility. The New Notes will also be senior in the right of payment to Junior Subordinated Obligations (as defined in the indenture). As of November 30, 1998, our outstanding Senior Indebtedness, on a consolidated basis, would have been approximately $59.5 million. In the event of bankruptcy, liquidation or reorganization of the company, our assets would be available to pay the obligations on the New Notes only after all of our Senior Indebtedness has been repaid in full. Consequently, sufficient assets may not exist to pay amounts due on the New Notes. In addition, the subordination provisions of the indenture provide that if certain nonpayment defaults exist with respect to certain Senior Indebtedness, the holders of such Senior Indebtedness would be able to prevent payments on the New Notes for certain periods of time.

RESTRICTIONS IMPOSED BY THE INDENTURE

     The warehouse line and the indenture contains certain restrictive covenants, including, among others, covenants limiting our ability to incur additional indebtedness, pay dividends, make certain investments, consummate certain asset sales, enter into transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Although the covenants are subject to various exceptions, there can be no assurance that such restrictions will not adversely affect our ability to finance future operations or capital needs or engage in business activities which may be in our best interests.

     Our ability to comply with such provisions may be beyond our control. A breach of any of these covenants could result in a default under the warehouse line or other agreements which could adversely affect our ability to make payments on the New Notes.

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE CURRENT NOTES

     In the event the exchange offer is consummated, we will not be required to register any Current Notes not tendered and accepted in the exchange offer. In such event, holders of Current Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the exchange offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the exchange offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Current Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     The Company issued the Current Notes on June 29, 1998 in connection with the recapitalization in exchange for the outstanding Old Notes. In connection with the issuance of the Current Notes, the Company and FBR entered into a Registration Rights Agreement dated as of June 29, 1998 (the "Registration Rights Agreement"), which requires the Company to file with the SEC a registration statement under the Securities Act with respect to an issue of New Notes of the Company identical in all material respects to the Current Notes and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Current Notes the opportunity to exchange their Current Notes for a like principal amount of New Notes. The New Notes will be issued without a restrictive legend and they may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part. This exchange offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder with regard to the Notes. The term "Holder" with respect to this exchange offer means any person in whose name Current Notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Current Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Current Note by book-entry transfer at DTC.


     The Company has not requested, and does not intend to request, an interpretation by the staff of the SEC with respect to whether the New Notes issued pursuant to this exchange offer in exchange for the Current Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to this exchange offer in exchange for Current Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the SEC and, in the absence of an exemption therefrom, must comply with the registration and prospects delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     This exchange offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Current Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     By tendering in this exchange offer, each holder of Current Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to this exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Current Notes nor any such other person has an arrangement of understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Current Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such New Notes and
(iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     Following the completion of this exchange offer, none of the New Notes will be entitled to the contingent increase in interest rate provided pursuant to the Current Notes. Following the consummation of this exchange offer, holders of Notes will not have any further registration rights, and the Current Notes will continue to be subject to certain restrictions on transfer. See "-- Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Current Notes could be adversely affected. See "Risk Factors -- Consequences of the Exchange Offer on Non-Tendering Holders of the Current Notes."

     Participation in this exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the Current Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in this exchange offer.

TERMS OF THE EXCHANGE OFFER


     General. Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal provided to you with this prospectus, the Company will accept any and all Current Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes are issuable only in registered form, without coupons, in denominations of $1,000 and any integral thereof. The Company will issue up to $41,445,000 aggregate amount of New Notes in exchange for the entire principal amount of outstanding Current Notes accepted in the exchange offer. Holders may tender some or all of their Current Notes pursuant to the exchange offer. However, Current Notes may be tendered only in integral multiples of $1,000.


     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Current Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of Current Notes under the Registration Rights Agreement, which will terminate upon consummation of the exchange offer. The New Notes will evidence the same debt as the Current Notes, will be entitled to the benefits of the indenture and will be treated as a single class thereunder with any Current Notes that remain outstanding (collectively, "Notes"). The exchange offer is not conditioned upon any minimum aggregate principal amount of Current Notes being tendered for exchange.


     As of November 30, 1998, approximately $41.5 million aggregate principal amount of the Current Notes were outstanding. This prospectus, together with the Letter of Transmittal, is being sent to such registered Holders.


     Holders of Current Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. The Company intends to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder. Current Notes which are not tendered for exchange in the exchange offer will remain outstanding and interest thereon will continue to accrue, but such Current Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

     The Company shall be deemed to have accepted validly tendered Current Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

     If any tendered Current Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Current Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Current Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Current Notes pursuant to the exchange offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "-- Fees and Expenses."


     Expiration Date; Extension; Amendments. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on April 14, 1999, unless the Company, in its sole discretion, extends the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended. Although the Company has no current intention to extend the exchange offer, the Company reserves the right to extend the exchange offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all Current Notes previously tendered pursuant to the exchange offer and not withdrawn will remain subject to the exchange offer. The date of the exchange of the New Notes for Current Notes will be the first Nasdaq Stock Market trading day following the Expiration Date.


     The Company reserves the right, in its sole discretion (i) to delay accepting any Current Notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the exchange offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the exchange offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.


     In all cases, issuance of the New Notes for Current Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent, of a properly completed and duly executed Letter of Transmittal and all other required documents. However, the Company reserves the absolute right to waive any conditions of the exchange offer or defects or irregularities in the tender of Current Notes. If any tendered Current Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Current Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Current Notes or substitute Current Notes or substitute Current Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the exchange offer.


     Interest on the New Notes. Holders of Current Notes that are accepted for exchange will not received accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Current Notes or New Notes, or if no interest has been paid on the Current Notes or New Notes, from June 9, 1998.

     Procedures for Tendering Current Notes. The tender to the Company of Current Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Current Notes may tender such Current Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all reference in this prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Current Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Current Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefore are to be issued (and any untendered Current Notes are to be reissued) in the name of the registered holder (which term for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Current Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Current Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as and "Eligible Institution"). If the New Notes or Current Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Current Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF CURRENT NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     The Company understands that the Exchange Agent will make a request after the date of this prospectus to establish an account with respect to the Current Notes at DTC for the purpose of facilitating the exchange offer. Through DTC's Automated Tender Offer Program ("ATOP"). Subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Current Notes by causing DTC to transfer such Current Notes into the Exchange Agent's account with respect to the Current Notes in accordance with DTC's procedure for such transfer. Although delivery of the Current Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are compiled with, within the time period provided under such procedures.


     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Current Notes (or a confirmation of book-entry transfer of such Current Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery, provided to you with this prospectus, or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent, Issuances of New Notes in exchange for Current Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Current Notes.


     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Current Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper from or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any Current Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Current Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Current Notes are submitted in principal amount greater than the principal amount of Current Notes being tendered by such tendering holder, such unaccepted or non-exchanged Current Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Current Notes that remain outstanding subsequent to the Expiration Date and (b) to the extent permitted by applicable law, to purchase Current Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the exchange offer.


     Guaranteed Delivery Procedures. If the holder desires to accept the exchange offer and (i) cannot deliver a Letter of Transmittal or any other required document to the Exchange Agent before the Expiration Date or (ii) the procedure for book-entry transfer cannot be completed on a timely basis, such person may effect a tender if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Current Notes are registered and the certificate number(s) of the Current Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three Nasdaq Stock Market trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Current Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Current Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Current Notes being tendered by the above-described method as deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.


     Terms and Conditions of the Letter of Transmittal. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

     The party tendering Current Notes for exchange (the "Transferor") exchanges, assigns and transfers the Current Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the transferor's agent and attorney-in-fact to cause the Current Notes to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Current Notes and to acquire New Notes issuable upon the exchange of such tender Current Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Current Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Current Notes or to transfer ownership of such Current Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such transferor.

     By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer."

     Withdrawal of Tenders of Current Notes. Except as otherwise provided herein, tenders of Current Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Current Notes in the exchange offer, a telegram, telex, facsimile transmission or letter giving notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the Holder having deposited the Current Notes to be withdrawn (the "Depositor"), (ii) identify the Current Notes to be withdrawn (including the certificate or numbers and principal amount of such Current Notes), (iii) contain a statement that such holder is withdrawing his election to have such Current Notes exchanged, (iv) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Current Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Current Notes register the transfer of such Current Notes in the name of the person withdrawing the tender and (v) specify the name in which any such Current Notes are to be registered, if different from that of the Depositor. If Current Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Current Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect thereto unless the Current Notes so withdrawn are validly retendered. Any Current Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Property withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Current Notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Current Notes, and may terminate the exchange offer as provided herein before the acceptance of such Current Notes, if:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the exchange offer, or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to the Company; or

          (c) there shall occur a change in the current interpretations by the staff of the SEC which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the exchange offer.

     If the Company determines in its sole discretion that any of the above conditions have occurred, the Company may (i) refuse to accept any Current Notes and return all tendered Current Notes to the tendering holders, (ii) extend the exchange offer and retain all Current Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Current Notes (see "-- Terms of the Exchange Offer -- Withdrawal of Tenders of Current Notes") or (iii) waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered Current Notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the exchange offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

EXCHANGE AGENT

     America Stock Transfer & Trust Company, New York has been appointed as Exchange Agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent Addressed as follows:

                            American Stock Transfer
                                & Trust Company
                                 40 Wall Street
                               New York, NY 10005
                               Attn: Imre Farkas

                            Facsimile Transmission:
                                 (718) 921-8334

                             Confirm by Telephone:
                                 (718) 921-8293

            For information with respect to the exchange offer, call
                       Imre Farkas of the Exchange Agent:
                                 (718) 921-8293

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse if for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Current Notes and in handling or forwarding tenders for exchange.

     The expenses incurred in connection with the exchange offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Current Notes pursuant to the exchange offer. If, however, New Notes, or Current Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Current Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Current Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Current Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Current Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A, (iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Current Notes (the form of which letter can be obtained from the Trustee) and, if such transfer of an aggregate principal amount of Current Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act,
(v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), (vi) pursuant to an effective registration under the Securities Act, or (vii) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property and the property of such account be at all times within its control and to compliance with applicable state securities laws. The liquidity of the Current Notes could be adversely affected by the exchange offer. Following the consummation of the exchange offer, holders of the Current Notes will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the interest rate provided for in the Current Notes.

ACCOUNTING TREATMENT

     The New Notes would be recorded at the same carrying value as the Current Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the exchange offer and the unamortized expenses related to the issuance of the Current Notes will be amortized over the term of the New Notes.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the New Notes offered by this prospectus. In consideration for issuing the New Notes as contemplated in this prospectus, the Company will receive in exchange Current Notes in like principal amount, the term, and form of which are identical in all material respects to the New Notes. The Current Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at August 31, 1998. This table should be read in conjunction with the financial statements, the related notes, and the other financial information appearing elsewhere in this prospectus.


                                                 AUGUST 31, 1998       NOVEMBER 30, 1998
                                              ----------------------   -----------------
                                                        (THOUSANDS OF DOLLARS)
Debt:
  Revolving lines of credit.................         $ 14,576              $ 29,432
  Other notes and contracts payable.........            1,769                 1,626
  12 1/2% Senior Subordinated Notes due
     2001("Old Notes")(1)...................            1,193                    --
  12 1/2% Subordinated Notes due 2001
     ("Current Notes")......................           41,500                41,801
                                                     --------              --------
          Total debt........................           59,038                72,859
                                                     --------              --------
Stockholders' equity:
  Preferred Stock, par value $.01 per share;
     5,000,000 shares authorized; 62,500
     shares issued and outstanding..........                1                     1
  Common Stock, par value $.01 per share;
     50,000,000 shares authorized;
     30,566,667 shares issued and
     outstanding as of August 31, 1998 and
     30,566,660 shares issued and
     outstanding as of November 30, 1998;
     shares issued and outstanding as
     adjusted(2)............................              306                   306
  Additional paid-in capital................          122,143               122,143
  Accumulated deficit.......................          (95,856)              (98,350)
                                                     --------              --------
          Total stockholders' equity........           26,594                24,100
                                                     --------              --------
          Total capitalization..............         $ 85,632              $ 96,959
                                                     ========              ========


- -------------------------

(1) As of October 31, 1998, the Company had completed the repurchase of all the outstanding Old Notes.
(2) Does not include: (1) 10,000 shares of common stock reserved for issuance upon the exercise of stock options granted and available to be granted under the Company's 1996 Employee Stock Option Plan; (2) 2,000,000 shares of common stock reserved for issuance upon the exercise of stock options granted and available to be granted under the Company's 1997 Stock Option Plan; and (3) an aggregate of approximately 4,818,591 shares of common stock reserved for issuance upon the exercise of stock options granted to management. For details on the Company's stock option plans, see
    "Management -- Company Stock Option Plans" located later in this prospectus.

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below has been derived from our audited financial statements. The financial data as of August 31, 1997 and 1998 and for each of the three years in the period ended August 31, 1998 have been derived from financial statements audited by the Company's independent auditors, whose report for the year ended August 31, 1997 included an explanatory paragraph related to their substantial doubt about our ability to continue as a going concern. The Company's financial statements are included elsewhere in this prospectus. The financial data as of August 31, 1994, 1995 and 1996 and for the years ended August 31, 1994 and 1995 have been derived from audited financial statements not included herein. The income statement data for the three months ended November 30, 1997 and 1998 and the balance sheet data as of November 30, 1998 have been derived from unaudited interim financial statements contained elsewhere herein, which in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Results for the three months ended November 30, 1998 are not necessarily indicative of the results for the entire year. We have reclassified certain items to conform to prior years. You should read the selected financial information set forth below in conjunction with the financial statements, the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. However, due to recent substantial changes to our business and operating strategy, we believe that our historical financial and operating data are not likely to be indicative of our future performance and our results of operation for fiscal 1998 are not comparable to fiscal 1997.



                                                                                               THREE MONTHS
                                             FISCAL YEAR ENDED AUGUST 31,                   ENDED NOVEMBER 30,
                                ------------------------------------------------------   -------------------------
                                 1994     1995      1996        1997          1998          1997          1998
                                ------   -------   -------   -----------   -----------   -----------   -----------
                                    (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Gain (loss) on sale of
    loans.....................  $  579   $12,233   $16,539   $    45,123   $   (26,578)  $     3,721   $       172
  Net unrealized gain (loss)
    on mortgage related
    securities(1).............      --        --     2,697         3,518       (70,024)      (13,108)          270
  Loan servicing income,
    net.......................      --       873     3,348         3,036           999         1,194           240
  Interest income, net of
    interest expense of $107,
    $468, $1,116, $6,374 and
    $13,162, $3,086 and
    $1,764....................     172       473       988         3,133         1,624         1,210          (162)
                                ------   -------   -------   -----------   -----------   -----------   -----------
        Total revenues
          (losses)............     751    13,579    23,572        54,810       (93,979)       (6,983)          520
                                ------   -------   -------   -----------   -----------   -----------   -----------
Expenses:
  Provision for credit losses,
    net.......................      96       864        55         6,300        (3,198)        1,590            43
  Depreciation and
    amortization..............     136       403       394           672         1,013           208           215
  Other interest..............      22       187       167           245           439            77            42
  General and administrative:
    Payroll and benefits......     975     3,611     6,328        13,052        18,582         5,686         1,979
    Commissions and
      selling(2)..............      13       552        --            --            --            --            --
    Credit reports............      13       133       367         1,387           510           272            17
    Rent and lease expenses...      85       249       338         1,199         1,616           321           359
    Professional services.....     548     1,043     1,771         2,271         4,783         1,516           964
    Sub-servicing fees........      13       232       709         1,874         2,160           661            22
    Other services............     128       340       665         1,352         2,068           399            --
    Travel....................     261       107       677         1,005         1,159           367           109
    FHA insurance premiums....      11       231       572           558           430           106            82
    Other.....................     (39)     (292)      374         1,085         2,448           662           650
                                ------   -------   -------   -----------   -----------   -----------   -----------
        Total costs and
          expenses............   2,262     7,660    12,417        31,000        32,010        11,865         4,482
                                ------   -------   -------   -----------   -----------   -----------   -----------

                                                                                               THREE MONTHS
                                             FISCAL YEAR ENDED AUGUST 31,                   ENDED NOVEMBER 30,
                                ------------------------------------------------------   -------------------------
                                 1994     1995      1996        1997          1998          1997          1998
                                ------   -------   -------   -----------   -----------   -----------   -----------
                                    (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Income (loss) before income
  taxes(3)....................  (1,511)    5,919    11,155        23,810      (125,989)      (18,848)       (3,962)
Income tax expense
  (benefit)(3)................      --     2,277     4,235         9,062        (6,334)           --        (1,468)
                                ------   -------   -------   -----------   -----------   -----------   -----------
Net income (loss)(3)..........  (1,511)  $ 3,642   $ 6,920   $    14,748   $  (119,655)  $   (18,848)  $    (2,494)
                                ======   =======   =======   ===========   ===========   ===========   ===========
Net income (loss) per
  share(4):
  Basic.......................                               $      1.25   $     (7.72)  $     (1.53)  $     (0.08)
                                                             ===========   ===========   ===========   ===========
  Diluted.....................                               $      1.25   $     (7.72)  $     (1.53)  $     (0.08)
                                                             ===========   ===========   ===========   ===========
Weighted-average number of
  common shares(4)............                                11,802,192    15,502,926    12,300,000    30,566,666
                                                             ===========   ===========   ===========   ===========
Weighted-average number of
  common shares and assumed
  conversions(4)..............                                11,802,192    15,502,926    12,300,000    30,566,666
                                                             ===========   ===========   ===========   ===========



                                                              AS OF AUGUST 31,                       AS OF
                                              -------------------------------------------------   NOVEMBER 30,
                                               1994     1995      1996       1997       1998          1998
                                              ------   -------   -------   --------   ---------   ------------
                                                                   (THOUSANDS OF DOLLARS)
STATEMENT OF FINANCIAL CONDITION DATA:
Cash and cash equivalents...................  $  824   $   752   $   443   $  6,104   $  36,404(5)   $ 30,010
Loans held for sale, net....................   1,463     3,676     4,610      9,523      10,975(6)     18,883
Mortgage related securities(1)..............      --        --    22,944    106,299      34,830       34,927
Excess servicing rights(1)..................     904    14,483    12,121         --          --           --
Mortgage servicing rights...................      --     1,076     3,827      9,507          83           --
Total assets................................   5,122    24,081    50,606    156,554     104,535      107,840
Allowance for credit losses on loans sold
  with recourse.............................      66       886       920      7,014       2,472        2,476
Subordinated debt(7)........................      --        --        --     40,000      42,693       41,801
Total liabilities...........................     983    13,300    32,905    103,447      77,941       83,740
Stockholders' equity........................   4,139    10,781    17,701     53,107      26,594       24,100



                                                                                                 THREE MONTHS
                                                                                                    ENDED
                                                    FISCAL YEAR ENDED AUGUST 31,                 NOVEMBER 30,
                                          -------------------------------------------------   ------------------
                                           1994     1995       1996       1997       1998       1997      1998
                                          ------   -------   --------   --------   --------   --------   -------
                                                       (THOUSANDS OF DOLLARS)
OPERATING DATA:
Loan production.........................  $8,164   $87,751   $139,367   $526,917   $338,942   $199,861   $16,518
Weighted-average interest rate on loan
  production............................   14.18%    14.55%     14.03%     13.92%     13.89%     13.99%    10.92%
Loans in servicing portfolio (end of
  period):
  Company-owned:
    Equity +............................  $   --   $    --   $    922   $  8,661   $  8,217   $ 51,325   $18,404
    Title I.............................   1,471     3,720      3,776        902      4,233      1,916     2,599
                                          ------   -------   --------   --------   --------   --------   -------
        Total Company-owned(8)..........   1,471     3,720      4,698      9,563     12,450(6)   53,241   21,003
Securitized:
    Equity +............................      --        --     10,501    363,961         --    462,078        --
    Title I.............................   6,555    88,566    198,990    254,544     18,772    252,028        --
                                          ------   -------   --------   --------   --------   --------   -------
        Total securitized...............   6,555    88,566    209,491    618,505     18,772    714,106        --
                                          ------   -------   --------   --------   --------   --------   -------
        Total servicing portfolio.......  $8,026   $92,286   $214,189   $628,068   $ 31,222   $767,347   $21,003
                                          ======   =======   ========   ========   ========   ========   =======
Cash used in operations.................  $4,402   $ 3,619   $ 12,440   $ 72,438   $ 39,723   $ 59,445   $20,161
                                          ======   =======   ========   ========   ========   ========   =======


- ---------------

(1) Mortgage related securities are junior subordinated interests retained by the Company in pools of mortgage loans sold by the Company in securitization transactions. SFAS

    No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," required the Company, as of January 1, 1997, to reclassify excess servicing rights (junior subordinate interests retained by the Company in pools of mortgage loans sold in transactions similar to a securitization) to mortgage related securities. The fair value (the dollar amount on the Company's balance sheet) of the Company's mortgage related securities was written down from $106.3 million at the end of fiscal 1997 to $34.8 million at the end of fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 2, 4 and 17 to the Company's financial statements located later in this prospectus.

(2) For fiscal 1996, 1997 and 1998 and the three months ended November 30, 1997, commissions and selling expenses of $2.0 million, $2.8 million, $2.0 million and $690,000, respectively, have been reclassified into its functional classifications within general and administrative expenses.

(3) The results of the Company's operations were included in the consolidated federal income tax returns filed by Mego Financial through September 2, 1997, the date the shares of common stock of the Company were distributed by Mego Financial to its shareholders in a tax free spin-off. For more details on this and other transactions with Mego Financial and its affiliates, see "Certain Transactions" located later in this prospectus.
(4) Earnings per share for the fiscal years ended August 31, 1994, 1995 and 1996 are not presented because, during these years, the Company was a wholly owned subsidiary of Mego Financial.
(5) As part of the recapitalization, the Company sold an aggregate of $50.0 million of common stock and Series A convertible preferred stock. For more details, see "The Recapitalization" located later in this prospectus.
(6) Loans held for sale, net includes a valuation reserve which reflects the Company's best estimate of the amount that the Company expects to receive on the sale of these loans.
(7) The Company sold $40.0 million principal amount of Old Notes in November 1996 and an additional $40.0 million principal amount of Old Notes in October 1997. As part of the recapitalization, the Company issued $37.5 million of Series A convertible preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million of Old Notes. The Company purchased all of the Old Notes remaining outstanding as of October 1, 1998.

(8) Excludes approximately $9.4 million and $2.6 million of Equity + loans to be repurchased on August 31, 1998 and November 30, 1998, respectively. The majority of these loans have been repurchased prior to November 30, 1998. The amount on the Company's balance sheet as of August 31, 1998 is the amount the Company expected to receive on the sale of these loans. For additional details, see Note 3 to the Company's financial statements located later in this prospectus.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The purpose of Management's Discussion and Analysis of Financial Conditions and Results of Operations is to provide a detailed explanation of the Company's financial performance in fiscal 1996, 1997 and 1998 and the quarters ended November 30, 1997 and 1998, the factors that had a significant impact on the Company's performance in those periods and a description of any trends affecting financial performance during the periods discussed. We also describe the Company's liquidity situation at the end of the quarter ended November 30, 1998, including the amount that the Company owed to its lenders on that date, and the additional amounts, if any, available to be borrowed by the Company. In addition, we describe the major changes to the balance sheet. This information is the primary basis for our belief that we have enough cash and borrowing ability to carry out our business plan for fiscal 1999. You should read this section in conjunction with the Company's financial statements, including the notes to the financial statements, located later in this prospectus.



     During the last eight months of fiscal 1998 and the three months ended November 30, 1998, the Company's operations consisted principally of:


     (1) liquidating its portfolio of loans to repay outstanding debt;

     (2) maintaining its systems and retaining personnel necessary to resume operations while exploring alternatives to locate new capital; and

     (3) designing and beginning to implement its strategic initiatives.

     Due to recent substantial changes to the Company's business and operating strategy, we believe that the Company's historical financial and operating data are not likely to be indicative of the Company's future performance and the Company's results of operation for fiscal 1998 are not comparable to fiscal 1997.

GENERAL

     The Company substantially expanded its operations during fiscal 1996 and 1997 and the first four months of fiscal 1998. During these periods the Company's loan production was $139.4 million (fiscal 1996), $526.9 million (fiscal 1997) and $268.5 million (first four months of fiscal 1998). As it expanded its business, the Company's general and administrative expenses increased from $11.8 million in fiscal 1996 to $23.8 million in fiscal 1997 and $13.8 million in the first four months of fiscal 1998.

     During these periods, a substantial majority of the Company's loan production was sold in securitization transactions. The sale of loans by the Company in securitization transactions, as described below, typically results in substantial negative cash flow, because the cash proceeds from the sale of loans in a securitization transaction is substantially less the Company's total cost of producing the loans sold. The combination of negative cash flow from the sale of loans in securitization transactions and increases in general and administrative expenses caused the Company, historically, to operate on a substantial negative cash flow basis. The Company's negative cash flow from operations was $12.4 million for fiscal 1996, $72.4 million for fiscal 1997 and $49.7 million for the first four months of fiscal 1998.

     As a result of a $11.7 million loss in the first quarter of fiscal 1998 and continuing cash flow deficits, the Company violated certain provisions of its warehouse line. In February 1998, the warehouse lender requested that the Company repay a significant portion of the principal balance of the line or be declared in default. Since a default on the warehouse line would have triggered, among other things, a default on the Company's $80 million principal amount of outstanding Old Notes, the Company agreed to reduce the outstanding balance of the warehouse line from $55.0 million periodically. The Company repaid the balance on June 29, 1998.

     To generate cash to reduce the outstanding balance of the warehouse line and continue to operate, the Company began to liquidate, through sales for cash, its mortgage loan portfolio and the warehouse lender refused to make further advances under the line. In addition, because the Company's old warehouse line was used to fund loans produced by the Company prior to their sale, the Company substantially curtailed its loan production beginning in January 1998. The cash received from the Company's sale of loans from its loan portfolio was used to pay down the old warehouse line and other Company borrowings and to pay substantial general and administrative expenses to retain personnel and maintain the Company's operations while it sought to locate new capital.

     On July 1, 1998, the Company completed the recapitalization. As part of the recapitalization, the Company received $50.0 million in proceeds from the private placement of approximately 16.67 million shares of common stock at a price of $1.50 per share and 25,000 shares of Series A convertible preferred stock at a price of $1,000 per share. In addition, the Company issued $37.5 million of Series A convertible preferred stock and $41.5 million principal amount of Current Notes in exchange for approximately $79.0 million principal amount of Old Notes. The recapitalization resulted in approximately $84.5 million of new equity. For more information on the recapitalization, see "The Recapitalization" located later in this prospectus.

SECURITIZATION TRANSACTIONS

     Securitization transactions historically had been the main source of the Company's revenue and income. In a securitization transaction, a specific group of the Company's mortgage loans having similar characteristics, loan type (Equity + or Title I) and loan amounts are pooled for sale. By selling loans in a securitization transaction, the Company could sell a very large group of loans at one time. The Company sold an average of $79.7 million of mortgage loans in each of the five securitizations completed in fiscal 1997. However, the sale of loans in a securitization transaction generates a significant cash flow deficit, because the cash received by the Company from the sale of the loans is significantly less than the Company's total cost of producing the loans sold.

     The purchaser of the loans in a securitization transaction is a special trust created:

     (1) to purchase and hold title to the loans;

     (2) to sell debt securities or ownership interests backed by the cash flow to be received on the loans owned by the trust, i.e., the principal and interest payments from the Company's borrowers; and

     (3) to distribute payments over time to the holders of securities issued by the trust.

     Once the trust purchases the loans from the Company, it generally has no recourse against the Company other than for breaches of certain representations and warranties made by the Company at the time the loans were sold. Likewise, after the trust purchases the loans from the Company, creditors of the Company have no recourse against the loans in the event the Company experiences financial difficulties. The trust purchases the loans from the Company with money it obtains by selling the securities.

     The trust sells both senior "rated" securities and issues an unrated subordinate residual security to the Company. Only qualified institutional investors, such as insurance companies, banks and thrifts, can purchase the senior securities sold by the trust.

     Because the Company's Equity + loans are not insured and its Title I loans have only limited FHA insurance, the trust, as the owner of these mortgage loans, has credit risk. If the borrowers default on their loans, the trust (as the owner of the loans) typically will lose its entire investment (except to the extent of the limited FHA insurance on Title I loans). As a result of these potential losses, the purchasers of the trust's senior securities are willing to buy the securities only if they receive additional assurance that they will get paid. This assurance is provided by a rating from the national rating agencies, such as Standard & Poor's and Moody's.

     As a general matter, the more predictable the cash flow to the senior securities, the higher the rating on the senior securities and the lower the yield that will be demanded by purchasers of the senior securities relative to prevailing market yields. The lower the yield paid to the senior security holders, the greater the positive spread (the "spread") between the interest paid by the Company's borrowers on the mortgage loans in the trust and (i) the interest costs of the senior securities sold and (ii) fees paid to the trustee and the servicer for servicing the mortgage loans. In general, the greater the spread, the greater the amount of cash flow in excess of the principal and interest payments to the senior security holders the Company anticipates it will receive on the mortgage related securities issued to the Company in the securitization, and the greater their fair value. During fiscal 1997, the Company sold $398.4 million principal amount of loans in securitization transactions that had a weighted-average interest rate of 14.0% and in which the senior securities sold had an initial weighted-average yield of 6.88%.

     In order for the senior securities to gain a sufficiently high rating to attract investors, the rating agencies require that the trust create various forms of credit enhancement to increase the likelihood that the loans in the trust will generate sufficient cash flow to pay the interest and principal payments on the senior securities. Credit enhancement may be achieved in several ways. The trust may purchase the loans the Company sells in the securitization transaction for a combination of cash and by issuing the Company a subordinated residual interest in the securitization. The security issued by the trust to the Company receives cash flow only after required payments of interest and principal have been made to the senior security holders, and absorbs any losses from defaults or foreclosures on the loans in the trust. The junior subordinated interests issued to the Company in securitization transactions are called mortgage related securities. Another credit enhancement is a "guaranty," a form of insurance issued by an insurance company. While some of the Company's securitizations have included guaranty insurance, the Company has always received a subordinate mortgage related security and has provided over-collateralization as credit enhancement in order to achieve acceptable ratings.

     Credit enhancement may also be achieved through "over-collateralization." National rating agencies will give higher ratings if the senior securities receive assurance that they will be paid. This is achieved by requiring an initial level of over-collateralization and by building more over-collateralization through the trust's retaining cash flow (from the spread) that would otherwise be paid to the Company on its mortgage related securities. The initial over-collateralization is created by having the principal amount of loans sold to the trust be greater than the principal amount (and cash proceeds from the sale) of senior interests sold. In the five securitization transactions during fiscal 1997, the trusts purchased $398.4 million principal amount of loans from the Company, but the trusts sold only $379.2 principal amount of senior securities.

     As borrowers make their monthly mortgage loan payments to the servicer of the loans in the trust, the payments are remitted by the servicer to a trustee that collects these payments and make payments of interest and principal to the holders of the senior securities pursuant to a pre-established schedule. The priority of the payments is determined by the terms of an indenture.

     The mortgage related securities owned by the Company, while offering the potential of a substantially higher yield than the senior securities, have very high credit risk. The Company's mortgage related securities absorb all losses caused by defaults on the mortgage loans backing the securitization. The Company's mortgage related securities are highly speculative and are subject to the special risks which are described in more detail under "Risk Factors" earlier in this prospectus.

  Sample Securitization Transaction

     In order to make the concept of negative cash flow that results from the sale of mortgage loans in a securitization transaction more understandable, the Company has provided the following example.

     THE EXAMPLE BELOW ILLUSTRATES THE MECHANICS OF A SECURITIZATION AND THE RESULTING NEGATIVE CASH FLOW BUT DOES NOT REFLECT (1) AN ACTUAL SALE OF MORTGAGE LOANS BY THE COMPANY IN A SECURITIZATION TRANSACTION OR (2) THE ACTUAL AMOUNT OF NEGATIVE CASH FLOW FROM THE DISPOSITION OF LOANS IN THIS MANNER. ACTUAL RESULTS WILL BE MATERIALLY DIFFERENT FROM THE EXAMPLE.

     This example is based on five general assumptions:


     (1) mortgage bankers originated $100.0 million of mortgage loans having a weighted average interest rate of 13.98%;



     (2) the Company purchased the loans from mortgage bankers for a premium of $4.0 million (the mortgage bankers received an aggregate of $104.0 million for the loans);



     (3) the Company sells the loans to the securitization trust purchases the loans for $97.0 million in cash, the trust sells $97.0 million of senior securities having a weighted average interest rate of 6.88% and issues a subordinate mortgage related security to the Company;


     (4) the securitization process costs $1.0 million in fees and costs paid to investment bankers, attorneys, accountants and others; and

     (5) Standard & Poor's and Moody's require (A) an initial level of "over-collateralization" of 3% ($3.0 million) of the original amount of loans sold in the securitization and (B) that the level of over-collateralization must reach 6% of the original principal amount of loans ($6.0 million) before the cash flow will be paid by the trustee to the holder of the subordinate mortgage related security.


     In this example, the sale of this pool of $100.0 million of mortgage loans would result in negative cash flow of $8.0 million. The negative cash flow results from the following factors:

     - $104.0 million, representing the total cost of producing the loans sold in the securitization minus


     - $97.0 million is received by the trust from the sale of the senior securities, all of which is paid to the Company, minus


     - $1.0 million of fees and expenses.

     The $3.0 million difference between the $100.0 million of mortgage loans purchased by the trust and the $97.0 million of senior securities sold by the trust creates the 3.0% initial over-collateralization. The senior securities have the "protection" or credit enhancement of the cash flow, principal and interest received on the $3.0 million of loans plus the spread initially equal to $7.4 million per year. The spread represents 7.1% (the difference between 13.98%, the interest paid by the borrower on the loans in the trust, and 6.88%, the interest paid by the trust on the senior securities) on the $97.0 million of loans plus 13.98% on the $3.0 million of loans in the over-collateralization account. The trustee would retain the spread until the over-collateralization reaches $6.0 million.

     After the required level of over-collateralization is achieved, the trustee pays all of the cash flow, after the payment of interest and principal to the senior interest, to the Company's mortgage related securities. Loan delinquencies and defaults reduce this over-collateralization. If the amount in the account falls below 6.0% of the amount of loans sold to the trust, the trustee stops the payment of cash to the Company's mortgage related securities and retains it until the 6.0% level is again achieved.

  Accounting for a Securitization Transaction

     Under generally accepted accounting principles, the sale of mortgage loans by the Company in securitization transactions requires the Company to recognize revenue on the completion of the securitization transaction based on the discounted present value of the estimated future cash flow stream ("gain on sale accounting") to be received by the Company on its mortgage related securities. As described in more detail later in this "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company determines the fair value of each of its mortgage related securities using prepayment, delinquency, default and credit loss assumptions on the mortgage loans backing each of its mortgage related securities that the Company believes to be appropriate for the particular mortgage loans. The anticipated cash to be received by the Company's mortgage related securities from the mortgage loans is discounted to present value to establish the fair value of the mortgage related securities shown on the Company's balance sheet.

     Accounting for specialty finance companies that sell assets in securitization transactions is particularly complex. The most complex item is the source of the Company revenues. The Company gets its revenues from the following items:

     - Gain (loss) on the sale of loans;

     - Unrealized gain (loss) on mortgage related securities retained in securitization transactions;

     - Interest income, net; and

     - Loan servicing income, net.

     Gain (Loss) on the Sale of Loans. Historically, the most significant portion of the Company's revenues comes from Gain (loss) on the sale of loans.

     One component is the Gain (loss) resulting from the sale of loans in securitization transactions. Refer to the example the Company used earlier, where the sale of $100.0 million of our loans in the securitization transaction resulted in negative cash flow of $8.0 million. Assume the mortgage related security issued by the trust to the seller of the loans from that securitization had a fair value of $18.0 million (see discussion on "gain on sale" accounting above). The seller then would have received a total of $115.0 million from the securitization, consisting of $97.0 million in cash and a mortgage related security having a fair value of $18.0 million. The total cost of the loans sold in the securitization were $105.0 million, consisting of the total cost of producing the loans of $104.0 million and $1.0 million in fees and expenses for the securitization. In this example, the revenues recorded from this securitization would be $10.0 million. This amount is divided between two revenue items, Gain (loss) on sale of loans and Net unrealized gain (loss) on mortgage related securities. The division of the revenues between these two items is determined by allocating the total revenues of $10.0 million, proportionately between the cash proceeds from the sale of the loans, in this case $97.0 million (allocated to revenues from "Gain (Loss) on the Sale of Loans"), and the fair value of the mortgage related security issued by the trust to the seller of the loans in the securitization, in this case $18.0 million (allocated to revenues from "Unrealized gain (loss) on mortgage related securities").

     Another component represents the gain (loss) on the sale of loans for cash. It is equal to the Company's total cost (expense) of producing loans including any premiums paid when the Company purchases loans from its network of mortgage bankers, minus the amount received by the Company at the time the loans are sold for cash to an institutional purchaser. For example, if the Company purchased a $100,000 principal balance loan from a mortgage banker for $104,000 and sold that loan to an institutional purchaser for $107,000, the Company would recognize $3,000 of revenue from gain on the sale of loans.

     Unrealized Gain (Loss) on Mortgage Related Securities Retained in Securitization Transactions. Revenues from "Unrealized gain (loss) on mortgage related securities" results from the allocation of total revenues from the sale of mortgage loans in securitization transactions described immediately above and from two other sources. Revenues from the amortization on the Company's mortgage related securities generally is equal to the amount of cash flow received on the Company's mortgage related securities. In addition, Unrealized gain (loss) on mortgage related securities generates negative revenues equal to (i) the write down, if any, of the fair value of the Company's mortgage related securities; and (ii) positive revenues from the write up, if any, of those securities.

     Interest Income, Net. Interest income, net, is the interest received by the Company on its portfolio of mortgage loans prior to their sale plus accretion interest on its mortgage related securities minus the Company's interest expense on its borrowings including its subordinated debt, warehouse line of credit and other borrowings.

     Loan Servicing Income, Net. "Loan servicing income, net", are the fees paid to the Company for servicing loans owned by the Company or loans sold with servicing retained. The prepayment penalties, if any, received from the Company's borrowers who repay their loans prior to their scheduled maturity date are included in Loan servicing income, net. As discussed earlier in this prospectus, the Company historically retained the servicing on a substantial majority of loans it sold. The Company uses "net" as a part of the revenues from loan servicing because, under generally accepted accounting principles, the amount of servicing fees earned is reduced by the amortization of the Company's servicing rights. The Company values the anticipated servicing fees the Company will receive for servicing a loan from inception until its anticipated maturity and discounts the anticipated cash flow to its present value similar to the way the Company determines the fair value of its mortgage related securities. Historically, the Company's fee for servicing a loan was 1% of the loan's outstanding principal balance. The fair value of the anticipated cash flow is recorded on the Company's balance sheet as "Mortgage servicing rights." As servicing revenues are received, the discounted present value of the future cash flow is reduced. The amount of the reduction is the "amortization." Revenue from mortgage servicing rights will not be significant in the future, because the Company sold all of its servicing rights to City Mortgage Servicing as part of the recapitalization.

  Revision of Assumptions


     As described immediately above, the most significant source of the Company's revenues and income historically has resulted from the sale of loans produced by the Company and sold in securitization transactions and the fair value of the mortgage related security issued to the Company by the trusts. The Company explained earlier in this prospectus under "Risk Factors" that it projects the anticipated cash flow to be received from the loans backing its mortgage related securities based on assumptions of voluntary prepayment speeds and losses. When prepayments, delinquencies, default and credit losses on the mortgage loans backing the Company's mortgage related securities exceed the Company's assumptions, the Company is required to modify its assumptions as to the prepayments, delinquencies, defaults and credit loss rates on the mortgage loans backing its mortgage related securities. This generally reduces the anticipated cash flow to be received from the mortgage loans and results in a write down in the fair value of the particular mortgage related securities. The amount of the writedown is treated as negative revenues from Unrealized gain
(loss) on mortgage related securities.


     The fair value of the Company's mortgage related securities are affected by, among other things, changes in market interest rates and prepayment and loss experiences of these and similar securities. The Company estimates the fair value of its mortgage related securities using prepayment and credit loss assumptions on the mortgage loans backing these securities that the Company believes to be appropriate for the characteristics (weighted-average interest rate, weighted-average maturity date, etc.) of the mortgage loans backing each particular securitization. The Company discounts the projected cash flow at the rate it believes an independent third-party purchaser would require as a rate of return.

     During the fiscal year ended August 31, 1998, the Company experienced prepayment activity and delinquencies with respect to its securitized Equity + loans, which substantially exceeded the levels that had been assumed for the applicable time frame. As a result of this increase, the Company adjusted the assumptions previously utilized in calculating the carrying value of its mortgage related securities. The application of these revised assumptions to the Company's portfolio of Equity + and Title I loans backing its mortgage related securities caused the Company to adjust the carrying value of these securities by approximately $72.1 million during fiscal 1998. The changes in prepayment and credit loss assumptions also caused the Company to write down the fair value of its mortgage servicing rights by $1.1 million during fiscal 1998. As discussed earlier in this prospectus, the fair value of the Company's mortgage related securities and the fair value of its mortgage servicing rights are determined in a similar manner.

     The Company has revised its assumptions based on information from a variety of sources including, among other things, the Company's experience with its own portfolio of loans, pertinent information from a variety of market sources and consultations with its financial advisors. However, the Company has not obtained an independent evaluation of the assumptions utilized in calculating the carrying value of its mortgage related securities for any period subsequent to August 31, 1997. To the Company's knowledge, there is no active market for the sale of these securities. During the year ended August 31, 1998, negative adjustments of approximately $72.1 million were recognized. See Note 4 to the Company's financial statements included later in this prospectus.

     Although the Company believes that it has made reasonable estimates of the prepayment and default rates in determining the fair value of the Company's mortgage related securities, the rate of prepayments and defaults utilized are estimates, and actual experience will vary from these estimates and such variances may be material. There can be no assurance that the revised prepayment and loss assumptions used to determine the fair value of the Company's mortgage related securities and mortgage servicing rights will remain appropriate for the life of the loans backing such securities. If actual loan prepayments or credit losses vary from the Company's estimates, the fair value of the Company's mortgage related securities and mortgage servicing rights, if any, may have to be further adjusted through a charge or credit to earnings.

     The Company's revised prepayment assumptions used for Title I loans at August 31, 1998 reflect an annualized rate of 23.0% for the life of the portfolio. Actual annualized prepayment rates of the Title I loans backing the Company's mortgage related securities were 22.5% for the fiscal year ended August 31, 1998 and 22.7% for the six months ended August 31, 1998. These revised loss assumptions for Title I loans at August 31, 1998 are based on a historical "migration" analysis of delinquent loans that the Company anticipates will become "defaulted loans." The new assumed default rate and the restricted rates are shown below in the following model and historical default rates:

                                                        HISTORICAL DEFAULT RATES
                                                  FOR THE PERIODS ENDED AUGUST 31, 1998
                                 NEW ASSUMED     ---------------------------------------
DELINQUENCY (DAYS) STATUS       DEFAULT RATES     12 MONTHS      6 MONTHS      3 MONTHS
- -------------------------       -------------    -----------    ----------    ----------
31 - 60.......................          5%           1.51%          1.69%         2.64%
61 - 90.......................      20-25           21.80          24.80         29.55
91 - 120......................         50           43.02          46.43         54.78
121 - 150.....................         80           55.90          55.55         63.28
151 - 180.....................         95           59.25          59.85         68.34
Over 180......................        100             100            100           100

     The Company assumes that a defaulted Title I loan will result in loss of 95.0% of the loan balance and that all Title I insurance has been exhausted. On a cumulative basis, the new assumptions anticipate aggregate losses of 11.9% of the original principal balance of Title I loans.

     The prepayment assumptions for Equity + loans were also increased at the end of fiscal 1998 to reflect an annualized prepayment rate of 4.5% in the first month following the completion of the securitization with the annualized rate increases in level monthly increments so that by the 18th month the annualized prepayment rate is 18.75%. The annualized prepayment rate is maintained at that level through the 36th month at which time it is assumed to decline in level monthly increments to 15.25% by the 43rd month, and is maintained at 15.25% for the remaining life of the portfolio. The weighted-average annualized prepayment speed for the loans backing the Company's mortgage related securities was 17.4% during fiscal 1998 and 4.1% during fiscal 1997.

     The loss assumptions for the Equity + loans backing the Company's mortgage related securities have also been increased to reflect losses commencing in the second month following a securitization and building in level monthly increments until a 4.25% annualized loss rate is reached in the 15th month. The annualized loss rate is maintained at that level through the 43rd month at which time it is assumed to decline in level monthly increments to 4.0% at month 48 and is maintained for the life of the portfolio. On a cumulative basis this model assumes aggregate losses of approximately 16% of the initial principal balance of Equity + loans backing the Company's mortgage related securities. The actual losses on Equity + loans backing the Company's mortgage related securities during fiscal 1998 were approximately 2.5% of the original principal balance.

     The Company utilizes a 16% discount rate at August 31, 1998 to discount to their present sale of the cash flow streams to be received by the Company on its mortgage related securities. During fiscal 1996 and 1997, the Company used an annual weighted-average discount rate of 12% for Title I and Equity + loans and generally utilized annual prepayment assumptions ranging from 1% to 15%, annual estimated losses of up to 1.75% on Equity + loans resulting in an aggregate loss of 15%, and estimated losses on Title I loans based on the then current migration analysis and assuming recoveries of 20% after exhaustion of insured reserves.

     We believe that due to recent substantial changes to the Company's business and operating strategy, the Company's historical financial and operating data is not likely to be indicative of the Company's future performance.

RESULTS OF OPERATIONS


     Three Months Ended November 30, 1998 Compared to Three Months Ended November 30, 1997

  Loan Production



     The following table sets forth certain data regarding loans produced, securitized, and serviced by the Company during the three months ended November 30, 1997 and 1998:



                                                  THREE MONTHS ENDED NOVEMBER 30,
                                                -----------------------------------
                                                      1997               1998
                                                ----------------   ----------------
                                                      (DOLLARS IN THOUSANDS)
Principal balance of loans produced:
  Wholesale (includes Bankers/Brokers):
     Title I..................................  $  4,902     2.5%  $      4     0.0%
     Equity + loans...........................   178,757    89.4      2,942    17.8
     Home Equity..............................        --      --     11,584    70.2
                                                --------   -----   --------   -----
          Total Wholesale.....................   183,659    91.9     14,530    88.0
                                                --------   -----   --------   -----
  Dealers(1):
     Title I..................................  $  7,201     3.6%  $     --      --%
     Equity + loans...........................     8,754     4.4         --      --
                                                --------   -----   --------   -----
          Total Dealers.......................    15,955     8.0         --      --
                                                --------   -----   --------   -----
  Retail:
     Equity + loans...........................       247     0.1      1,965    11.9
     Home Equity..............................        --      --         23     0.1
                                                --------   -----   --------   -----
          Total Retail........................       247     0.1      1,988    12.0
                                                --------   -----   --------   -----
          Total Principal Amount of Loans
             Produced.........................  $199,861   100.0%  $ 16,518   100.0%
                                                ========   =====   ========   =====
NUMBER OF LOANS PRODUCED:
  Wholesale (includes Bankers/Brokers):
     Title I..................................       225     3.3%         1     0.4%
     Equity + loans...........................     5,440    80.6         85    32.7
     Home Equity..............................        --      --        111    42.7
                                                --------   -----   --------   -----
          Total Wholesale.....................     5,665    83.9        197    75.8
                                                --------   -----   --------   -----
  Dealers(1):
     Title I..................................       587     8.7         --      --
     Equity + loans...........................       489     7.3         --      --
                                                --------   -----   --------   -----
          Total Dealers.......................     1,076    16.0         --      --
                                                --------   -----   --------   -----
  Retail:
     Equity + loans...........................         8     0.1         62    23.8
     Home Equity..............................        --      --          1     0.4
                                                --------   -----   --------   -----
          Total Retail........................        --     0.1         63    24.2
                                                --------   -----   --------   -----
          Total Number of Loans Produced......     6,749   100.0%       260   100.0%
                                                ========   =====   ========   =====

                                                  THREE MONTHS ENDED NOVEMBER 30,
                                                -----------------------------------
                                                      1997               1998
                                                ----------------   ----------------
                                                      (DOLLARS IN THOUSANDS)
LOANS SERVICED AT END OF PERIOD (INCLUDING
  LOANS SECURITIZED, SOLD TO INVESTORS
  SERVICING RETAINED AND HELD FOR SALE):
  Title I.....................................  $253,944    33.1%  $  2,599    12.4%
  Conventional (Equity + and Home Equity
     loans)...................................   513,403    66.9     18,404    87.6
                                                --------   -----   --------   -----
          Total Loans Serviced at End of
             Period (2).......................  $767,347   100.0%  $ 21,003   100.0%
                                                ========   =====   ========   =====


- -------------------------


(1) The Company closed its dealer division, which purchased loans from home improvement contractors, in February 1998.


(2) Excludes approximately $2.6 million of loans to be repurchased at November 30, 1998.



  Loan Sales



     The following table sets forth the principal balance of loans sold or securitized and related gain on sale data for the three months ended November 30, 1997 and 1998:



                                                            THREE MONTHS ENDED
                                                               NOVEMBER 30,
                                                          -----------------------
                                                             1997         1998
                                                          ----------    ---------
                                                          (DOLLARS IN THOUSANDS)
Principal Amount of Loans Sold:
  Title I...............................................  $  11,075     $    810
  Equity +..............................................    144,782        7,652
  Home Equity...........................................         --           24
                                                          ---------     --------
          Total.........................................  $ 155,857     $  8,486
                                                          =========     ========
Gain on sale of loans...................................  $   3,721     $    172
                                                          =========     ========
Net unrealized (loss) gain on mortgage related
  securities(1).........................................  $(13,108)     $    270
                                                          =========     ========
PRINCIPAL AMOUNT OF LOANS SOLD(2):
  Title I...............................................  $  11,075     $    810
  Equity +..............................................    106,421       12,143
  Home Equity...........................................         --           24
                                                          ---------     --------
          Total.........................................  $ 117,496     $ 12,977
                                                          =========     ========

                                                            THREE MONTHS ENDED
                                                               NOVEMBER 30,
                                                          -----------------------
                                                             1997         1998
                                                          ----------    ---------
                                                          (DOLLARS IN THOUSANDS)
Gain on sale of loans(3)................................  $   2,790     $    172
                                                          =========     ========
Gain on sale of loans as a percentage of principal
  balance of loans sold(3)..............................        2.4%         2.0%
                                                          =========     ========
Gain on sale of loans plus net unrealized loss on
  mortgage related securities as a percentage of
  principal balance of loans sold(3)....................      (8.8)%         5.2%
                                                          =========     ========


- -------------------------


(1) The loss for the three months ended November 30, 1997 was a result of the application of a negative adjustment to the carrying value of mortgage related securities of $14.1 million during that period. No such adjustment has been made to the carrying value of mortgage related securities during the three months ended November 30, 1998.


(2) Excludes $38.4 million of loans sold with servicing released during the three months ended November 30, 1997. Includes approximately $4.5 million principal amount of repurchased loans sold in the three months ended November 30, 1998.


(3) Excludes gain on sale of $931,000 relating to whole loan sales of $38.4 million of loans sold with servicing released during the three months ended November 30, 1997.



     The percentage of gain on sale of loans can vary for several reasons, including the relative amounts of Equity +, Home Equity and Title I Loans, each of which type of loan has different (i) estimated prepayment rates, (ii) weighted-average interest rates, (iii) weighted-average maturities and (iv) estimated future default rates. Typically, the gain on sale of loans through securitizations is higher than on whole loan sales.



     As the holder of residual securities issued in securitizations, the Company is entitled to receive certain excess cash flows. These excess cash flows are calculated as the difference between (a) principal and interest paid by borrowers and (b) the sum of (i) pass-through interest and principal to be paid to the holders of the regular securities and interest only securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) servicing fees and
(v) estimated loan pool losses. The Company's right to receive the excess cash flows is subject to the satisfaction of certain reserve or over-collateralization requirements that are specific to each securitization and are used as a means of credit enhancement.

  Loan Delinquencies



     The following table sets forth the Title I, Equity + and Home Equity Loan delinquencies and Title I insurance claims experience of loans serviced by the Company as of the dates indicated:



                                                          AUGUST 31,   NOVEMBER 30,
                                                             1998          1998
                                                          ----------   ------------
                                                           (DOLLARS IN THOUSANDS)
Delinquency period(1)
  31-60 days past due...................................       7.69%        4.86%
  61-90 days past due...................................       2.16         1.50
  91 days and over past due.............................      24.95        11.38
Total past due..........................................      34.88        17.74
  91 days and over past due, net of claims filed(2).....       7.56           --
Outstanding claims filed with HUD(3)(4).................      17.39        18.06
Outstanding number of Title I insurance claims..........        207          160
Total servicing portfolio...............................   $ 31,222      $21,003
Title I Loans serviced..................................     23,005        2,599
Conventional Loans serviced (Equity + and Home Equity
  loans)................................................      8,217       18,404
Aggregate losses on liquidated loans (twelve and three
  months ended, respectively)(5)........................   $1,368.0      $  47.9


- ---------------


(1) Represents the dollar amount of delinquent loans as a percentage of the total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the dates indicated.



(2) Represents the dollar amount of delinquent loans net of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of total loans serviced by the Company (including loans owned by the Company) as of the dates indicated.



(3) Represents the dollar amount of delinquent Title I Loans for which claims have been filed with HUD and payment is pending as a percentage of total dollar amount of total loans serviced by the Company (including loans owned by the Company) as of the dates indicated.



(4) If all claims with HUD had been processed as of November 30, 1998, the amount of FHA insurance available for serviced Title I Loans would have been reduced to $8.8 million.



(5) On Title I Loans, a loss is recognized upon receipt of payment of a claim or final rejection thereof. Claims paid in a period may relate to a claim filed in an earlier period. Since the Company commenced its Title I lending operations in March 1994, there has been no final rejection of a claim by the FHA. Aggregate losses on liquidated Title I Loans related to 1,326 Title I insurance claims made by the Company, as servicer, since commencing operations through November 30, 1998. Losses on Title I Loans liquidated will increase as the balance of the claims are processed by HUD. The Company has received an average payment from HUD equal to 90% of the outstanding principal balance of such Title I Loans, plus appropriate interest and costs.

    The Company reduced substantially its loan production after January 1, 1998 as compared to the first four months of fiscal 1998. In the last eight months of fiscal 1998, the Company focused on (1) liquidating its loan portfolio for cash to reduce its indebtedness while it explored alternatives to raise new capital and (2) initiating new strategic initiatives to return the Company to profitability. As a result, the Company does not believe that its results for the three months ended November 30, 1998 are comparable to the Company's results for the three months ended November 30, 1997.



     The Company produced $199.9 million of loans during the three months ended November 30, 1997 compared to $16.5 million of loans during the three months ended November 30, 1998, a decrease of 91.7%. The decrease is a result of the reduction in the Company's business while the Company has sought to pursue its new strategic initiatives. The $16.5 million of loans produced during the three months ended November 30, 1998 represents an increase of $14.6 million over the fourth quarter of fiscal 1998.



     Net Revenues. Net revenues (losses) increased $7.5 million to revenues of $520,000 during the three months ended November 30, 1998 from losses of $7.0 million during the three months ended November 30, 1997. The loss for the three months ended November 30, 1997 was primarily the result of a negative valuation adjustment on the carrying value of the Company's mortgage related securities. No valuation adjustments were recorded in the three months ended November 30, 1998.



     Gain on sale of loans decreased $3.5 million to $172,000 during the three months ended November 30, 1998 from $3.7 million during the three months ended November 30, 1997. The decrease was primarily the result of a lower volume of loans sold in the three months ended November 30, 1998 of $8.5 million compared to $155.9 million in the three months ended November 30, 1997.



     Net unrealized gain (loss) on mortgage related securities increased $13.4 million to a gain of $270,000 during the three months ended November 30, 1998 from a loss of $13.1 million during the three months ended November 30, 1997. The increase was the result of a $14.1 million downward valuation adjustment relating to the Company's mortgage backed securities during the three months ended November 30, 1997. No valuation adjustments were recorded in the three months ended November 30, 1998.



     Loan servicing income, net, decreased $954,000 to $240,000 during the three months ended November 30, 1998 from $1.2 million during the three months ended November 30, 1997. The decrease was primarily the result of the decrease in the Company's servicing portfolio to $21.0 million at November 30, 1998 from $767.3 million at November 30, 1997 due to the sale of the Company's servicing rights to City Mortgage Services, Inc. ("City Mortgage Services") during the fourth quarter of fiscal 1998.



     Interest income on loans held for sale and mortgage related securities, net of interest expense, decreased $1.4 million to an expense of $162,000 during the three months ended November 30, 1998 from income of $1.2 million during the three months ended November 30, 1997. The decrease was primarily the result of the decrease in the average size of the portfolio of loans held for sale to $14.9 million for the three months ended November 30, 1998 from $32.6 million for the three months ended November 30, 1997.



     Provision for Credit Losses. The net provision for credit losses decreased $1.5 million to $43,000 for the three months ended November 30, 1998 from $1.6 million for the three months ended November 30, 1997. The decrease was primarily due to a lower level of loans sold with recourse in the three months ended November 30, 1998 compared to

November 30, 1997. No allowance for credit losses on loans sold with recourse is established on loans sold through securitizations, as the Company has no recourse obligation under those securitization agreements for credit losses and estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its residual interest securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I loans produced and sold.



     Total General and Administrative Expenses. Total general and administrative expenses decreased $5.8 million to $4.2 million during the three months ended November 30, 1998 compared to $10.0 million during the three months ended November 30, 1997. The decrease was primarily a result of decreased payroll and benefits expenses as a result of the Company's downsizing since January 1998, decreased professional services expenses due to lower legal and consulting fees, decreased loan servicing expenses due to a decrease in loans serviced due to the sale of the Company's servicing rights to City Mortgage Services during fiscal 1998 and lower travel and entertainment expenses due to the reduction in the Company's business.



     Payroll and benefits expense decreased $3.7 million to $2.0 million during the three months ended November 30, 1998 from $5.7 million during the three months ended November 30, 1997 primarily due to a decreased number of employees. The number of employees decreased to 63 at November 30, 1998 from 459 at November 30, 1997 due to a reduction in the Company's business during fiscal 1998.



     Supplies and postage expense decreased $295,000 to $71,000 during the three months ended November 30, 1998 from $366,000 during the three months ended November 30, 1997 primarily due to mass mailing expenses in the three months ended November 30, 1997 in connection with the Company's marketing plans which were not present in the three months ended November 30, 1998.



     Professional services decreased $552,000 to $964,000 during the three months ended November 30, 1998 from $1.5 million for the three months ended November 30, 1997 due to lower legal expenses and reduced usage of outside consultants.



     Insurance expenses decreased $184,000 to $185,000 during the three months ended November 30, 1998 from $369,000 for the three months ended November 30, 1997 primarily due to lower FHA insurance expenses due to a lower level of loans insured under FHA in the three months ended November 30, 1998.



     Sub-servicing fees paid to third parties (Mego Financial in the three months ended November 30, 1997 and City Mortgage Services in the three months ended November 30, 1998) to service the Company's portfolio of loans held for sale decreased $639,000 to $22,000 for the three months ended November 30, 1998 from $661,000 for the three months ended November 30, 1997 due primarily to the sale of the Company's servicing rights to City Mortgage Services in the fourth quarter of fiscal 1998.



     Travel and entertainment expenses decreased $360,000 to $109,000 during the three months ended November 30, 1998 from $469,000 during the three months ended November 30, 1997 due primarily to the reduction in the Company's business.



     Loss before Income Taxes. Loss before income taxes was $4.0 million for the three months ended November 30, 1998 compared to $18.8 million for the three months ended

November 30, 1997. The provision for income taxes decreased to an income tax benefit of $1.5 million for the three months ended November 30, 1998 while no such income tax benefit was provided for in the restated three months ended November 30, 1997.



     As a result of the foregoing, the Company incurred a net loss of $2.5 million for the three months ended November 30, 1998 compared to a net loss of $18.8 million for the three months ended November 30, 1997.


  Fiscal 1998 Compared to Fiscal 1997

     As previously discussed, the Company reduced substantially its loan production after January 1, 1998 as compared to the first four months of fiscal 1998. In the last eight months of fiscal 1998, the Company focused on (1) liquidating its loan portfolio for cash to reduce its indebtedness while it explored alternatives to raise new capital and (2) initiating new strategic initiatives to return the Company to profitability. As a result, the Company does not believe that its results for fiscal 1998 are comparable to the Company's results for fiscal 1997.

     The Company produced $338.9 million of loans during fiscal 1998 compared to $526.9 million of loans during fiscal 1997, a decrease of 35.7%. The decrease is due to a substantial reduction in the Company's loan production after January 1998 caused by the Company's inability to obtain funds to produce loans due to its violation of covenants contained in the old warehouse line.

     The Company's loan production by month during fiscal 1997 and 1998 is illustrated in the chart below.

[Chart reflecting monthly loan production in fiscal 1997 and fiscal 1998 (in millions of dollars) as follows:]


                                     fiscal year 1997          fiscal year 1998
September                                $13.6                       $62.5

October                                  $24.0                       $71.2

November                                 $24.9                       $66.2

December                                 $32.7                       $68.6

January                                  $34.5                       $34.2

February                                 $44.0                       $24.5

March                                    $52.9                       $ 7.9

April                                    $59.5                       $ 1.4

May                                      $61.6                       $ 0.5

June                                     $59.5                       $ 0.2

July                                     $55.4                       $ 1.0

August                                   $64.3                       $ 0.6


     Net Revenues. Net revenues were negative $94.0 million during fiscal 1998 compared with positive $54.8 million during fiscal 1997. The Company's revenues are determined largely by special accounting requirements that required the Company in fiscal 1997 to recognize significant revenue on loans sold in securitization transactions ("gain on sale") even though these transactions generated negative cash flow.

     We have separated below the following four components of the Company's revenues in fiscal 1998 and compared them to the same four components of revenue in fiscal 1997:


     1. Revenues from gain (loss) on sale of loans

        - in securitization transactions
        - for cash


     2. Revenues from net unrealized gain (loss) on mortgage related securities



     3. Loan servicing income, net



     4. Revenues from net interest income



     Revenues from Gain (loss) on sale of loans in fiscal 1998 were a negative $26.6 million compared to a positive $45.1 million in fiscal 1997. The table below shows the principal components of Gain (loss) on sale of loans in each of these periods.


                                                                  COMPONENTS
                                                                OF GAIN (LOSS)
                                                             ON THE SALE OF LOANS
                                                           -------------------------
                                                           FISCAL 1997   FISCAL 1998
                                                           -----------   -----------
                                                            (THOUSANDS OF DOLLARS)
Gain (loss) on the sale of loans in securitization
  transactions...........................................     62,014         (6,187)
Gain on the sale of loans for cash.......................        833         11,775
Mark-to-market adjustment to loans held for sale.........         --        (13,674)
Write off of loan origination costs......................    (12,573)       (12,541)
Write off of commitment fee..............................         --         (2,849)
Amortization of commitment fee...........................       (817)          (734)
Write off of placement fee...............................     (4,129)        (1,153)
Interest expense.........................................       (205)            --
Write off of servicing...................................         --         (1,215)
                                                            --------      ---------
          Total..........................................     45,123        (26,578)
                                                            ========      =========

     Revenues from gain on the sale of loans in securitization transactions in fiscal 1997 of $62.0 million resulted from the allocation of 79.4% of the $78.2 million total revenues earned by the Company on loans sold in these transactions. The $16.2 million balance of these revenues was allocated to Net unrealized gain (loss) on mortgage related securities. In fiscal 1997, the Company sold $398.4 million principal amount of loans in securitization transactions, with a total cost of production of $20.0 million. This includes premiums of $18.4 million (3.5% of the principal amount of the Company's loans produced) paid to the Company's network of mortgage bankers for closed loans. In fiscal 1998, only $90.5 million principal amount of loans were sold in securitization transactions. The substantially lower amount of loans sold in securitization transactions in fiscal 1998 and the lower revenues from these transactions resulted from the continuing cash flow deficits of the Company. These deficits were principally due to substantial increases in the Company's loan production in fiscal 1997, the sale of these loans in securitization transactions and a major increase in general and administrative expenses.

     Revenues from gain on the sale of loans for cash were $11.8 million in fiscal 1998 compared to $833,000 in fiscal 1997. In fiscal 1998, the Company sold $160.1 million principal amount of loans for cash as part of its plan to continue operating while it was exploring alternatives for locating new capital. The Company's total cost of producing these loans was $15.0 million in fiscal 1998 compared to $20.0 million in fiscal 1997 (representing 12.5% of the $160.1 million of the amount of loans sold for cash in that period). In fiscal 1997, revenues from the sale of $99.0 million principal amount of loans for cash were $833,000. The Company believes that its loan sales for cash in fiscal 1998 may have been adversely impacted by the market's knowledge that the Company was liquidating its loan portfolio to pay down the Company's lenders. The Company's revenues from gain (loss) on the sale of loans for cash in fiscal 1998 were also impacted by a lower of cost or market write down of $13.7 million of the Company's $21.9 million principal amount of loans in its portfolio at the end of fiscal 1998. The loans in the Company's portfolio at August 31, 1998 primarily had document deficiencies or the borrowers were delinquent in their loan payments. The lower of cost or market adjustment is based on the Company's estimate of the proceeds to be received when these loans are sold. The Company believes that liquidity shortage in the specialty finance industry may have also hurt the market value of these loans.

     As part of the recapitalization, the Company terminated its Master Warehouse Agreement with Greenwich Capital Markets. This termination resulted in negative revenues of $4.0 million from gain (loss) on sale of loans due to the write off of a $2.85 million commitment fee. Negative revenues of $1.2 million also resulted from payments to Greenwich Capital Markets in connection with their sale of the Company's loans. For additional details, see "Certain Transactions" located later in this prospectus.


     Revenues from Net unrealized gain (loss) on mortgage related securities were negative $70.0 million in fiscal 1998 compared to a positive $3.5 million in fiscal 1997. Substantially all of fiscal 1998's negative revenues resulted from a write down of $73.0 million in the fair value of the Company's mortgage related securities. The write down was required because prepayment, delinquency, default and credit loss rates on the Equity + and Title I loans backing these securities substantially exceeded the assumptions the Company used to value its mortgage related securities at the end of fiscal 1997. These loans were produced by the Company in prior periods. Additionally, in response to recent adverse changes in the liquidity and market value of these and other similar asset backed residual interests, the Company increased the rate used to discount to present value the anticipated cash flow to be received on its mortgage related securities from 12% at the end of fiscal 1997 to 16% at the end of fiscal 1998.


     The positive revenues of $3.5 million from Net unrealized gain (loss) on mortgage related securities recorded in fiscal 1997 resulted from a write up of $2.0 million in the fair value of the Company's mortgage related securities and favorable cash flow from the Company's mortgage related securities.


     In August 1998, the Company pooled approximately $90.5 million of loans with approximately $239.6 million of loans from a second party to create a home loan owner trust securitization. The Company was issued a residual interest mortgage related security in this securitization calculated on the pro rata share of the Company loans originated in the total pool. This residual interest mortgage related security will be owned two-thirds by the Company and one-third by Greenwich Capital Markets. Cash flow on the Company's residual interest mortgage related security will be subordinated to recovery by Greenwich of: (1) premium paid for in the acquisition of the pool; (2) upfront overcollateralization of

1.25% of the total pool; (3) Greenwich's underwriting fee and (4) transaction costs. The total of these recoveries will accrue interest at a 12% per annum rate until recovered. The target overcollateralization level of 6% must be achieved prior to recovery by Greenwich. See "Certain
Transactions -- Relationship with Greenwich."



     Loan servicing income, net, decreased from $3.0 million in fiscal 1997 to $1.0 million in fiscal 1998. The decrease was a result of negative revenues of $1.1 million from a write down in the fair value of the Company's mortgage servicing rights in the third quarter of fiscal 1998 due to an increase in the Company assumptions of prepayment, delinquency, default and credit loss rates on the loans in the Company's servicing portfolio, which reduced the discounted present value of the Company's anticipated servicing revenues on those loans. In addition, in fiscal 1998 the Company had negative loan servicing revenues of $703,000 from the loss on the sale of the Company's servicing rights to City Mortgage Services as part of the recapitalization.



     Revenues from net interest income decreased from $3.1 million in fiscal 1997 to $1.6 million in fiscal 1998. The table below shows the amount of the Company's interest income and interest expense for fiscal 1997 and 1998.



                                                               NET INTEREST INCOME
                                                            -------------------------
                                                            FISCAL 1997   FISCAL 1998
                                                            -----------   -----------
                                                             (DOLLARS IN THOUSANDS)
Interest Income:
  Short-term investments and accretion on mortgage related
     securities...........................................   $  7,353         8,964
  Loans held in portfolio pending sale....................      2,038         5,492
  Cash....................................................        116           330
                                                             --------      --------
          Total Interest Income...........................   $  9,507      $ 14,786
                                                             ========      ========
Interest Expense:
  Subordinated debt.......................................   $  4,266      $  8,839
  Old warehouse line......................................      1,805         3,961
  Other borrowings........................................        303           362
                                                             --------      --------
  Total Interest Expense..................................   $  6,374        13,162
                                                             --------      --------
          Net Interest Income.............................   $  3,133      $  1,624
                                                             ========      ========


     Interest income increased from $9.5 million in fiscal 1997 to $14.8 million in fiscal 1998. The increase was due to the sale of the Company's 1998 loan production in cash transactions over a period of time, compared to the sale of fiscal 1997 loan production in quarterly securitization transactions. In addition, the Company earned approximately $304,600 in interest in fiscal 1998 from the short-term investment of $50.0 million in proceeds from the recapitalization.

     Interest expense in fiscal 1998 was substantially higher than interest expense in fiscal 1997 due primarily to additional interest expense of $3.5 million on the Company's subordinated debt as a result of the October 1997 sale of $40.0 million principal amount of 12 1/2% subordinated notes. In addition, the Company borrowed an aggregate of $15.0 million secured by certain of its mortgage related securities in the first quarter of fiscal 1998. The principal amount of these borrowings were outstanding for all of fiscal 1998 and for only a portion of fiscal 1997.

     Provision for Credit Losses. The net provision for credit losses decreased $9.5 million to income of $3.2 million for fiscal 1998 from losses of $6.3 million for fiscal 1997. The decrease in the provision for credit losses was due to the decrease in the volume of loans produced and the ratio of Equity + loans to Title I loans produced during fiscal 1998 compared to fiscal 1997. An allowance for credit losses is not established on loans sold in securitization transactions, because the Company typically does not have recourse obligations for these losses. Estimated credit losses on loans sold in securitization transactions are considered in the Company's determination of the fair value of its mortgage related securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I loans originated and sold.

     Total General and Administrative Expenses. Total general and administrative expenses increased $10.0 million, or 42.0%, to $33.8 million during fiscal 1998 from $23.8 million during fiscal 1997. The increase was primarily a result of increased costs of professional services due to:

          (1) increased outside legal and audit expenses associated with additional securities filings;

          (2) the recapitalization;

          (3) amendments to existing debt agreements;

          (4) increased loan servicing expenses due to an increase in loans serviced; and

          (5) increased payroll and benefits related to the hiring of additional personnel to support the Company's expansion in the first quarter of fiscal 1998.

     The substantial individual changes in general and administrative expenses are discussed in more detail below.

     Payroll and benefits expense increased $5.5 million, or 42.4%, to $18.6 million during fiscal 1998 from $13.1 million during fiscal 1997 primarily due to an increased number of employees prior to January 1998 and expenses associated with the reduction in the Company's workforce. Although the number of employees decreased to 134 at August 31, 1998 from 405 at August 31, 1997, the average number of employees employed was higher during fiscal 1998 than fiscal 1997.

     Credit reports expense decreased $877,000, or 63.2%, to $510,000 during fiscal 1998 from $1.4 million for fiscal 1997 due to the decrease in loan production during the second half of fiscal 1998.

     Rent and lease expenses increased $417,000, or 34.8%, to $1.6 million for fiscal 1998 from $1.2 million for fiscal 1997 due to annual escalation in rent and expiration of tenant discounts the Company enjoyed in fiscal 1997 for office space at the Company's corporate offices.

     Professional services increased $2.5 million, or 110.6%, to $4.8 million for fiscal 1998 from $2.3 million for fiscal 1997 due to increased outside legal and audit expenses associated with the Company's private placement of $40.0 million principal amount of Old Notes in fiscal 1997, additional securities filings, amendments to existing debt agreements and higher consulting and management services expenses. A substantial portion of the increase in professional services was due to actions taken by the Company subsequent to January 1, 1998 as a result of its adverse financial position and the recapitalization.

     Sub-servicing fees increased $286,000, or 15.3%, to $2.2 million for fiscal 1998 from $1.9 million for fiscal 1997 due primarily to a larger average loan servicing portfolio, partially offset by a lower sub-servicing rate paid to the sub-servicer in the latter part of fiscal 1998.

     Other services increased $716,000, or 53.0%, to $2.1 million for fiscal 1998 from $1.4 million for fiscal 1997, due to higher telephone and overnight mailing expenses.

     FHA insurance expense decreased $128,000, or 22.9%, to $430,000 during fiscal 1998 from $558,000 during fiscal 1997 due to decreased production of insured Title I loans.

     Other general and administrative expenses increased $1.3 million, or 125.6%, to $2.4 million during fiscal 1998 from $1.1 million during fiscal 1997 due primarily to increased expenses related to the expansion of facilities related to the Company's business expansion at the beginning of fiscal 1998.

     The Company had a $126.0 million loss before income taxes for fiscal 1998 compared to income of $23.8 million for fiscal 1997. An income tax expense of $9.1 million was provided for in fiscal 1997 while an income tax benefit of $6.3 million has been provided for in fiscal 1998.

     As a result of the above, the Company incurred a net loss of $119.7 million for fiscal 1998 compared to net income of $14.7 million for fiscal 1997.

  Fiscal 1997 Compared to Fiscal 1996

     The Company produced $526.9 million principal amount of loans during fiscal 1997 compared to $139.4 million of loans during fiscal 1996. The increase is a result of the overall growth in the Company's business, including an increase in the number of active mortgage bankers that sold the Company closed Equity +, and to a lesser extent, Title I loans and home improvement contractors ("dealers") that sold the Company closed Title I loans and an increase in the number of states served. At August 31, 1996 and 1997, the Company's network consisted of the following:

                                                           FISCAL YEAR ENDED
                                                               AUGUST 31,
                                                         ----------------------
                                                         1996              1997
                                                         ----              ----
                                                         (THOUSANDS OF DOLLARS)
Active mortgage bankers................................  310               694
Active dealers.........................................  435               670

     The following table describes the types of loans produced by the Company during fiscal 1996 and 1997:

                                                          FISCAL YEAR ENDED
                                                              AUGUST 31,
                                                       ------------------------
                                                         1996            1997
                                                       --------        --------
                                                        (THOUSANDS OF DOLLARS)
Equity + loans.......................................  $ 11,582        $428,832
Title I loans........................................   127,785          98,085
                                                       --------        --------
          Total......................................  $139,367        $526,917
                                                       ========        ========

     The following table sets forth certain data regarding loans produced by the Company during fiscal 1996 and 1997:

                                               FISCAL YEAR ENDED AUGUST 31,
                                          --------------------------------------
                                                1996                 1997
                                          -----------------    -----------------
                                                  (THOUSANDS OF DOLLARS)
PRINCIPAL AMOUNT OF LOANS PRODUCED:
  Mortgage bankers:
     Title I............................  $ 82,596     59.3%   $ 50,815      9.7%
     Equity +...........................    11,582      8.3     409,603     77.7
                                          --------    -----    --------    -----
          Total mortgage bankers........    94,178     67.6     460,418     87.4
                                          --------    -----    --------    -----
  Dealers:
     Title I............................    45,189     32.4      47,270      9.0
     Equity +...........................        --       --      19,229      3.6
                                          --------    -----    --------    -----
          Total dealers.................    45,189     32.4      66,499     12.6
                                          --------    -----    --------    -----
          Total principal amount of
             loans produced.............  $139,367    100.0%   $526,917    100.0%
                                          ========    =====    ========    =====
NUMBER OF LOANS PRODUCED:
  Mortgage bankers:
     Title I............................     4,382     50.9%      2,445     12.0%
     Equity +...........................       392      4.6      12,831     62.7
                                          --------    -----    --------    -----
          Total mortgage bankers........     4,774     55.5      15,276     74.7
                                          --------    -----    --------    -----
  Dealers:
     Title I............................     3,836     44.5       3,893     19.0
     Equity +...........................        --       --       1,296      6.3
                                          --------    -----    --------    -----
          Total dealers.................     3,836     44.5       5,189     25.3
                                          --------    -----    --------    -----
          Total number of loans
             produced...................     8,610    100.0%     20,465    100.0%
                                          ========    =====    ========    =====

     Net Revenues. Net revenues increased $31.2 million, or 132.5%, to $54.8 million for fiscal 1997 from $23.6 million for fiscal 1996. The increase was primarily the result of the increased volume of loans produced and the principal amount of loans sold.

     Gain on sale of loans and net unrealized gain on mortgage related securities together increased $29.4 million, or 152.9%, to $48.6 million during fiscal 1997 from $19.2 million during fiscal 1996. The increase was primarily due to increases in the principal amount of loans sold in securitization and similar transactions of $521.6 million during fiscal 1997 compared to $137.9 million during fiscal 1996.

     The following table sets forth the principal balance of loans sold or securitized and related gain on sale data for fiscal 1996 and 1997:

                                                       FISCAL YEAR ENDED AUGUST 31,
                                                       ----------------------------
                                                          1996              1997
                                                       ----------        ----------
                                                          (THOUSANDS OF DOLLARS)
LOANS SOLD IN SECURITIZATION TRANSACTIONS:
Principal amount of loans sold:
  Title I............................................   $127,414          $ 62,097
  Equity +...........................................     10,494           360,411
                                                        --------          --------
          Total principal amount.....................   $137,908          $422,508
                                                        ========          ========
Gain on sale of loans................................   $ 16,539          $ 41,132
                                                        ========          ========
Net unrealized gain on mortgage related securities...   $  2,697          $  3,524
                                                        ========          ========
Gain on sale of loans as a percentage of principal
  balance of loans sold..............................       12.0%              9.7%
                                                        ========          ========
Gain on sale of loans plus net unrealized gain on
  mortgage related securities as a percentage of
  principal balance of loans sold....................       13.9%             10.6%
                                                        ========          ========
LOANS SOLD FOR CASH WITH SERVICING RELEASED TO FNMA
  AND OTHERS:
Principal amount of loans sold:
  Title I............................................   $     --          $ 39,810
  Equity +...........................................         --            59,189
                                                        --------          --------
          Total principal amount.....................   $     --          $ 98,999
                                                        ========          ========
Gain on sale of loans................................   $     --          $  3,991
                                                        ========          ========
Net unrealized loss on mortgage related securities...   $     --          $     (6)
                                                        ========          ========
Gain on sale of loans as a percentage of principal
  balance of loans sold..............................        0.0%              4.0%
                                                        ========          ========
Gain on sale of loans plus net unrealized loss on
  mortgage related securities as a percentage of
  principal balance of loans sold....................        0.0%              4.0%
                                                        ========          ========
LOANS SERVICED AT END OF YEAR:
  Title I............................................   $202,766          $255,446
  Equity +...........................................     11,423           372,622
                                                        --------          --------
          Total servicing portfolio at end of
             period..................................   $214,189          $628,068
                                                        ========          ========

     For additional details on gain on the sale of Loans sold in securitization transactions, see Note 2 to the Company's financial statements located later in this prospectus.

     Loan servicing income, net decreased $312,000, or 9.3%, to $3.0 million during fiscal 1997 from $3.3 million during fiscal 1996. The decrease was primarily the result of the reclassification of net revenue in compliance with SFAS No. 125 and increased interest advances and reduced servicing fees related to $34.0 million in delinquent loans serviced by the Company at August 31, 1997 compared to $16.2 million at August 31, 1996.

     Interest income on loans held for sale and mortgage related securities, net of interest expense, increased $2.1 million, or 217.1%, to $3.1 million during fiscal 1997 from $988,000 during fiscal 1996. The increase was primarily the result of the increase in the average principal amount of the Company-owned loans held for sale and the increased mortgage related securities portfolio.

     Provision for Credit Losses. The net provision for credit losses increased $6.2 million to $6.3 million for fiscal 1997 from $55,000 for fiscal 1996. The increase in the provision was directly related to the increase in the volume of loans produced and the increased ratio of Equity + loans to Title I loans produced during fiscal 1997 compared to fiscal 1996. No allowance for credit losses on loans sold with recourse is established on loans sold through in securitization and similar transactions. The Company has no recourse obligation for credit losses on loans sold. Estimated credit losses on loans sold are considered in the Company's valuation of its mortgage related securities. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on Title I loans produced and sold in securitization and similar transactions located later in this prospectus. For details on mortgage related securities, see Notes 2 and 4 to the Company's financial statements.

     Total General and Administrative Expenses. Total general and administrative expenses increased $12.0 million, or 101.5%, to $23.8 million during fiscal 1997 compared to $11.8 million during fiscal 1996. The increase was primarily a result of increased credit reports expense due to increased loan production volume, increased rent and lease expense due to facilities expansion, increased loan servicing expenses due to an increase in loans serviced, and increased payroll related to the hiring of additional underwriting, loan processing, administrative, loan quality control and other personnel as a result of the expansion of the Company's business.

     Payroll and benefits expense increased $6.7 million, or 106.3%, to $13.1 million during fiscal 1997 from $6.3 million during fiscal 1996 primarily due to an increased number of employees. The number of employees increased to 405 at August 31, 1997 from 170 at August 31, 1996 due to increased staff necessary to support the business expansion and maintain quality control.

     Credit reports expense increased $1.0 million, or 277.9%, to $1.4 million during fiscal 1997 from $367,000 during fiscal 1996 primarily due to increased loan origination volume to $526.9 million during fiscal 1997 from $139.4 million during fiscal 1996.

     Rent and lease expenses increased $861,000, or 254.7%, to $1.2 million during fiscal 1997 from $338,000 during fiscal 1996 primarily due to increased expansion costs for the corporate headquarters and additional branch offices.

     Professional services fees increased $500,000, or 28.2%, to $2.3 million during fiscal 1997 from $1.8 million during fiscal 1996 primarily due to increased audit and legal fees attributable to continued growth.

     Sub-servicing fees paid increased $1.2 million, or 164.3%, to $1.9 million during fiscal 1997 from $709,000 during fiscal 1996 due primarily to a larger loan servicing portfolio.

     Other services increased $687,000, or 103.3%, to $1.4 million during fiscal 1997 from $665,000 during fiscal 1996. These expenses represent executive, accounting, legal, management information, data processing, human resources and advertising services provided and promotional materials.

     Travel expenses increased $328,000, or 48.4%, to $1.0 million during fiscal 1997 from $677,000 during fiscal 1996 due to increased travel needed to support the Company's business expansion.

     Other general and administrative expenses increased $711,000, or 190.1%, to $1.1 million during fiscal 1997 from $374,000 during fiscal 1996 due primarily to increased expenses related to the ongoing expansion of facilities.

     Income before income taxes increased $12.7 million, or 113.4%, to $23.8 million for fiscal 1997 from $11.2 million for fiscal 1996. The provision for income taxes increased to $9.1 million for fiscal 1997 compared to $4.2 million for fiscal 1996.

     As a result of the foregoing, the Company's net income increased $7.8 million, or 113.1%, to $14.7 million for fiscal year 1997 from $6.9 million for fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity Sources


     The Company currently has four significant sources of financing and liquidity:


     (1) the balance of the proceeds from the sale of Preferred Stock and common stock in the recapitalization;


     (2) the new Sovereign Warehouse Line of $90.0 million;



     (3) the Flow Purchase Agreement; and



     (4) sales of loans in the institutional whole loan market



     Certain material covenant restrictions exist in the Indenture governing the Current Notes. These covenants include limitations on the Company's ability to incur certain types of additional indebtedness, grant liens on its assets and to enter into extraordinary corporate transactions. The Company may not incur this additional indebtedness if, on the date of such incurrence and after giving effect thereto, the Consolidated Leverage Ratio (as defined therein) would exceed 1.5:1, subject to certain exceptions. At November 30, 1998, the Consolidated Leverage Ratio was 2.0:1 and the Company could not incur any additional indebtedness other than permitted indebtedness.



     The Sovereign Warehouse Line was originally scheduled to terminate on December 29, 1998 and is renewable, at Sovereign's option, in six-month intervals for up to five years. During December 1998, the Sovereign Warehouse Line was extended through August 1999. The Sovereign Warehouse Line may be increased with certain consents and contains pricing/fees which vary by product and the dollar amount outstanding. The Sovereign Warehouse Line is to be secured by specific loans held for sale and includes certain material covenants including maintaining books and records, providing financial statements and reports, maintaining its properties, maintaining adequate insurance and fidelity bond coverage and providing timely notice of material proceedings. As of November 30, 1998, the Company had approximately $14.9 million outstanding under the Sovereign Warehouse Line.

     In April 1997, the Company entered into a pledge and security agreement with another financial institution for an $11.0 million revolving credit facility. The amount that can be borrowed under the agreement was increased to $15.0 million in June 1997 and $25.0 million in July 1997. This facility is secured by a pledge of certain of the Company's interest only and residual class certificates relating to securitizations carried as mortgage related securities on the Company's Statements of Financial Condition, payable to the Company pursuant to its securitization agreements. A portion of the borrowings under the credit line agreement accrues interest at one-month LIBOR + 3.5% (9.1% at August 31, 1998 and 8.5% at November 30, 1998) with the remaining borrowings under the credit line accrues interest at one-month LIBOR + 2.0% (7.6% at August 31, 1998 and 7.0% at November 30, 1998), expiring one year from the initial advance. As of August 31, 1998 and November 30, 1998, approximately $10.0 million was outstanding under the agreement. The agreement, which was originally scheduled to mature in December 1998, was extended until December 1999. Certain material covenant restrictions exist in the credit agreement governing the April 1997 revolving line of credit. These covenants include limitations to incur additional indebtedness, provide adequate collateral and achieve certain financial tests. These tests include achieving a minimal net worth (as defined therein) and that the debt-to-net worth ratio (as defined therein) shall not exceed 2.5:1. As of August 31, 1998, the Company's net worth was $15.9 million below the minimal required and the debt-to-net worth ratio was 2.93:1. On December 2, 1998, the Company obtained an amendment to the agreement whereby the financial institution waived its right to declare an event of default of borrower due to the Company's failure to comply with the minimal required net worth as of August 31, 1998. Additionally, the minimal net worth test was amended such that the Company is required to maintain a net worth equal to or greater than 75% of the Company's net worth as of the end of the preceding fiscal quarter. Additionally, the Company agreed to pay down the outstanding borrowings from $10.0 million at August 31, 1998 to $6.0 million at December 31, 1998 and subsequently agreed to pay the remaining $6.0 million in equal monthly payments during calendar 1999. As of November 30, 1998, the Company's net worth was $4.2 million above the minimal required and the debt-to-net worth ratio was 2.86:1.



     In October 1997, the Company entered into a credit agreement with another financial institution for an $8.8 million revolving line of credit. This institution initially funded $5.0 million of this credit facility. The facility is secured by a pledge of certain of the Company's mortgage related securities. The loan balance under this agreement bears interest at the prime rate plus 2.5% (11.0% at August 31, 1998 and 10.5% at November 30, 1998). In May 1998, this loan converted into a term loan with monthly amortization derived from the cash flow generated from the respective mortgage related certificates. This term loan bears interest at the prime rate plus 2.5% (11.0% at August 31, 1998 and 10.5% at November 30, 1998). This facility matures in October 2002. As of August 31, 1998 and November 30, 1998, approximately $4.6 million was outstanding under the agreement. The credit agreement governing the October 1997 revolving line of credit includes certain material covenants. These covenants include restrictions relating to extraordinary corporate transactions, maintenance of adequate insurance and achieving certain financial tests. These tests include achieving a minimal consolidated adjusted tangible net worth (as defined therein) and that the consolidated adjusted leverage ratio (as defined therein) shall not exceed 3:1. As of August 31, 1998, the Company's consolidated adjusted tangible net worth was $54.1 million below the minimum required and the consolidated adjusted leverage ratio was 0.53:1. On December 9, 1998, the Company agreed to temporarily amend the borrowing base definition for the period from September 30, 1998 through April 30, 1999 to increase the borrowing base from 50% to

55%. After April 30, 1999, the borrowing base will return to 50%. The minimum consolidated tangible net worth covenant was also adjusted, commencing retroactively, as of September 30, 1998 and the Company agreed to paydown the line by approximately $405,000 (the amount exceeding the applicable maximum amount of tranche credit) and pay an accommodation fee of $10,000. As of November 30, 1998, the Company's consolidated adjusted tangible net worth was $44.4 million above the minimum required and the consolidated adjusted leverage ratio was 0.66:1.



     The Company believes that its financing sources are adequate to meet its current needs.


  Liquidity Uses

     The Company's liquidity is primarily used to originate loans, pay operating and interest expenses and historically, to fund the negative cash flow from the sale of loans in securitization transactions. Substantially all of the loans produced by the Company are sold. The Sovereign Warehouse Line is to be repaid primarily from the proceeds from the sale of the loans collateralizing the line in the secondary market. The Company resumed the production of new loans on July 1, 1998. The Company's cash requirements necessitate continued access to sources of warehouse financing and sales of loans in the secondary market for premiums.


     In the ordinary course of business, the Company makes representations and warranties to the purchasers of mortgage loans and the related servicing rights regarding compliance with laws, regulations and program standards and as to accuracy of information. Under certain recourse provisions the Company may become liable for certain damages or may be required to repurchase a loan if there has been a breach of these representations or warranties. Pursuant to recourse provisions under certain wholesale agreements, the Company was obligated to repurchase Equity + and Title I loans with an aggregate principal balance of approximately $9.4 million and $2.6 million at August 31, 1998 and November 30, 1998, respectively. These loans, which are reflected in the Company's Statement of Financial Condition under Loans Held for Sale, were valued utilizing the Company's estimate of the price to be received upon their final disposition. Based on the estimated price, a lower of cost or market allowance of $4.2 million was recorded for fiscal 1998, as a charge to gain
(loss) on sale of loans in the Company's Statement of Operations. An additional lower of cost or market allowance of $6.7 million relating to the $21.9 million principal balance of the Company's loans held for sale at August 31, 1998 was recorded for fiscal 1998, as a charge to gain (loss) on sale of loans in the Company's Statement of Operations. No such adjustments were made in the three months ended November 30, 1998.



     The Company generally expects to incur monthly operating expenses of approximately $1.0 million. Until the Company begins to operate on a positive cash flow basis, such monthly operating expenses are expected to be funded out of the remaining proceeds of the recapitalization and from amounts borrowed under the Company's credit facilities. The Company may effect a reduction in its real-estate lease expenditures through the subletting of all or a portion of its current office space. If the Company subleases all of its current office space, the Company intends to relocate its corporate offices to another location suitable for the Company's needs.



     At August 31 and November 30, 1998, no commitments existed for additional material capital expenditures. However, the Company expects to incur additional costs in connection with the implementation of its revised business strategy. Specifically, the Company anticipates that it may need to hire additional personnel in order to carry out its strategic plan. The hiring of such additional personnel would require the Company to incur additional expenses.


     Net cash used in the Company's operating activities was $72.4 million in fiscal 1997, $39.7 million in fiscal 1998 and $59.4 million and $20.2 million during three months ended November 30, 1997 and 1998, respectively. The Company used net cash of $1.7 million in fiscal 1997 and $329,000 in fiscal 1998, in investing activities, substantially for office equipment and furnishing and data processing equipment. Cash provided by financing activities amounted to $79.8 million in fiscal 1997, $70.4 million in fiscal 1998 and $58.5 million and $13.8 million during the three months ended November 30, 1997 and 1998, respectively. This resulted principally from the sale of $40.0 million of Old Notes in October 1997, the sale of $20.0 million of common stock and $40.0 million principal amount of Old Notes in November 1996 and the sale of $50.0 million of common stock and preferred stock in the recapitalization.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The Company's various business activities generate liquidity, market and credit risk:

     - liquidity risk is the possibility of being unable to meet all present and future financial obligations in a timely manner.

     - market risk is the possibility that changes in future market rates or prices will make the Company's positions less valuable.

     - credit risk is the possibility loss from a customer's failure to perform according to the terms of the transaction.

     Compensation for assuming these risks is reflected in interest income and fee income. The following table provides information as of August 31, 1998 about the Company's mortgage related securities and other financial instruments that are sensitive to changes in interest rates. The table presents sensitivity analysis associated with fluctuations in prepayment speeds, increase or decrease in defaulted loans and the discount rates associated with valuing the securities.

[Chart reflecting effect of changing interest rates on the Company's assumptions with respect to default rates, discount rates and prepayment rates on the Company's financial instruments with exposure to interest rate risk:]

 % Change in
Interest Rate        Default Rate          Discount Rate         Prepayment Rate
- -------------        ------------          -------------         ---------------
    +5%               $ 8,742,665           $27,899,921            $31,972,595
    +3%               $19,619,236           $30,429,329            $32,645,484
    +1%               $25,715,408           $33,273,770            $33,509,045
     0%               $34,829,719           $34,829,719            $34,829,719
    -1%               $39,712,288           $36,484,374            $35,240,082
    -3%               $49,947,812           $40,122,559            $35,971,596
    -5%               $60,750,176           $44,262,566            $36,648,294

     Although the Company is exposed to credit loss in the event of non-performance by the borrowers, this exposure is managed through credit approvals, review and monitoring procedures into the extent possible restricting the period during which unpaid balances are allowed to accumulate.


     As of November 30, 1998 the net fair value of all financial instruments with exposure to interest rate risk was approximately $34.9 million. The potential decrease in fair value resulting from a hypothetical 5% increase in interest rates would be approximately $26.1 million.


     There are certain shortcomings inherent to the sensitivity analysis presented. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, changes are rarely instantaneous. Although certain assets and liabilities may have similar maturities or periods to repricing, they may not react in line with changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates while interest rates on other types of assets may lag behind changes in market rates. Prepayments on the Company's mortgage related instruments are directly affected by a change in interest rates. As such, the table considers prepayment risk. However, in the event of a change in interest rates, actual loan prepayments may deviate significantly from assumptions used in the table. Further, certain assets, such as adjustable rate loans, have features, such as annual and lifetime caps that restrict changing the interest rates both on a short term basis and over the life of the asset. Finally, the ability of certain borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interiors rate increase.

EFFECTS OF CHANGING PRICES AND INFLATION

     The Company's operations are sensitive to increases in interest rates and to inflation. Increased borrowing costs resulting from increases in interest rates may not be immediately recoverable from prospective purchasers. The Company's loans held for sale consist primarily of fixed-rate long term obligations the interest rates of which do not increase or decrease as a result of changes in interest rates charged to the Company. In addition, delinquency and loss exposure may be affected by changes in the national economy. See Note 4 to the Company's financial statements located later in this prospectus.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued by the FASB in June 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value. SFAS 125 also requires that servicing assets be measured by allocating the carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. Additionally, this statement requires that the servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and
(b) assessment for asset impairment or increased obligation based on their fair values. The statement requires that the Company's excess servicing rights be measured at fair market value and be reclassified as interest only receivables and accounted for in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities". As required by the statement, the Company adopted the new requirements effective January 1, 1997. Implementation of the statement did not have any material impact on the financial statements of the Company, as the book value of the Company's excess servicing rights and mortgage related securities approximated fair value.

     SFAS No. 128, "Earnings per Share" was issued by the FASB in March 1997, effective for financial statements issued after December 15, 1997. SFAS 128 provides simplified standards for the computation and presentation of earnings per share ("EPS"), making EPS comparable to international standards. SFAS 128 requires dual presentation of "Basic" and "Diluted" EPS, by entities with complex capital structures, replacing "Primary" and "Fully Diluted" EPS under APB Opinion No. 15.

     Basic EPS excludes dilution from Common Stock equivalents and is computed by dividing income available to stockholders by the weighted-average number of shares of Common Stock outstanding for the period. Diluted EPS reflects the potential dilution from Common Stock equivalents, similar to fully diluted EPS, but uses only the average stock price during the period as part of the computation.

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 establishes standards of reporting by publicly held business enterprises and disclosure of information about operating segments in annual financial statements and, to a lesser extent, in interim financial reports issued to shareholders. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. As both SFAS Nos. 130 and 131 deal with financial statement disclosure, the Company does not anticipate the adoption of these new standards will have a material impact on its financial position, results of operations or cash flows. The Company has not yet determined what its reporting segments will be under SFAS No. 131.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires the entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of these designated derivatives ("hedge accounting") depends on the intended use and designation. An entity that elects to apply hedge accounting is required to establish at the inception of its hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 is effective for the fiscal years beginning after June 15, 1999. The Company has not yet evaluated the effect of adopting SFAS 133.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprise" ("SFAS 134"), which allows the reclassification of mortgage-related securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, as required by FASB 115, to either available for sale or held to maturity based upon the Company's ability and intent to hold those investments. SFAS 134 is effective for the first quarter beginning after December 15, 1998.

The Company has not yet evaluated the effect of adopting SFAS 134. As of August 31 and November 30, 1998, all mortgage-related securities are classified as trading securities.



IMPACT OF THE YEAR 2000 ISSUE


     The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000's" from dates in the "1900's." These problems may also arise from other sources as well, such as embedded computer chips contained in devices and special codes in software that make use of the date field.

     The Company has developed plans to address the Year 2000 issue. The Company's present Year 2000 plan consists of five phases:

(1) inventory of business critical information technology assets;

(2) assessment of repair requirements;

(3) repair or replacement;

(4) testing of systems; and

(5) creation of contingency plans in the event of Year 2000 failures.


     As of November 30, 1998, the Company had completed the first and second phases of the Year 2000 plan for its own business critical information technology assets including its accounting systems, loan origination systems, word and data processing systems, customer telephone service center, and business machines. The Company is relying upon the representations of third party vendors as to the Year 2000 readiness of certain of its software, its business machines, such as copiers and facsimile machines, and of facilities, such as physical office locations. The Company does not have plans for testing embedded computer chips contained in devices, or in special codes in software that make use of the date field incidental to their operation.


     All five phases of the Company's Year 2000 plan are expected to be completed by August 31, 1999. Based on information currently available, the Company's costs to remedy its own critical information technology assets are estimated to be approximately $225,000. These costs will cover hardware and software upgrades, systems consulting and computer maintenance. The Company plans to charge these costs to expense as incurred, and it believes such costs will not have a material effect on its liquidity or financial condition. As part of its Year 2000 plan, the Company has accelerated the schedule of implementation of certain of the Company's previously planned information technology projects. Therefore, the Company does not expect to defer any specific information technology project as a result of the implementation of its Year 2000 plan.

     Until system testing is substantially in process, the Company cannot fully estimate the risks of the Year 2000 issue. To date, the Company has not identified any of its own business critical information technology assets that it believes present a material risk of not being Year 2000 compliant or for which a suitable alternative cannot be implemented. However, as the Company's Year 2000 plan proceeds into subsequent phases, it is possible that the Company may identify assets that do present a risk of a Year 2000-related disruption. Such a disruption would have a material adverse effect on financial condition and results of operations. Because the Company has not begun system testing, and, accordingly, has not fully assessed its risks from potential Year 2000 failures, the Company has not yet developed specific Year 2000 contingency plans.


     As of August 31, 1998, the Company had begun to make inquiry of substantially all of its strategic partners, vendors and third party entities with which it has material relationships, and had begun to compile data related to their Year 2000 plans. The Company's reliance upon certain third parties, vendors and strategic partners for loan servicing, investor reporting, document custody and other functions, means that their failure to adequately address the Year 2000 issue could have a material adverse impact on the Company's operations and financial results. The Company has received assurances from its two major strategic partners, City National Bank and Sovereign Bancorp that they have implemented plans to address the Year 2000 issue. The Company has not evaluated these plans or assurances for their accuracy and adequacy, or developed contingency plans in the event of their failure. As of December 31, 1998, the Company had received responses from approximately 20% of its Year 2000 inquiries. Of those responses, approximately 76% indicated that they had some plan to address the Year 2000 issue. Because the Company has not yet received a significant number of responses from its vendors or other third parties, potential risks related to their failure to address Year 2000 issues are not known at this time.


     The Company also relies upon certain government entities (such as the U.S. Dept. of Housing and Urban Development and various state regulatory agencies), utility companies, telecommunication service companies and other service providers outside of the Company's control. There can be no assurance that such suppliers, government entities, or other third parties will not suffer a Year 2000 business disruption. Such failures would have a material adverse effect on the Company's financial condition and results of operations.

     In addition, the Company's credit risk associated with its borrowers may increase as a result of borrowers' individual Year 2000 issues. Negative impact of Year 2000 issues upon borrowers may result in borrowers' inability to pay, increases in delinquent loans, and a loss of residual income to the Company. While at this time, it is not possible to calculate the potential impact of such increased delinquent loans, it is believed that increased delinquencies would have a material adverse impact on the financial condition of the Company.

     Because of uncertainties, the actual effects of the Year 2000 issue on the Company may be different from the Company's current assessment. The effect on the Company's results of operations if the Company, its strategic partners, vendors or other third parties are not fully Year 2000 compliant is not reasonably estimable. The description of the Company's Year 2000 plans contain "forward-looking" statements about matters that are inherently difficult to predict. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Some of the important factors that affect these statements have been briefly described. Such forward-looking statements involve risks and uncertainties that may affect future developments such as, for example, the ability to deal with the Year 2000 issue, including problems that may arise on the part of third parties. If the repairs and modifications required to make the Company Year 2000 ready are not made or are not completed on a timely basis, the resulting problems would have a material adverse impact on the operations and financial condition of the Company.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain statements as to our future expectations, which are referred to as forward-looking statements. These forward-looking statements are based on our beliefs as well as assumptions made by and information currently available to us. These forward-looking statements are principally contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." They relate to our expectations and estimates of the Company's business operations, including the implementation of new business and operating strategies, future financial performance, and expected growth in revenues, net income and cash flows. However, these statements reflect only our current views with respect to future events and are subject to risks, uncertainties and assumptions. In addition to factors that are described elsewhere in this prospectus, you must keep in mind that the factors listed under the caption "Risk Factors," located earlier in this prospectus, could cause actual results to differ materially from those expressed in any forward-looking statement. If one or more of these risks or uncertainties materialize, or if our assumptions prove incorrect, actual results may materially differ from the results expressed in this prospectus, as anticipated, believed, estimated or expected. In addition, we believe that due to recent substantial changes to the Company's business and operating strategies, the Company's historical financial and operating data are not likely to be indicative of the Company's future performance.

                              THE RECAPITALIZATION

GENERAL

     As described earlier in this prospectus, the Company has historically operated on a negative cash flow basis primarily due to substantial increases in loan production and general and administrative expenses used to support the expansion of the Company's operations and the significant negative cash flow from the Company's sale of a substantial majority of its loan production in securitization transactions.

     Continuing deficits in cash flow combined with a $32.5 million loss recognized by the Company for the three months ended November 30, 1997 and a $32.5 million loss recognized for the Company for the six months ended February 28, 1998 resulted in the Company's violation of certain covenants contained in agreements with its warehouse lender and some of its other lenders. From January 1998, when the Company violated these covenants with its lenders, until the completion of the recapitalization on July 1, 1998, the Company's principal activities consisted of liquidating its portfolio of loans to reduce the Company's borrowings, maintaining the systems and personnel necessary to enable the Company to resume operations and exploring alternatives to raise new capital.

PRIVATE PLACEMENTS

     In an effort to resume operations, the Company explored a number of alternatives to raise new capital. These activities resulted in the Company's recapitalization, completed on July 1, 1998, which provided the Company with approximately $84.5 million of new equity. Two strategic partners, City National Bank and Sovereign Bancorp, each purchased 10,000 shares of the Company's newly designated Series A convertible preferred stock at a price of $1,000 per share. In addition, City National Bank and Sovereign Bancorp were each granted an option, which expires in December 2000, to acquire 6.67 million shares of common stock at a price of $1.50 per share. City National Bank and Sovereign Bancorp each has a right of first refusal to purchase the Company in the event the Company's board of directors determines to sell the Company. In addition, one other private investor purchased an aggregate of 5,000 shares of Series A Convertible preferred stock at a purchase price of $1,000 per share and several other investors purchased an aggregate of 16.67 million shares of common stock at a purchase price of $1.50 per share. An additional 1.6 million shares of common stock were issued to FBR as the placement agent's fees for the recapitalization. In addition, the Company has paid FBR an advisory fee of $416,667 in connection with the recapitalization and reimbursed FBR for out-of-pocket expenses of approximately $250,000. These sales were made pursuant to private placements.


     The cash proceeds from the recapitalization were approximately $50.0 million. Approximately $5.1 million was used to pay interest on the Company's Old Notes, $2.4 million was used to retire the old warehouse line, $1.6 million was used for the payment of loan and management fees and other miscellaneous charges due to Mego Financial, and approximately $428,000 was used for the payment of a portion of the costs of the recapitalization. The balance will be used to fund, purchase and make new loans and for general and administrative expenses and other corporate purposes.

EXCHANGE OFFER


     As part of the recapitalization, the Company completed an exchange offer of Current Notes and preferred stock for any and all of the outstanding $80.0 million principal amount of the Company's Old Notes. Pursuant to that exchange offer, the Company issued approximately 37,500 shares of Series A convertible preferred stock at a price of $1,000 per share and $41.5 million principal amount of New Notes in exchange for approximately $79.0 million principal amount of the Current Notes. The Company completed the purchase of all of the remaining Old Notes in September and October 1998.


MANAGEMENT


     Upon completion of the recapitalization, Jerome J. Cohen, Robert Nederlander, Herbert B. Hirsch and Don A. Mayerson resigned as directors of the Company and Champ Meyercord was elected the Company's Chairman of the board of directors and Chief Executive Officer. Mr. Meyercord has been a special consultant to the Company since May 1998. In addition, City National Bank and Sovereign Bancorp each were granted the right to appoint one member to the Company's board of directors and have the right to appoint an additional board member if they exercise their option to purchase additional shares of common stock. Upon completion of the recapitalization, David J. Vida, Jr. was appointed to the board of directors at the request of City National Bank. Three private investors each have the right to appoint one board member. Wm. Paul Ralser was appointed to the board of directors at the request of an ad hoc committee of holders of the Old Notes, and Hubert J. Stiles, Jr. was appointed to the board of directors at the request of one of the two private investors. Sovereign Bancorp and the other private investor have not exercised their right to appoint a board member, but have exercised their right to have a representative attend each board meeting. On August 14, 1998, Jeffrey S. Moore resigned as President of the Company. Effective September 1, 1998, Mr. Ralser was elected the President and Chief Operating Officer of the Company.


TRANSACTIONS WITH STRATEGIC PARTNERS

     As part of the recapitalization, the Company and each of Sovereign Bancorp and City Holding Company entered into the following agreements (some of which are described earlier in the prospectus) that the Company believes will provide liquidity and increase the efficiency of the Company's operations:

     - Sovereign Bancorp and City National Bank each purchased 10,000 shares of Series A convertible preferred stock at a price of $1,000 per share

     - Sovereign Bancorp agreed to provide the Company up to $90.0 million in borrowings under the Sovereign Warehouse Line to fund its loan production prior the sale of the loans

     - Sovereign Bancorp agreed to purchase up to $100.0 million of the Company's loans per quarter and has a right of first refusal to purchase all other loans produced by the Company

     - City National Bank purchased the Company's existing mortgage servicing rights

     - City Mortgage Services agreed to service all of the Company's mortgage loans held for sale and loans sold on a servicing retained basis by the Company

     - Sovereign Bancorp and City National Bank were each granted an option to purchase 6.67 million shares of common stock at a price of $1.50 per share

     - Sovereign Bancorp and City National Bank each has a right of first refusal to purchase a controlling voting interest or a majority of the Company's assets if the board of directors determines to sell the Company

     - City National Bank has appointed, and Sovereign Bancorp has the right to appoint, one member to the board of directors. Each has the right to appoint an additional member to the board of directors if they exercise their option to purchase shares of common stock

                                    BUSINESS

GENERAL

     The Company is a specialized consumer finance company that funds, purchases, makes and sells consumer loans secured by deeds of trust on single-family residences. Historically, the Company retained the right to service a substantial portion of the loans it has sold. The Company's borrowers generally do not qualify for traditional "A" credit mortgage loans. Typically, their credit histories, income or other factors do not conform to the lending criteria of government-chartered agencies (including GNMA, FNMA, FHLMC) that traditional lenders rely on in evaluating whether to make loans to potential borrowers.

     The Company's loan products are:

     - Home Equity loans that typically are secured by first liens, and in some cases by second liens, on the borrower's residence. In making Home Equity loans, the Company relies primarily on the appraised value of the borrower's residence. The Company determines the loan amount based on the loan-to-value ratio and the creditworthiness of the borrower. These loans generally are used to purchase single-family residences and refinance existing mortgages.

     - Equity + loans that are based on the borrowers' credit. These loans typically are secured by second liens on the borrowers' primary residences. The initial amount of an Equity + loan, when added to other outstanding senior or secured debt on the residence, resulted in a combined loan-to-value ratio that averaged 112% during fiscal 1997 and 1998. The loan-to-value ratio on these loans may be as high as 125%. These loans generally are used to consolidate debt and make home improvements.

     The Company funds loans originated by its network of pre-approved mortgage brokers which numbered over 169 mortgage brokers as of August 31, 1998. These brokers submit loan packages to the Company which in turn funds loans made to approved borrowers. The loans are made directly by the Company to the borrower. Historically, the Company has produced substantially all of its loans by purchasing previously closed loans from approved mortgage bankers and other financial intermediaries and purchasing closed Title I loans from its network of home improvement contractors. All loans produced by the Company are underwritten and graded by the Company's personnel. The Company's current operating strategy is to sell substantially all of the loans it produces for cash to institutional purchasers. The Company currently does not intend to produce a material amount of Title I loans in the future.

     The Company's loans are primarily produced by its wholesale division and, to a lesser extent, is retail division. The wholesale division funds loans originated by a network of pre-approved mortgage brokers. The wholesale division also underwrites and purchases closed loans sometimes at a premium to their principal amount from a nationwide network of independent mortgage bankers and other qualified financial intermediaries. To diversify its loan production channels, the Company, through its retail division, currently intends to resume making direct-to-consumer loans during fiscal 1999. The retail division makes loans directly to consumers charging fees to the borrower that are expected to offset the Company's total cost of making the loan.

     The Company historically has sold, in securitization transactions, a substantial majority of the loans it produces on servicing-retained basis (which means the Company retains the right to service the loans and receives an annual fee based on a fractional percentage of the outstanding principal balance of the loans). Generally, sales on a servicing released basis (which means the servicing on the loan is sold or "released" to the purchaser of the loan) and some sales on a servicing retained basis are at a premium to the principal amount of the loan. For additional details on the sale of loans in securitization transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Securitization Transactions" earlier in this prospectus. For additional details on the risks of the Company's mortgage related securities retained in securitizations, see "Risk
Factors -- Liquidity Risks" earlier in this prospectus.

     As described earlier in this prospectus, the Company, during fiscal 1996 and 1997 and the first four months of fiscal 1998, substantially expanded its operations. During these periods the Company's loan production was $139.4 million (fiscal 1996), $526.9 million (fiscal 1997) and $268.5 million (first four months of fiscal 1998). As the Company expanded its business, the general and administrative expenses required to support the expansion also increased from $11.8 million in fiscal 1996 to $23.8 million in fiscal 1997 and $13.8 million in the first four months of fiscal 1998. As a percentage of the total principal amount of loans produced, general and administrative expenses during these periods represented 8.5% in fiscal 1996, 4.5% in fiscal 1997 and 5.2% in the first four months of fiscal 1998.

     Prior to January 1998, a substantial majority of the Company's loan production was sold in securitization and similar transactions. The sale of loans in securitization transactions typically results in negative cash flow because the cash proceeds from the sale of the loans in a securitization transaction is substantially less than the Company's total cost of producing the loans sold. The combination of negative cash flow from the sale of loans in securitization transactions and the level of general and administrative expenses caused the Company, historically, to operate on a substantial negative cash flow basis.

     During fiscal 1996 and 1997 and the six months ended February 28, 1998, the Company used $12.4 million, $72.4 million and $59.5 million of cash used in operations, respectively. The cash was principally funded from the sale of $20.0 million of common stock and $40.0 million of subordinated debt in November 1996 and $40.0 million principal amount of subordinated debt in October 1997, as well as its warehouse line of credit and other borrowings.

     As a result of a $11.7 million loss in the Company's first quarter of fiscal 1998 and continuing cash flow deficits, the Company violated certain provisions of its old warehouse line. The warehouse lender requested in February 1998 that the Company, in order to avoid a default, repay a significant portion of the principal balance of the line. Since a default on the warehouse line would have triggered, among other things, a default on the Company's $80.0 million principal amount of outstanding Old Notes, the Company agreed to periodically reduce the outstanding balance of the old warehouse line from $55.0 million and the Company repaid the balance on June 29, 1998.

     To generate cash to reduce the outstanding amount of the warehouse line and continue to operate, the Company began to liquidate, through sales for cash, its mortgage loan portfolio and explore a number of alternatives to locate new capital. In addition, because the old warehouse line was used to fund loans produced by the Company prior to their sale, the Company greatly curtailed its loan production beginning in January 1998.

The cash received from the Company's sale of loans was used to pay down the old warehouse line and other Company borrowings and to pay general and administrative expenses to retain personnel and maintain the Company's operations while it sought to locate new capital. These matters, among others, raised substantial doubt in the opinion of the Company's independent auditors, with respect to the Company's ability to continue as a going concern.


     On July 1, 1998, the Company completed the recapitalization. As part of the recapitalization, the Company received $50.0 million in cash proceeds from the private placement of approximately 16.7 million shares of common stock at a price of $1.50 per share and 25,000 shares of Series A convertible preferred stock at a price of $1,000 per share. In addition, the Company issued $37.5 million of Series A convertible preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million principal amount of Old Notes. The recapitalization resulted in $84.5 million of additional equity. For more information on the recapitalization, see "The Recapitalization" earlier in this prospectus.


STRATEGIC INITIATIVES

     Our strategic initiatives have been substantially impacted by recent events in the capital markets and their effect on the specialty finance industry. There has been a significant reduction in the number of institutions willing to provide warehouse facilities to mortgage lenders producing home equity and high loan-to-value loans. Additionally, there has been a reduction in the number of buyers of senior interests issued in securitization transactions backed by home equity and high loan-to-value loans, and a concurrent increase in the yield (and a reduction in the price) demanded by such buyers on the senior interests they purchase. Finally, the number of institutional investors acquiring loans similar to the Company's Home Equity and Equity + loans has declined, along with the premiums, if any, these investors are willing to pay for these loans. These events have substantially reduced the liquidity available to companies in our business to make new loans. With these events in mind, we have redefined our strategic initiatives.

     OUR PRIMARY FOCUS WILL BE IN PRODUCING HOME EQUITY LOANS. We anticipate reducing our reliance on Equity + loans with high loan-to-value ratios and significantly increasing the percentage and amount of our business devoted to the production of Home Equity loans by expanding our network of brokers and bankers and acquiring other companies that produce Home Equity loans. The Company will produce Home Equity loans solely for sale for cash, generally at premiums to their principal amounts, to institutional purchasers in the secondary market without recourse for credit losses or risk of prepayment. Based on our experience in the industry, we believe that currently there are more buyers for Home Equity loans than for Equity + loans.

     DUAL PRODUCTION PLATFORMS SHOULD LOWER OUR TOTAL LOAN PRODUCTION COSTS. While pursuing our broker and mortgage banker wholesale loan programs, we intend to pursue loan production on a retail (direct-to-consumer) basis. Although a retail loan platform is relatively expensive, we expect it to produce loans at a lower cost than our wholesale platform. When the Company makes a loan directly to a consumer, it typically receives loan fees and it avoids any premium due when the Company purchases a loan from its network of mortgage bankers. The Company expects its dual loan production platform strategy to lower its overall cost of producing mortgage loans and improve its cash flow.

     THE COMPANY INTENDS TO INCREASE PRODUCTION BY ACQUIRING OTHER MORTGAGE LENDING COMPANIES. The Company intends to increase its loan production significantly by acquiring companies that produce mortgage loans. Because the Company raised cash in the recapitalization, it expects the current lack of liquidity available to companies in the industry to create opportunities for the Company in this area.


     SELLING LOANS FOR CASH WILL BE THE COMPANY'S PRIMARY METHOD OF LOAN DISPOSITION. The Company intends to sell substantially all of the loans it produces for cash to institutional purchasers in the secondary market as our primary loan disposition strategy. The Company expects this method of loan sales to generate positive cash flow, because Home Equity and Equity + loans can generally be sold for more than their principal amount. To this end, we are expanding the number of institutions with which it has loan purchase and sale relationships. The Company does not anticipate selling its loans in securitization transactions. Securitization transactions tend to result in negative cash flow, because the initial cash proceeds to the Company are less than the Company's total cost of producing the loans to be sold.

     THE COMPANY INTENDS TO CONTINUE TO IMPLEMENT COST SAVING MEASURES. We are continuing an internal restructuring, which has resulted in a reduction of our workforce from a peak of 475 employees in January 1998 to 134 employees as of August 31, 1998 and 63 employees as of December 1, 1998. This reduction and other cost saving measures the Company has taken, have significantly reduced our monthly recurring general and administrative expenses from approximately $2.7 million in June 1998 (the month prior to completion of the recapitalization) to approximately $800,000 in November 1998. In addition, the Company has reduced by $4.7 million the annual interest expense on its outstanding subordinated notes by issuing 37,500 shares of preferred stock and $41.5 million principal amount of Current Notes in exchange for $79.0 million principal amount of Old Notes.

MORTGAGE INDUSTRY

  Home Equity

     A substantial number of residential homeowners are unable or unwilling to obtain mortgage financing from conventional financing sources, whether for reasons of credit impairment, income qualification, credit history, or a desire to receive loan approval and funding more quickly than that offered by conventional sources. Many of these homeowners have credit scores or debt ratios that prohibit them from meeting the requirements of lenders who sell loans to FNMA or FHLMC. Such borrowers seek loans that rely more heavily upon the borrower's equity in their home, and to a lesser extent, upon the borrower's credit scores or debt ratios. Because the properties securing such loans are the borrower's primary residence, the borrower is less likely to default on payment than might be the case with unsecured debt -- and in the event of the borrower's bankruptcy, the loan is fully secured. Such loans rely more heavily on accurate appraisals of the property prior to funding, and are generally made in loan-to-value ratios of less than 80%.

  Home Improvement

     As the costs of home improvements escalate, home owners are seeking financing to improve their property and maintain and enhance its value. The National Association of Home Builders Economics Forecast in 1995 estimates that home improvement expenditures will exceed $200.0 billion by the year 2003. Lenders of home improvement financing typically rely more heavily on the borrowers' creditworthiness, and ability to pay their debts than the value of the collateral. These loans are secured by a real estate mortgage lien on the property improved. The market for Equity + loans and Home Equity loans continues to grow, as many homeowners have limited access to traditional financing sources due to insufficient home equity, limited or impaired credit history or high ratios of debt service-to-income. The loan proceeds can be used for a variety of improvements such as large remodeling projects. Borrowers also have the opportunity to consolidate a portion of their outstanding debt in order to reduce their monthly debt service.

  Debt Consolidation

     An increasing number of financial institutions are originating loans to borrowers who use the proceeds to reduce outstanding consumer finance obligations. These loans may also be made in conjunction with a home improvement project where the borrowers seek to enhance the value of their residence and ultimately reduce their monthly debt service obligations. These consumer finance obligations are often in the form of unsecured credit card debt which have high interest rates and relatively short-term maturity dates. Under this type of loan, the consumer uses the loan proceeds to consolidate multiple outstanding debt into a single loan. In turn, the consumer receives the benefit of a lower interest rate and an extended loan maturity date, often as high as 25 years, reducing the amount of monthly debt service payments, and in certain instances the interest paid may be tax deductible. These loan products are secured by a mortgage lien on the consumer's primary residence. These liens are typically in a junior position and when combined with first mortgage liens may exceed the market value of the subject residence. Debt consolidation loans are typically made to high credit worthy borrowers who have a credit history of honoring their financial obligations on a timely basis. Within the specialty finance industry it is typical for loans to qualified borrowers to be limited to the amount which, when added to the outstanding senior liens on the property, will not exceed 125% of the market value of the property.

COMPANY LOAN PRODUCTS

     The Company originates Home Equity loans and, to a lesser extent, Equity + loans. Home Equity loans generally have a lower loan-to-value ratio than Equity + loans. When combined with other outstanding senior secured indebtedness on the residence, Equity + loans may result in a combined loan-to-value ratio of up to 125%. During both fiscal 1997 and 1998, the Company's Equity + loans had an average loan-to-value ratio of 112%. The Company lends to borrowers of varying degrees of creditworthiness. See "-- Loan Processing and Underwriting." The Company's primary loan products include the following:

HOME EQUITY LOANS                          EQUITY + LOANS
- -----------------                          --------------
- -    fixed and adjustable rate             -    fixed rate
- -    typically secured by first liens,     -    secured by a junior lien on the
     and to a lesser extent, second             borrowers' principal residence
     mortgage liens on the borrowers'
     principal residences
- -    terms of up to 360 months             -    terms from 60 to 300 months
- -    principal amounts up to $500,000      -    principal amounts up to $50,000

  Home Equity Loans


     In furtherance of its strategy to expand its loan products, in December 1997 the Company commenced the production of Home Equity loans to borrowers with a credit grade ranging from "A" to "D". Loan amounts may range up to a maximum of $500,000 for "A" credit borrowers with maturities of up to 360 months. The Company expects the average loan amount to be less than $100,000. The average loan amount in this program for the fiscal year ended August 31, 1998 was $60,019. In making Home Equity loans, the Company places increased emphasis on the underlying collateral value of the residence which is fully supported by an independent appraisal. The Company intends to pool its Home Equity loans for eventual sale in the secondary market to institutional purchasers on a servicing released basis, without recourse for credit losses or risk of prepayment, for cash premiums over the principal amount of the loan. To date, substantially all of the Home Equity loans produced by the Company have been to borrowers with "B" and "C" credit grades under the Company's underwriting guidelines. The Company believes that there are several advantages to producing Home Equity loans including:


     - the existence of a more liquid secondary market than for Equity + loans

     - the larger average principal amount of such loans which are typically two times greater than that of a Equity + loan

     - the lower total costs of producing Home Equity loans from mortgage bankers and brokers than the Company's Equity + loans

  Equity + Loans

     An Equity + loan is a non-insured debt consolidation or home improvement loan typically used to retire consumer debt and/or pay for a home improvement project. All of the Equity + loans produced by the Company are secured by a mortgage lien on the borrower's principal residence. The Company began producing Equity + loans through its wholesale division in May 1996. Currently, Equity + loans are offered through both the Company's wholesale and retail divisions. Debt consolidation loans account for a major portion of the Company's Equity + loan production.

     The Company has focused its Equity + loan program on higher credit quality borrowers who may have limited equity in their residence after giving effect to other debt secured by the residence. Most of the Company's Equity + loans have loan-to-value ratios greater than 100% and, accordingly, the value of the residence securing the loan generally will not be sufficient to cover the principal amount of the loan in the event of default. The Company relies principally on the creditworthiness and income stability of the borrower and, to a lesser extent, on the underlying value of the borrower's residence for repayment of its Equity + loans. For fiscal 1998, the average market value of the residence securing the Equity + loans produced by the Company was approximately $108,000 without added value from the respective home improvement work, the amount of senior liens was approximately $88,500 and the Company's loan amount was approximately $31,700.

LENDING OPERATIONS

  Mortgage Brokers and Bankers

     The Company produces loans through its wholesale and, to a lesser extent, retail divisions. The wholesale division represents the Company's largest source of loan production. Through its wholesale division, the Company funds loans originated through a nationwide network of licensed mortgage brokers and purchases loans from a nationwide network of licensed mortgage bankers. Mortgage bankers produce mortgage loans by lending their own funds to the borrower and closing the loan in their own name. Mortgage brokers, like mortgage bankers, initiate the loan application and process necessary underwriting documentation. However, unlike mortgage bankers, mortgage brokers ordinarily do not fund loans with their own money, but work as agents on behalf of investors, including mortgage bankers, banks, savings and loans or investment bankers. The Company funds loans originated by mortgage brokers by lending the Company's funds to the borrower and closing the loan to the borrower in the Company's name.

     The Company funds loans originated by mortgage brokers on an individual loan basis, pursuant to which each loan is underwritten by the Company and is closed in the Company's name. The Company's network of mortgage brokers earn fees which are paid by the borrower at closing, and which are disclosed and agreed to by the borrower as required by law. The Company purchases loans from its network of mortgage bankers after underwriting closed loans or pools of closed loans for compliance with the Company's underwriting criteria. When the Company buys closed loans from mortgage bankers, the Company has historically, and may in the future, pay premiums based upon the characteristics of the loans, including the range of credit scores of the borrowers and the interest rates on the loans. The wholesale division conducts operations from its headquarters in Atlanta, Georgia. To build and maintain its networks of mortgage bankers and brokers, the wholesale division uses account executives responsible for developing and maintaining relationships with mortgage bankers and brokers. At August 31, 1998, the Company had a network of 169 active mortgage brokers and 56 active mortgage bankers.

     Mortgage bankers and brokers qualify to participate in the Company's programs only after a review by the Company's management of the mortgage brokers' and mortgage bankers' respective reputations and expertise, including a review of references and financial statements. The Company's compliance department performs a periodic review of each mortgage banker and broker, recommending suspension or continuance of a relationship with the mortgage banker or broker based upon the results of the review. We do not believe that the loss of any particular mortgage banker or broker would have a material adverse effect upon the Company.


     None of the Company's arrangements with its mortgage bankers and brokers is on an exclusive basis. Each relationship is documented by a written agreement, in which the Company agrees to fund or purchase loans that comply with the Company's underwriting guidelines. On each loan produced, the mortgage banker or broker makes customary representations and warranties regarding, among other things, the credit history of the borrower, the status of the loan and its lien priority, if applicable, and agrees to indemnify the Company for breaches of any representation or warranty. In the agreements, the mortgage banker or broker makes customary representations and warranties regarding, among other things, their corporate status, as well as regulatory compliance, title to the property, enforceability, status of payments and advances on the loans. The mortgage bankers and brokers agree, among other things, not to disclose confidential information of the Company, to provide supplementary financial and licensing information, maintain government approvals, and to refrain from soliciting the Company's borrowers. Each agreement also contains provisions requiring that the mortgage banker or broker indemnify the Company against material misrepresentations or non-performance of its obligations.

  Retail Loans

     The Company commenced making direct-to-consumer Equity + loans in September 1997 and Home Equity loans in December 1997, although the Company's retail channels are not being actively pursued. Marketing strategies typically used in retail production include telemarketing, direct mail, television and radio advertising, third-party loan programs and consumer trade shows. Telemarketing services, both inbound and outbound, are outsourced to keep the cost of originations to a minimum. A Company website is currently under construction and may be used to provide consumers loan applications and information to the public about the Company's products and services. As part of its business strategy, the Company intends to acquire retail mortgage lending companies in fiscal 1999.


     By making direct-to-consumer loans, the Company avoids the payment of premiums that it pays when it purchases closed loans from its network of mortgage bankers. The loan fees charged by the Company to consumers on the direct loans are expected to cover the Company's total cost of the underwriting and making the loan and place the Company on a positive cash flow basis with respect to the production of direct-to-consumer loans.

     The following table provides information about the Company's loan applications processed and loans produced during the periods indicated. As a result of recent changes to the Company's business strategy, we do not believe that this information is indicative of future loan applications and loans produced.


                                               FISCAL YEAR ENDED AUGUST 31,
                                  ------------------------------------------------------
                                        1996               1997               1998
                                  ----------------   ----------------   ----------------
                                                  (DOLLARS IN THOUSANDS)
TOTAL LOAN APPLICATIONS:
  Number processed..............    42,236             92,165             46,361
  Number approved...............    20,910             52,269             24,876
  Approved ratio................      49.5%              56.7%              53.7%
LOAN PRODUCTION:
Principal balance of loans
  produced:
  Wholesale:
     Title I....................  $ 82,596    59.3%  $ 50,815     9.7%  $  7,081     2.1%
     Equity + loans.............    11,582     8.3    409,603    77.7    289,354    85.4
                                  --------   -----   --------   -----   --------   -----
          Total Wholesale.......    94,178    67.6%   460,418    87.4%   296,435    87.5%
  Dealers/Bankers/Brokers(1):
     Title I....................    45,189    32.4%    47,270     9.0%    11,619     3.4%
     Equity + loans.............        --      --     19,229     3.6     14,051     4.2
     Home Equity................        --      --         --      --      8,940     2.6
                                  --------   -----   --------   -----   --------   -----
          Total
       Dealers/Bankers/Brokers..    45,189    32.4%    66,499    12.6%    34,610    10.2%
  Retail:
     Equity + loans.............        --      --         --      --   $  7,114     2.1%
     Home Equity................        --      --         --      --        783     0.2
                                  --------   -----   --------   -----   --------   -----
          Total Retail..........        --      --         --      --   $  7,897     2.3%
                                  --------   -----   --------   -----   --------   -----
          Total principal
            balance of loans
            produced............  $139,367   100.0%  $526,917   100.0%  $338,942   100.0%
                                  ========   =====   ========   =====   ========   =====
Number of loans produced:
  Wholesale:
     Title I....................     4,382    50.9%     2,445    12.0%       327     2.9%
     Equity + loans.............       392     4.6     12,831    62.7      8,848    78.6
                                  --------   -----   --------   -----   --------   -----
          Total Wholesale.......     4,774    55.5%  $ 15,276    74.7%     9,175    81.5%
  Dealers/Bankers/Brokers (1):
     Title I....................     3,836    44.5%     3,893    19.0%       975     8.7%
     Equity + loans.............        --      --      1,296     6.3        744     6.6
     Home Equity................        --      --         --      --        145     1.2
                                  --------   -----   --------   -----   --------   -----
          Total
       Dealers/Bankers/Brokers..     3,836    44.5%     5,189    25.3%     1,864    16.5%
  Retail:
     Equity + loans.............        --      --         --      --        208     1.8%
     Home Equity................        --      --         --      --         17     0.2
                                  --------   -----   --------   -----   --------   -----
          Total Retail..........        --      --         --      --        225     2.0%
                                  --------   -----   --------   -----   --------   -----
          Total number of loans
            produced............     8,610   100.0%    20,465   100.0%    11,264   100.0%
                                  ========   =====   ========   =====   ========   =====

                                               FISCAL YEAR ENDED AUGUST 31,
                                  ------------------------------------------------------
                                        1996               1997               1998
                                  ----------------   ----------------   ----------------
                                                  (DOLLARS IN THOUSANDS)
Average principal balance of
  loans produced................  $     16           $     26           $     30
Weighted-average interest rate
  on loans produced.............     14.03%             13.92%             13.89%
Weighted-average term of loans
  produced (months).............       198                226                235


- -------------------------

(1) The Company closed its dealer division, which purchased loans from home improvement contractors, in February 1998.

LOAN PROCESSING AND UNDERWRITING


     The Company's loan application and approval process generally is conducted over the telephone with applications usually received from mortgage bankers, mortgage brokers and consumers at the Company's centralized processing facility in Atlanta, Georgia. After receiving an application, the information is entered into the Company's system and processing begins. The information provided in loan applications is first verified by, among other things, the following:


     - written confirmations of the applicant's income and, if necessary, bank deposits

     - a formal credit bureau report on the applicant from a credit reporting agency

     - a title report

     - a real estate appraisal, if necessary

     - evidence of flood insurance, if necessary

     Loan applications are then reviewed to determine whether or not they satisfy the Company's underwriting criteria, including loan-to-value ratios, occupancy status, borrower income qualifications, employment stability, purchaser requirements and necessary insurance and property appraisal requirements.

     The Company has developed its credit index profile ("CIP") as a statistical credit based tool to predict likely future performance of a borrower. A significant component of the CIP system is the credit evaluation score methodology developed by Fair Isaacs Company ("FICO"), a consulting firm specializing in creating default predictive models using a number of variable components. A FICO score is calculated by a system of scorecards. FICO uses actual credit data on millions of consumers, and applies complex mathematical methods to perform extensive research into credit patterns that attempt to forecast consumer credit performance. The principal components of the FICO predictive model include a consumer's credit payment history, outstanding debt, availability and pursuit of new credit and types of credit in use. Through this scorecard process, FICO identifies distinctive credit patterns, which correspond to a likelihood that consumers will make their future loan payments. The score is based on all the credit-related data in the credit report. The other major components of the CIP include debt-to-income analysis, employment stability, self employment criteria, residence stability and whether the applicants use the premises as their primary residence. By using both scoring models together, all applicants are considered on the basis of their ability to repay the loan obligation while allowing the Company to price the loan based on the extent of the evaluated risk.

     The Company's underwriters review the applicant's credit history, based on the information contained in the application and reports available from credit reporting bureaus and the Company's CIP score, to determine whether the applicant meets the Company's underwriting guidelines. Based on the underwriter's approval authority level, certain exceptions to the guidelines may be made when there are compensating factors subject to approval from a more senior designated authority. The underwriter's decision is communicated to the broker, banker or consumer depending on the source of the loan and, if approved, the proposed loan terms are fully explained. The Company attempts to respond within 24 hours of receipt of a loan application.

     Loan commitments are generally issued for periods of up to 30 days. Prior to disbursement of funds, all loans are carefully reviewed by funding auditors to ensure that all documentation is complete, all contingencies specified in the approval have been met and the loan complies with Company and regulatory procedures.

  Home Equity Loans


     The Company produces Home Equity loans through a mortgage banker and broker loan source network as well as through the Company's retail division. Home Equity loan mortgages produced under this program are limited to a first or second lien position. Loan amounts are determined by taking a specific amount of the collateral value of the property and adjusting the percentage based on the creditworthiness of the borrower. For example, if the Company's guidelines set a minimum loan-to-value ratio of 75% ($75,000 for a home with a collateral value of $100,000), a more creditworthy borrower may be able to borrow in excess of $75,000, and a less credit worthy borrower may only be able to borrow $65,000. Full appraisals generated by approved licensed appraisers are required on all loans within the Uniform Standards of Professional Appraisal Practice (the "Uniform Standards of Appraisal"). Any loan amount of $250,000 or more would require two independent appraisals. The credit grade will be determined by using the CIP. In connection with Home Equity loans, the Company seeks commitments from third party financial institutions to purchase the loans in accordance with their respective guidelines, without recourse for credit losses or risk of prepayment.



     As part of the underwriting process, the Company requires an appraisal of the residence that will be the collateral for the loan. The Company requires the independent appraiser to be state licensed and certified. The Company requires that all independent appraisals be completed within the Uniform Standards of Appraisal as adopted by the Appraisal Standards Board of the Appraisal Foundation. The Company audits the appraisal for accuracy to ensure that the appraiser used sufficient care in analyzing data to avoid errors that would significantly affect the appraiser's opinion and conclusion. This audit includes a review of housing demand, physical adaptability of the real estate, neighborhood trends and the highest and best use of the real estate. In the event the audit reveals any discrepancies as to the method and technique that the Company believes are necessary to produce a credible appraisal, the Company will perform additional property data research or may request a second appraisal to be performed by an independent appraiser selected by the Company in order to further substantiate the value of the subject property.

     The Company may require a full title insurance policy substantially in compliance with the requirements of the American Loan Title Association. The applicant also is required to secure hazard insurance and may be required to secure flood insurance if the mortgaged property has been identified by the Federal Emergency Management Agency as having special flood hazards.

  Equity + Loans

     The Company has implemented policies for its Equity + loan program that are designed to minimize losses by adhering to high credit quality standards. Based on FICO score default predictors and the Company's internal CIP score, borrowers are classified by the Company based on its belief of their credit risk and quality, from "A" credits to "D" credits. Quality is a function of both the borrowers' creditworthiness and the extent of the value of the collateral, which is typically a second lien on the borrowers' primary residence. "A+" credits generally have a FICO score greater than 700. An applicant with a FICO score of less than 640 would be rated a "C" credit. Currently, the Company will not approve an Equity + loan to a borrower with less than an "A" or "B" credit grade using the CIP. All of the Equity + loans originated to date by the Company are secured by first or second mortgage liens on single-family, owner occupied properties.

     Terms of Equity + loans produced by the Company, as well as the maximum combined loan-to-value ratios and debt service to income coverage (calculated by dividing fixed monthly debt payments by gross monthly income), vary depending upon the Company's evaluation of the borrower's creditworthiness. In general, Equity + loans have higher interest rates than Home Equity loans, but are generally lower than rates changed on credit cards. Borrowers with lower creditworthiness generally pay higher interest rates and loan origination fees.

QUALITY CONTROL

     The Company employs various quality control personnel and procedures in order to ensure that loan product standards are adhered to and regulatory compliance is maintained.

     In accordance with Company policy, the quality control department reviews a statistical sample of loans produced each month. This review is generally completed within 60 days and circulated to appropriate department heads and senior management. Finalized reports generally are maintained in the Company's files for a period of two years from completion. Typical review procedures include reverification of employment and income, re-appraisal of the subject property, obtaining separate credit reports and recalculation of debt-to-income ratios. The statistical sample is intended to cover 10% of all new loan products. Emphasis will also be placed on those loan sources where higher levels of delinquency are experienced or payment defaults occur within the first six months of funding. On occasion, the quality control department may review all loans generated from a particular loan source in the event an initial review determines a higher than normal number of exceptions. The account selection of the quality control department is also designed to include a statistical sample of loans by each processor, closer and underwriter, and provides management with information as to any material difference from Company policies and procedures in the loan production process.

     On a daily basis, a sample of recently approved loans are reviewed to insure compliance with underwriting guidelines and criteria. Particular attention may be focused on those underwriters who have developed a higher than normal level of exceptions.

TECHNOLOGY SYSTEMS

     The Company uses a computerized loan production tracking system that allows us to monitor the performance of our wholesale and retail divisions. The system automates various other functions such as Home Mortgage Disclosure Act and HUD reporting requirements and routine tasks such as decline letters and the flood certification process. The system also gives management access to a wide range of decision support information including data on the approval pipeline and the activities and performance of underwriters and loan funders. The Company uses intercompany electronic mail for internal communications and for receiving loan servicing, collection and delinquency information from City Mortgage Services on each group of loans being serviced.

     The Company's existing loan production system provides for the automation of the loan production process as well as loan file indexing and routing. This system includes automated credit report inquiries and consumer credit scoring, along with on-screen underwriting and approval functions. The Company also uses a system which allows for electronic routing of loan application facsimiles. The Company recognizes that there have been significant advances made by a number of mortgage production software vendors in the last year and intends to review a number of the solutions provided by these vendors. It is the intention of the Company to upgrade its automation infrastructure by the purchase of a new system. This approach will shift the burden of development and maintenance of the production system from the Company's in-house development staff to third party vendors to allow the Company to focus its in-house development efforts to its own unique business automation needs. Currently, the Company's existing loan production system is not Year 2000 compliant. The cost for replacing the Company's existing loan production system has been included in its plans and estimated expenses for Year 2000 compliance. For additional details on Year 2000 compliance, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of the Year 2000 Issue" earlier in this prospectus.

LOAN SERVICING

     The Company's strategy has historically been to retain the bulk of the servicing rights associated with the loans it originates. As part of the recapitalization, City Mortgage Services purchased the Company's existing loan servicing rights and agreed to service all of the Company's loans held for sale and loans sold on a servicing retained basis. The Company has an option, contingent upon the delivery to City Mortgage Services of servicing on $1.0 billion of loans to purchase up to 20% equity position in a new entity to be created should City National Bank determine to spin-off City Mortgage Services into a separate entity. When the Company sold its loan servicing portfolio to City Mortgage, the Company eliminated substantially all of its collections and claim staff.

     Among the Company's loan servicing activities performed by City Mortgage Services are processing and administering loan payments, reporting and sending principal and interest to the owners who own interests in the loans and to the trustee of loans sold in securitization transactions, collecting delinquent loan payments, processing Title I insurance claims, conducting foreclosure proceedings and disposing of foreclosed properties and other loan administration duties. In addition, under the loan servicing agreements, the Company is entitled to receive a certain portion of the servicing fees collected by City Mortgage Services. The Company will retain responsibility for certain functions related to initial customer service and continued tax and insurance monitoring.

     The following table sets forth certain historical information regarding the Company's loan servicing for the periods indicated:


                                                    FISCAL YEAR ENDED AUGUST 31,
                                                  --------------------------------
                                                    1996       1997        1998
                                                  --------   ---------   ---------
                                                       (DOLLARS IN THOUSANDS)
Servicing portfolio at beginning of period(2)...  $ 92,286   $ 214,189   $ 628,068
Additions to servicing portfolio................   139,367     526,917     338,942
Reductions in servicing portfolio(1)............   (17,464)   (113,038)   (935,788)
                                                  --------   ---------   ---------
Servicing portfolio at end of period(2).........  $214,189   $ 628,068   $  31,222
                                                  ========   =========   =========
Servicing portfolio at end of period(2):
  Company-owned loans:
  Equity +......................................  $    922   $   8,661   $   8,217
  Title I.......................................     3,776         902       4,233
                                                  --------   ---------   ---------
          Total Company-owned loans.............     4,698       9,563      12,450
Loans sold in securitization transactions:
  Equity +......................................    10,501     363,961          --
  Title I.......................................   198,990     254,544      18,772
                                                  --------   ---------   ---------
          Total loans sold in securitization
             transactions.......................   209,491     618,505      18,772
                                                  --------   ---------   ---------
          Total servicing portfolio(2)..........  $214,189   $ 628,068   $  31,222
                                                  ========   =========   =========


- ---------------

(1) Reductions resulted from scheduled payments, prepayments, loans sold with servicing released, and writeoffs during the period.
(2) Not adjusted for the sale of the Company's mortgage servicing rights to City Mortgage Services on August 1, 1998 as part of the recapitalization. Excludes approximately $9.4 million of Equity + loans to be repurchased at August 31, 1998.

     The following table sets forth the Title I Loan and Equity + loan delinquency and Title I insurance claims experience of loans serviced by the Company as of the dates indicated. The Company is not producing a significant amount of Title I Loans.

                                                            AUGUST 31,
                                                 --------------------------------
                                                   1996        1997        1998
                                                 --------    --------    --------
                                                      (DOLLARS IN THOUSANDS)
Equity + loan delinquency data(1):
  31-60 days past due..........................      0.44%       0.40%       7.14%
  61-90 days past due..........................      0.00        0.20        1.52
  91 days and over past due....................      0.00        0.34       24.83
Total past due.................................      0.44        0.94       33.49
Title I loan delinquency data(1):
  31-60 days past due..........................      2.27        3.19        7.88
  61-90 days past due..........................      0.90        1.68        2.39
  91 days and over past due....................      4.78(2)     7.06(2)    25.00
Total past due.................................      7.95       11.93       35.27
  91 days and over past due,
     net of claims filed(3)....................      2.05        5.20        8.54
Outstanding claims filed with HUD(4)...........      2.73        1.86       16.46
Amount of FHA insurance available for Title I
  loans serviced...............................  $ 21,205    $ 21,094    $ 14,134(5)
Amount of FHA insurance available as a
  percentage of Title I loans serviced.........     10.46%       8.26%      61.44%(5)
Total delinquency data:
  31-60 days past due..........................      2.17        1.54        7.69
  61-90 days past due..........................      0.85        0.80        2.16
  91 days and over past due....................      4.53(7)     3.07(2)    24.95
Total past due.................................      7.55        5.41       34.88
  91 days and over past due, net of claims
     filed(6)..................................      1.94        2.32        7.56
Outstanding claims filed with HUD(7)...........      2.59        0.75       17.39
Outstanding number of Title I insurance claims
  filed........................................       255         269         207
Total servicing portfolio(9)...................  $214,189    $628,068    $ 31,222
Title I loans serviced.........................   202,766     255,446      23,005
Equity + loans serviced(9).....................  $ 11,423    $372,622    $  8,217
Home Equity loans serviced.....................        --          --          --
Aggregate losses on liquidated loans(8)........  $   32.0    $  201.0    $1,368.0

- ---------------

(1) Represents the dollar amount of delinquent loans as a percentage of the total dollar amount of each respective type of loan serviced by the Company (including loans owned by the Company but excluding loans repurchased and loans contained in securitization 1998-1) as of period end. Equity + loan delinquencies represented 0.31% of the Company's total delinquencies for the year ended August 31, 1996, 10.35% for the year ended August 31, 1997 and 17.39% for the year ended August 31, 1998 of the Company's total delinquencies. The Company did not produce Equity + loans until May 1996. The Company did not produce Home Equity loans until December 1997.
(2) During fiscal 1996 and the first two quarters of fiscal 1997, the processing and payment of claims filed with HUD was delayed. Claims paid by HUD during fiscal 1998 totaled $8.8 million.

(3) Represents the dollar amount of delinquent Title I loans net of delinquent Title I loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of Title I loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(4) Represents the dollar amount of delinquent Title I loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of Title I loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(5) If all claims filed with HUD had been processed and paid as of August 31, 1998, the amount of FHA insurance available for all serviced Title I loans would have been reduced to $8.9 million, which as a percentage of Title I loans serviced would have been 4.2%.
(6) Represents the dollar amount of delinquent loans net of delinquent Title I loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(7) Represents the dollar amount of delinquent Title I loans for which claims have been filed with HUD and payment is pending as a percentage of the total dollar amount of total loans serviced by the Company (including loans owned by the Company) as of the dates indicated.
(8) On Title I loans, a loss is recognized upon receipt of payment of a claim or final rejection thereof. Claims paid in a period may relate to a claim filed in an earlier period. Since the Company commenced its Title I lending operations in March 1994, there has been no final rejection of a claim by the FHA. Aggregate losses on liquidated Title I loans related to 1,227 Title I insurance claims made by the Company, as servicer, since commencing operations through August 31, 1998. Losses on Title I loans liquidated will increase as the balance of the claims are processed by HUD. The Company has received an average payment from HUD equal to 90% of the outstanding principal balance of such Title I loans, plus appropriate interest and costs.
(9) Excludes approximately $9.4 million of Equity + loans to be repurchased at August 31, 1998.

SALE OF LOANS


     The Company has historically sold on a servicing-retained basis a substantial majority of all loans it produced in securitization transactions. The balance was sold for cash servicing released to institutional purchasers. Currently, sales on a servicing-released basis, and some sales on a servicing-retained basis, are sold at a premium to their principal balance. As part of the sale of loans in securitization transactions, senior securities in the related securitization are sold to institutional purchasers with a junior subordinated interest in the transaction retained by or issued to the Company as a mortgage related security. As part of its business strategy, the Company intents to sell its loan production in the secondary market to institutional purchasers for cash premiums and reduce its historically dependence on securitization transactions as a method to sell loans. The Company will also attempt to reduce the acquisition premiums paid to its network of mortgage bankers of Equity + and Home Equity loans. During the year ended August 30, 1997, these cash acquisition premiums totaled $18.0 million or approximately 3.5% of the Company's total loan production and, for the year ended August 31, 1998, these premiums totaled $13.7 million or approximately 4.1% of the Company's total loan production.

     Pursuant to the Flow Purchase Agreement entered into as part of the recapitalization, the Company agreed to sell, and Sovereign Bancorp agreed to buy, $100.0 million principal amount of Home Equity and Equity + loans, on a quarterly basis, commencing in the calendar quarter beginning January 1, 1999. Up to $200.0 million of the $400.0 million in principal amount of the loans the Company is required to sell to Sovereign Bancorp on an annual basis can be Equity + loans. The Flow Purchase Agreement, which is renewable every six months, expires on December 31, 1998, but is renewable for additional six-month periods until September 2001. Sovereign Bancorp has the exclusive right to acquire the first $100 million of mortgage loans produced by the Company each quarter during the term of the Flow Purchase Agreement. The Flow Purchase Agreement does not require the Company to sell loans to Sovereign Bancorp at a loss.

     When the Company completed the recapitalization, the Company terminated its existing master purchase agreement with a financial institution in which the financial institution agreed to purchase up to $2.0 billion of loans over a five-year period ending in September 2001. For a description of the risks to the Company from the Flow Purchase Agreement with Sovereign Bancorp, see "Risk Factors -- Liquidity Risks" earlier in this prospectus. For additional details of the master purchase agreement that was terminated, see "Certain Transactions" later in this prospectus.

     The following table sets forth certain data regarding loans securitized or sold by the Company during the periods indicated with servicing retained, and excluding loans sold with servicing released:

                                                    FISCAL YEAR ENDED AUGUST 31,
                                                   -------------------------------
                                                     1996       1997       1998
                                                   --------   --------   ---------
                                                       (DOLLARS IN THOUSANDS)
Principal amount of loans sold...................  $137,908   $462,318   $ 181,931
Gain (loss) on sales of loans(1).................    16,539     45,123     (26,578)
Net unrealized gain (loss) on mortgage related
  securities.....................................     2,697      3,518     (70,024)
Weighted-average stated interest rate on loans
  sold(2)........................................     14.09%     13.91%      11.77%
Weighted-averaged pass-through interest rate on
  loans sold(2)..................................      7.50       7.36        6.77
Weighted-average excess spread retain on loans
  sold(2)
                                                       6.59       6.55        5.00

- -------------------------

(1) Excludes gain on sale of $2.0 million relating to whole loan sales with servicing released of $59.2 million during the year ended August 31, 1997. Excludes gain on sale of $2.3 million relating to whole loan sales with servicing released of $160.1 million during the year ended August 31, 1998.
(2) Includes all loans sold with servicing released or servicing retained.

COMPETITION

     The Company faces intense competition in the business of originating and selling Home Equity loans and, to a lesser extent, Equity + loans. The Company's competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and insurance companies. Many of these entities are substantially larger, have lower costs of capital and have considerably greater financial, technical and marketing resources than the Company. In addition, many of the financial services organizations that are much larger than the Company have formed national loan production networks offering loan products that are substantially similar to the Company's loan programs. The Company believes that Conti Mortgage Corp., The Money Store, First Plus Financial Group, Associates First Capital Corporation, and Household Finance Corporation are some of its largest direct competitors. The Company competes principally by providing prompt, professional service to its mortgage bankers, brokers and retail customers and, depending on circumstances, by providing competitive lending rates.

     Competition among industry participants can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, amount and term of the loan, loan origination fees and interest rates. Additional competition may lower the rates the Company can charge borrowers, potentially lowering the gain on future loan sales. The Company may face competition from, among others, government-chartered entities, such as FNMA, FHLMA, and GNMA. The Company's competitors may expand their existing or new loan purchase programs to include Home Equity loans. Entries of government-sponsored entities into the Home Equity loan market could lower the interest rates the Company is able to charge its borrowers and reduce or eliminate premiums on loan sales. To the extent any of these competitors significantly expand their activities in the Company's market, the Company could be materially adversely affected. Fluctuations in interest rates and general economic conditions may also affect the Company's competition. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. See "Risk Factors -- Competition" located earlier in this prospectus.

     If the Company is unable to remain competitive in these areas, the volume of the Company's loan production may be materially adversely affected as borrowers seek out other lenders for their financing needs. Lower loan production may have an adverse effect on the Company's ability to negotiate and obtain sufficient financing under warehouse lines of credit upon acceptable terms. Establishing a broker-sourced loan business typically requires a substantially smaller commitment of capital and personnel resources than a direct-sourced loan business. This relatively low barrier to entry permits new competitors to enter the broker-sourced loan market quickly, particularly existing direct-sourced lenders which can draw upon existing branch networks and personnel in seeking to sell products through independent brokers. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have locked in low borrowing costs may have a competitive advantage.

     The Company has historically been dependent on certain of its competitors to purchase loans not purchased by Sovereign Bancorp. If such competitors refrained from purchasing the Company's loans and the Company were unable to replace such purchasers, the Company's financial condition and results of operations could be materially adversely affected. The Flow Purchase Agreement between the Company and Sovereign Bancorp is expected to alleviate this situation. See "-- Sale of Loans" located earlier in this prospectus. The Company continues to seek other purchasers who are not competitors of the Company.

GOVERNMENT REGULATION

     The Company's lending activities are subject to the Truth in Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of
1994), the

Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, as amended, the Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act of 1975, the Fair Debt Collection Practices Act and the Fair Housing Act, as well as other federal and state statutes and regulations affecting the Company's activities. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     The Company is subject to the rules and regulations of, and examinations by, HUD, FHA and other federal and state regulatory authorities with respect to originating, underwriting, funding, acquiring, selling and to the extent that it engages in servicing activities, to servicing consumer and mortgage loans. In addition, there are other federal and state statutes and regulations affecting the Company's activities. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for loans, prohibit discrimination, provide for inspection and appraisals of properties, require credit reports on prospective borrowers, regulate payment features and, in some cases, fix maximum interest rates, fees and loan amounts. The Company is required to submit annual audited financial statements to various governmental regulatory agencies that require the maintenance of specified net worth levels. The Company's affairs are also subject to examination, at all times, by the Federal Housing Commissioner to assure compliance with FHA regulations, policies and procedures.

     Although the Company is no longer originating a significant volume of Title I Loans, the Company is a HUD approved Title I mortgage lender and is subject to the supervision of HUD. In addition, the Company's operations are subject to supervision by state authorities (typically state banking or consumer credit authorities), many of which generally require that the Company be licensed to conduct its business. This normally requires state examinations and reporting requirements on an annual basis.

     The Federal Consumer Credit Protection Act ("FCCPA") requires a written statement showing an annual percentage rate of finance charges and requires that other information be presented to debtors when consumer credit contracts are executed. The Fair Credit Reporting Act requires certain disclosures to applicants concerning information that is used as a basis for denial of credit. The Equal Credit Opportunity Act prohibits discrimination against applicants with respect to any aspect of a credit transaction on the basis of sex, marital status, race, color, religion, national origin, age, derivation of income from public assistance program, or the good faith exercise of a right under the FCCPA.

     The interest rates which the Company may charge on its loans are subject to state usury laws, which specify the maximum rate which may be charged to consumers. In addition, both federal and state truth-in-lending regulations require that the Company disclose to its customers prior to execution of the loans, all material terms and conditions of the financing, including the payment schedule and total obligation under the loans. The Company believes that it is in compliance in all material respects with such regulations.


SEASONALITY



     The Company's production of Home Equity and Equity + loans is seasonal to the extent that borrowers used the proceeds for home improvement contract work. The Company's production of loans for this purpose tends to build during the spring and early summer months, particularly where the proceeds are used for pool installations. A decline is typically experienced in late summer and early fall until temperatures begin to drop. This change in seasons precipitates the need for new siding, window and insulation contracts. Peak volume is experienced in November and early December and declines dramatically from the holiday season through the winter months. While the Company does not have substantial experience making loans to borrowers who intend to use the proceeds to purchase a residence, management believes that the market for such loans will follow the home sale cycle, higher in the spring through early fall than during the remainder of the year.


EMPLOYEES


     As of January 1, 1999, the Company had 56 employees. None of the Company's employees is represented by a collective bargaining agreement. The Company believes that its relations with its employees are satisfactory.


PROPERTIES

     The Company leases 45,950 square feet of office space at 1000 Parkwood Circle, Atlanta, Georgia, consisting of two full floors. The Company's corporate headquarters have been consolidated into 22,975 square feet, consisting of one floor at this location. The Company has subleased the other floor at this location. The Company's lease is for an initial six-year term expiring August 2002 with a conditional option to extend the term to August 2007. The Company is searching for alternative space for its corporate headquarters. If it finds space, the Company expects to sublease the presently occupied space and relocate its corporate headquarters. The Company also leases 10,478 square feet of office space at its prior headquarters location in Atlanta, Georgia pursuant to a lease that expires in March 1999. In addition, as of December 11, 1998 the Company also leased office space on short-term or month-to-month leases in Phoenix, Arizona; Dublin, California; Denver, Colorado; Ft. Lauderdale, Florida; Miami Lakes, Florida; Elmhurst, Illinois; Woburn, Massachusetts; Waterford, Michigan; Blue Springs, Missouri; Waldwick, New Jersey; Las Vegas, Nevada; Patchogue, New York; Columbus, Ohio; Oklahoma City, Oklahoma; Bridgeville, Pennsylvania; Brentwood, Tennessee; Austin, Texas; and Seattle, Washington. The Company believes that all of its facilities are suitable and adequate for the current conduct of its operations.

LEGAL PROCEEDINGS

     On February 23, 1998, an action was filed in the United States District Court for the Northern District of Georgia by Robert J. Feeney, as a purported class action against the Company and Jeffrey S. Moore, the Company's former President and Chief Executive Officer. The complaint alleges, among other things, that the defendants violated the federal securities laws in connection with the preparation and issuance of certain of the Company's financial statements. The named plaintiff seeks to represent a class consisting of purchasers of the Common Stock between April 11, 1997 and December 18, 1997, and seeks damages in an unspecified amount, costs, attorney's fees and such other relief as the court may deem proper. On June 30, 1998, the plaintiff amended the complaint to add additional plaintiffs, to add as a defendant Mego Financial, the Company's former parent, and to extend the class period through and including May 20, 1998. On September 18, 1998, the Company filed a motion to dismiss the complaint. The Company believes it has meritorious defenses to this lawsuit and that resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.

     On October 2, 1998, an action was filed in the United States District Court for the Western Division of Tennessee by Traci Parris, as a purported class action against Mortgage Lenders Association, Inc., the Company and City Mortgage Services, Inc., one of the Company's strategic partners. The complaint alleges, among other things, that the defendants charged interest rates, origination fees and loan brokerage commissions in excess of those allowed by law. The named plaintiff seeks to represent a class of borrowers and seeks damages in an unspecified amount, reform or nullification of loan agreements, injunction, costs, attorney's fees and such other relief as the court may deem just and proper. On October 27, 1998, the Company filed a motion to dismiss the complaint. The Company believes it has meritorious defenses to this lawsuit and that resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.

     On October 8, 1998, the Office of the Consumer Credit Commissioner of the State of Texas issued a denial of the Company's application for licensing as a secondary mortgage lender. On October 20, 1998, the Company filed an appeal of the Commissioner's decision and an administrative hearing will be held after March 1999. The denial will not become final until the Company's appeal has been resolved. The Company believes that it is capable of meeting such requirements as the Commissioner may set to amend the Company's license application. If the denial becomes final, the Company will not be able to make secondary mortgage loans in the State of Texas at interest rates of greater than 10%. The Company is not required to hold a secondary mortgage lender license in order to continue to produce or acquire unregulated first mortgage loans in the state of Texas. The Company believes that resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.

     In the ordinary course of its business, the Company is, from time to time, named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse effect on the business or financial condition of the Company.


  RECENT DEVELOPMENTS



     As part of the Company's strategic initiatives, the Company entered into an agreement to purchase certain assets of LL Funding Corp., a privately-held loan origination company headquartered in Columbia, Maryland. Through December 31, 1998, the Company has purchased from LL Funding Corp. approximately $16.2 million principal amount of loans at a purchase price of 102.75%. In addition, the Company has advanced approximately $1.3 million to LL Funding Corp. to fund their operations. On January 4, 1999, the Company terminated the asset purchase agreement pursuant to provisions contained therein. LL Funding Corp. disputed the Company's right to terminate the asset purchase agreement, and on January 11, 1999, the Company filed suit asking that the court declare that the Company properly terminated the asset purchase agreement and is not liable to LL Funding Corp. as a result of such termination.



     The Company, on January 8, 1999, consummated the purchase of substantially all of the operating assets of a retail, sub-prime loan production facility located in Las Vegas, Nevada from FirstPlus Financial, Inc. for approximately $3.25 million in cash.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company as of December 1, 1998.


NAME                                        AGE                   POSITION
- ----                                        ---                   --------
Champ Meyercord...........................  57    Chairman of the Board and Chief
                                                  Executive Officer
Wm. Paul Ralser...........................  57    President, Chief Operating Officer and
                                                    Director
J. Richard Walker.........................  51    Executive Vice President and Chief
                                                  Financial Officer
Spencer I. Browne.........................  48    Director
Hubert M. Stiles..........................  51    Director
David J. Vida, Jr.........................  32    Director
John D. Williamson, Jr....................  63    Director



     Champ Meyercord has been Chairman and Chief Executive Officer of the Company since July 1998 and, prior thereto, he was a special consultant to the Company since May 1998. From 1994 to 1998, Mr. Meyercord was a senior investment banker with Greenwich Capital Markets, most recently as a co-head of the Mortgage and Asset Backed Finance Group. In addition to his involvement with asset backed securities, Mr. Meyercord was involved in the development of financing vehicles for specialty finance companies. Greenwich Capital Markets has performed investment banking services for the Company since 1994. Prior to 1994, Mr. Meyercord was a co-managing partner of Hillcrest Partners, a private investment bank specializing in mergers and acquisitions for financial institutions. Mr. Meyercord is a member of the Board of Directors of The National Home Equity Mortgage Association.


     Wm. Paul Ralser. Mr. Ralser has been a Director of the Company since June 1998 and President and Chief Operating Officer since September 1998. Mr. Ralser has served as President and Chairman of the Board of First Fidelity Bancorp, Inc. since June 1996. Since December 1994, Mr. Ralser has been President and Chief Executive Officer of First Fidelity Thrift & Loan Association. From October 1992 to December 1994, Mr. Ralser was Executive Vice President and Director of Affordable Housing for Countrywide Funding Corporation ("Countrywide") and, from September 1986 until August 1992, he served as President and Chief Executive Officer of Countrywide Thrift and Loan.

     J. Richard Walker has been Executive Vice President and Chief Financial Officer of the Company since October 1998. Since 1988, Mr. Walker has been a principal of Walker & Mikloucich, P.C., an accounting firm. Since 1986, Mr. Walker has been managing director of Vulcan Capital, Inc., formerly TVG Associates, Inc., a business advisory services firm.

     Spencer I. Browne has been a Director of the Company since consummation of the initial public offering in November 1996. For more than five years prior to September 1996, Mr. Browne held various executive and management positions with several publicly traded companies engaged in businesses related to the residential and commercial mortgage loan industry. From August 1988 until September 1996, Mr. Browne served as

President, Chief Executive Officer and a Director of Asset Investors Corporation ("AIC"), a New York Stock Exchange ("NYSE") traded company he co-founded in 1986. He also served as President, Chief Executive Officer and a Director of Commercial Assets, Inc., an American Stock Exchange traded company affiliated with AIC, from its formation in October 1993 until September 1996. In addition, from June 1990 until March 1996, Mr. Browne served as President and a Director of M.D.C. Holdings, Inc., a NYSE traded company and the parent company of a major home builder in Colorado.


     Hubert M. Stiles, Jr. Mr. Stiles has been a Director of the Company since July 1998. Since September 1996, Mr. Stiles has been a money manager for and President of T. Rowe Price Recovery Fund II Associates, L.L.C. Mr. Stiles has been Vice President of T. Rowe Price Associates, Inc. and a money manager for and President of T. Rowe Price Recovery Fund Associates, Inc. since May 1988.


     David J. Vida, Jr. Mr. Vida has been a Director of the Company since June 1998. Since July 1996, Mr. Vida has been President of City Mortgage Services, a division of City National Bank. Mr. Vida served as Chief Financial Officer of Prime Financial Corp. from June 1994 until June 1996. From January 1992 to June 1996, Mr. Vida was a Senior Accountant for KPMG Peat Marwick LLP.


     John D. Williamson, Jr. has been a Director of the Company since September 1998. Since January 1997, Mr. Williamson has been practicing law as a sole practitioner, focusing on consulting, mediation and expert witnesses. From 1976 to January 1997, Mr. Williamson worked in various capacities at Transport Life Insurance Company (a subsidiary of Travelers Group, Inc.) including Vice Chairman of the Board from 1995 to 1997 and Chairman of the Board from 1995 to 1998.


     The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. The Company's directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company do not receive additional compensation for their services as directors. Members of the Board of Directors of the Company who are not employees of the Company receive an annual retainer fee of $30,000 plus $1,500 for chairing a committee or $1,000 for serving as a member of a committee. In addition, each director receives $1,000 for each Board or committee meeting (but only $500 for a committee meeting held on the same day as a board meeting). Directors are also reimbursed for their expenses incurred in attending meetings of the board of directors and its committees.


     The board of directors has delegated certain functions to the following standing committees:



     Audit Committee: The Audit Committee's functions include recommending to the board the engagement of the Company's independent certified public accountants, reviewing with the accountants the plan and results of their audit of the Company's financial statements and determining the independence of the accountants. The Audit Committee held six meetings in fiscal 1998. The Audit Committee is currently composed of Messrs. Stiles, Browne and Vida.



     Compensation Committee: The Compensation Committee has the authority to approve the compensation of the Company's executive officers. The Compensation

Committee held three meetings in fiscal 1998. Currently, the Compensation Committee consists of Messrs. Williamson and Browne.



     Nominating Committee: During fiscal 1998, the Nominating Committee had the responsibility to recommend the nominees for election as Directors of the Company to the Board of Directors. The Nominating Committee met one time during fiscal 1998. The Company currently does not maintain a nominating committee.



     Plan Committee: The Plan Committee was established in January 1999 to administer the Plan. The Plan Committee is currently composed of Messrs. Stiles and Williamson.



EXECUTIVE COMPENSATION


     The following table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and the other executive officer as of August 31, 1998 whose annual salary and bonus during fiscal 1998 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                             ANNUAL                            ------------
                                          COMPENSATION                          NUMBER OF
                              FISCAL   -------------------    OTHER ANNUAL       OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY     BONUS     COMPENSATION(1)    GRANTED(2)    COMPENSATION(3)
- ---------------------------   ------   --------   --------   ---------------   ------------   ---------------
Champ Meyercord(4)..........   1998    $ 63,462   $     --       $    --        4,818,591        $     --
  Chairman of the Board        1997          --         --            --               --              --
  and Chief Executive
    Officer                    1996          --         --            --               --              --
James L. Belter(5)..........   1998    $212,519   $100,000(6)     $ 9,919              --        $135,868
  Executive Vice President     1997     180,003    100,000(6)      15,896         100,000              --
  and Treasurer                1996     159,080     50,000(6)       4,330              --              --


- -------------------------

(1) Other annual compensation consisted of car allowances, contributions to 401(k) plans and moving expenses.
(2) See "-- Employment Agreements" and "-- Company Stock Option Plans" below.
(3) All other compensation consisted of funds received from the Company to repurchase outstanding SARs and stock options.
(4) Mr. Meyercord became Chief Executive Officer of the Company in August 1998.
(5) Mr. Belter resigned from the Company on November 30, 1998.

(6) Bonuses paid to Mr. Belter during fiscal years 1996 and 1997 were discretionary bonuses determined by the board of directors. The bonus paid during fiscal 1998 was paid pursuant to an employment contract entered into with Mr. Belter in August 1997.

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended August 31, 1998 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                       INDIVIDUAL GRANTS
                       -------------------------------------------------
                                     PERCENT OF                            POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF       TOTAL                                  ASSUMED ANNUAL RATES OF
                       SECURITIES     OPTIONS                              STOCK PRICE APPRECIATION FOR
                       UNDERLYING    GRANTED TO    EXERCISE                         OPTION TERM
                        OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION   -----------------------------
NAME                   GRANTED(#)   FISCAL YEAR     ($/SH)       DATE          5%($)          10%($)
- ----                   ----------   ------------   --------   ----------   -------------   -------------
Champ Meyercord......  4,818,591          80.1%     $1.50      06/23/08     $11,773,465     $18,747,276
  Chairman of the
  Board and Chief
  Executive Officer
James L. Belter......         --            --         --            --              --              --
  Executive Vice
  President and
  Treasurer(1)


- -------------------------

(1) Mr. Belter resigned from the Company on November 30, 1998.

     The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of August 31, 1998. No stock options were exercised by the Named Executive Officers during the fiscal year ended August 31, 1998. See "-- Company Stock Option Plans."

                 AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE


                                                                    VALUE OF UNEXERCISED
                                      NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                         OPTIONS HELD AT                   HELD AT
                                         AUGUST 31, 1998             AUGUST 31, 1998(1)
                                   ---------------------------   ---------------------------
                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                   -----------   -------------   -----------   -------------
Champ Meyercord..................        --        4,818,591       $    --       $144,558
James L. Belter(2)...............    20,000           80,000            --             --


- -------------------------


(1) The closing sales price of the Company's common stock as reported on the Nasdaq Stock Market on August 31, 1998 was $1.53. All options held by Mr. Belter as of August 31, 1998 were granted at exercise prices in excess of such market price.

(2) Mr. Belter resigned from the Company on November 30, 1998.

EMPLOYMENT AGREEMENTS


     On June 23, 1998, the Company entered into an employment agreement with Champ Meyercord (the "Meyercord Agreement") pursuant to which Mr. Meyercord became the Chairman of the Board and Chief Executive Officer of the Company. The initial term of the agreement terminates on December 31, 2001 and the agreement will continue on a year-to-year basis unless terminated by either party. The agreement provides for an initial annual base salary of $300,000. From the date of the Meyercord Agreement until December 31, 1998, Mr. Meyercord is entitled to a bonus of at least $250,000. For each subsequent calendar year during the term of the agreement, Mr. Meyercord shall be entitled to receive bonuses pursuant to a management incentive compensation plan for senior management to be established by the Company. Pursuant to the Meyercord agreement, upon consummation of the Exchange Offer, Mr. Meyercord was granted options to purchase 5% of the total outstanding shares of common stock outstanding after the recapitalization on a fully-diluted basis at an exercise price equal to the per share price in the private placements. In addition, the Meyercord Agreement provides that upon consummation of an offering of rights to purchase common stock, Mr. Meyercord shall be granted options to purchase a number of shares of common stock equal to 5% of the number of shares of common stock issued in the offering at an exercise price equal to price per share in the offering.


     Upon termination of the agreement for "cause," Mr. Meyercord will be entitled to receive his base salary through the effective date of termination and any determined but unpaid incentive compensation for any bonus period ending on or before the date of termination. In the event of termination "without cause," Mr. Meyercord will be entitled to (1) any unpaid base salary through the date of termination, (2) accrued but unpaid incentive compensation, if any, for the bonus period ending on or before the date of termination, (3) the continuation of any benefits through the expiration of the Meyercord Agreement and (4) the payment, through the date of expiration of the Meyercord Agreement, of his base salary and incentive compensation (in an amount equal to the incentive compensation paid to Mr. Meyercord for the calendar year immediately preceding termination). In the event of a change of control of the Company accompanied within two years by either (1) termination of Mr. Meyercord's employment by the Company "without cause" or (2) Mr. Meyercord's voluntarily termination for "good reason," Mr. Meyercord will be entitled to the amounts receivable upon a termination "without cause." In addition, upon a change of control any vested stock options granted to Mr. Meyercord will accelerate and become immediately vested. The Meyercord Agreement contains a non-competition provision that generally prohibits Mr. Meyercord from competing with the Company during his employment by the Company and for the two-year period following the termination of his employment for any reason.


     The Company and Mr. Meyercord currently are engaged in discussions which may result in revisions to the Meyercord Agreement, all of which would be retroactive to July 1, 1998. The Company initiated these discussions, and the discussions on behalf of the Company are handled by the Compensation Committee. The Company is requesting that Mr. Meyercord agree to waive his right under the Meyercord Agreement to an option to purchase 5% of the Company's common stock in exchange for an option to be granted under a stock option plan to be adopted by the Company subject to the Company's shareholders approving the plan and the related grant to Mr. Meyercord. The Company also desires to make the Meyercord Agreement subject to the laws of the State of Georgia and to restructure Mr. Meyercord's noncompetition provision and his other restrictive covenants to increase the likelihood that a court will enforce these provisions against Mr. Meyercord. Mr. Meyercord through his attorney in turn has asked for certain revisions to the Meyercord Agreement, including adding a provision which would protect him from any excise tax liability and any related income tax liability from a change in control of the Company, deleting a provision under which the Company could delay the payment of his compensation if the Company was unable to claim an income tax deduction for the compensation and clarifying certain provisions related to his fringe and other benefits. It is not clear whether an agreement will be reached on any revisions to the Meyercord Agreement or, if an agreement is reached, when that agreement will be reached. Neither the Company nor Mr. Meyercord have set a deadline for either reaching an agreement or abandoning further discussion on revisions to the Meyercord Agreement.



     During fiscal 1998, James Belter, the Company's Executive Vice President and Chief Financial Officer until November 30, 1998, was employed pursuant to an employment agreement entered into in August 1997. The employment agreement provided that Mr. Belter was entitled to receive discretionary performance bonuses based on factors determined by the Committee and the board of directors in accordance with the Company's executive bonus pool program. Notwithstanding the foregoing, Mr. Belter was guaranteed to receive a bonus of $100,000 for each of the first two years of his employment agreement.


     The Company intends to enter into employment agreements with certain other members of senior management, including Messrs. Ralser and Walker.

COMPANY STOCK OPTION PLANS

  1996 Plan

     Under the Company's 1996 Employee Stock Option Plan (the "1996 Plan"), 10,000 shares of common stock remain reserved for issuance upon exercise of stock options. The 1996 Plan was designed as a means to retain and motivate key employees and directors. The board of directors, or a committee thereof, administers and interprets the 1996 Plan and is authorized to grant options thereunder to all eligible employees and directors of the Company, except that no incentive stock options (as defined in Section 422 of the Code) may be granted to a director who is not also an employee of the Company or a subsidiary. The 1996 Plan provides for the granting of both incentive stock options and nonqualified stock options. Options may be granted under the 1996 Plan on such terms and at such prices as determined by the board of directors, or a committee thereof, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the common stock on the date of grant. Each option is exercisable after the period or periods specified in the related option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the common stock on the date of grant and a term of no more than five years. The 1996 Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (1) provide for recourse to the optionee, (2) bear interest at a rate no less than the prime rate of interest, and (3) be secured by the shares of common stock purchased. The board of directors has the authority to amend or terminate the 1996 Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the 1996 Plan are subject to stockholder approval. Unless terminated sooner, the 1996 Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted ten years after commencement of the 1996 Plan. In connection with the spin-off of the Company, all options outstanding under the 1996 Plan were converted into SARs in August 1997. In October 1997, the Company repurchased all SARs outstanding under the 1996 Plan.

  1997 Plan

     In August 1997, the Company's Board of Directors adopted the Company's 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was approved by the stockholders of the Company in June 1998. Under the 1997 Plan, as amended, 2,000,000 shares of common stock are reserved for issuance upon the exercise of stock options and/or SARs. The board of directors, or a committee thereof, administers and interprets the 1997 Plan and is authorized to grant options and/or SARs thereunder to any person who has rendered services to the Company, except that no incentive stock options may be granted to any person who is not also an employee of the Company or any subsidiary. As of August 31, 1998, a total of 1,200,000 options had been granted under the 1997 Plan, of which 632,500 were held by directors and executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Company's Compensation Committee was formed by the board of directors in August 1997. From September 1, 1997 until June 29, 1998, the Compensation Committee was comprised of Robert Nederlander and Spencer I. Browne, non-employee directors. From July 1, 1998 until November 14, 1998, the Company did not have a Compensation Committee and compensation decisions were made by the full Board of Directors. Champ Meyercord did not participate in decisions regarding his specific employment by the Company. On November 14, 1998, Spencer
I. Browne and John D. Williamson, Jr. were appointed to the Compensation Committee. See "Certain Transactions" located later in this prospectus.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of January 20, 1999, information with respect to the beneficial ownership of the common stock by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) each director of the Company, (3) each of the Named Executive Officers, and (4) all directors and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.



NAME AND ADDRESS OF                                  NUMBER OF SHARES     PERCENTAGE
BENEFICIAL OWNER(1)                                 BENEFICIALLY OWNED   OWNERSHIP(2)
- -------------------                                 ------------------   ------------
DIRECTORS AND EXECUTIVE OFFICERS:
Champ Meyercord...................................              --              *
J. Richard Walker.................................              --              *
Spencer I. Browne.................................          37,260              *
Wm. Paul Ralser...................................          20,000              *
Hubert M. Stiles, Jr.(3)..........................       6,666,667           21.8%
David J. Vida, Jr.................................              --              *
John D. Williamson, Jr............................              --              *
All executive officers and directors of the
  Company as a group (8 persons)..................       6,723,927           22.0%
OTHER LARGE STOCKHOLDERS:
Value Partners, Ltd.(4)...........................      14,666,740           32.4%
City National Bank(5).............................      13,333,367           30.1%
Sovereign Bancorp(6)..............................      13,333,367           30.1%
Friedman, Billings, Ramsey Group, Inc.(7).........       9,472,470           27.9%
Emanuel J. Friedman(7)(8).........................       6,666,667           21.8%
T. Rowe Price Recovery Fund II, L.P.(3)...........       6,666,667           21.8%


- -------------------------

    * Less than 1%.
 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this prospectus have been exercised.
 (2) Based on 30,566,667 shares of common stock outstanding as of December 1, 1998.

 (3) The address of Mr. Stiles and T. Rowe Price Recovery Fund II, L.P. is 100 East Pratt Street, Baltimore, Maryland 21202. Represents shares beneficially owned by T. Rowe Price Recovery Fund II, L.P., T. Rowe Price Recovery Fund II Associates, L.L.C. and T. Rowe Price Associates, Inc. (of which Mr. Stiles is a vice president). Mr. Stiles disclaims beneficial ownership of these shares. Based on a Schedule 13G filed with the SEC on July 10, 1998.

 (4) The address of Value Partners, Ltd. is 4514 Cole Avenue, Suite 808, Dallas, Texas 75205. Represents shares issuable upon the conversion of 22,000 shares of preferred stock.

 (5) City National Bank's address is 25 Gatewater Road, Charleston, West Virginia 25313. Represents (i) 6,666,700 shares issuable upon conversion of preferred stock and (ii) 6,666,667 shares issuable upon exercise of currently outstanding options.
 (6) Sovereign Bancorp's address is 1130 Berkshire Boulevard, P.O. Box 12646, Reading, Pennsylvania 19612. Represents (i) 6,666,700 shares issuable upon conversion of preferred stock and (ii) 6,666,667 shares issuable upon exercise of currently outstanding options.

 (7) The address of Friedman, Billings, Ramsey Group, Inc. ("FBRG") is 1001 19th Street North, Arlington, Virginia 22209. As of December 1, 1998, FBRG, through its three wholly-owned subsidiaries Friedman, Billings, Ramsey Investment Management, Inc. ("Investment Management"), FBR Offshore Management, Inc. ("Offshore Management") and Orkney Holdings, Inc. ("Orkney"), had sole voting and dispositive power with respect to 5,359,116 shares of common stock. This number does not include 6,666,667 shares of common stock owned by Emanuel J. Friedman, as to which FBRG disclaims beneficial ownership. Investment Management serves as general partner and discretionary investment manager for FBR Ashton, L.P. ("Ashton") which, as of December 1, 1998, owned 824,187 shares of common stock and 4,450 shares of preferred stock (which are convertible into 2,966,681 shares of common stock). Offshore Management serves as discretionary manager for FBR Opportunity Fund, Ltd. ("Opportunity Fund") which, as of December 1, 1998, owned 82,622 shares of Common Stock. Each of FBRG, Investment Management and Offshore Management disclaims beneficial ownership of shares of common stock owned by the other two entities. Orkney is a wholly-owned subsidiary of FBRG which, as of December 1, 1998, owned 4,452,307 shares of common stock and 2,125 shares of preferred stock (which are convertible into an aggregate of 1,416,673 shares of common stock). Each of FBRG, Ashton, Opportunity Fund and Orkney disclaims beneficial ownership of the shares of common stock owned by the other three entities. In addition, Emanuel J. Friedman, Eric F. Billings and W. Russell Ramsey are each control persons with respect to FBRG.


 (8) Mr. Friedman's address is 1001 19th Street, Arlington, Virginia 22209. Excludes 5,359,116 shares beneficially owned by FBRG, as to which Mr. Friedman disclaims beneficial ownership. Mr. Friedman has notified the Company that, until the earlier of (i) the first date on which he, together with FBR and its affiliates, holds shares of common stock representing less than 20% of the total issued and outstanding common stock or (ii) the date on which he deposits his shares of common stock in a voting trust to be voted by an unaffiliated third party, he waives the right to vote his shares of common stock.

                              CERTAIN TRANSACTIONS

     Listed below are transactions the Company has entered into with its affiliates in the past three years. An "affiliate" generally is a person or entity that is (1) "controlled by the Company," such as an officer of the Company, (2) that "controls the Company" such as a director of a company, and in the case of the Company, Mego Financial, the Company's former parent; or (3) entities under "common control" with a company. PEC, a subsidiary of Mego Financial, is an affiliate of Mego Financial because it is "controlled by" Mego Financial, and is an affiliate of the Company, because the directors that controlled the Company until the completion of the recapitalization also controlled Mego Financial.

RELATIONSHIP WITH GREENWICH

     Champ Meyercord, the Company's Chairman of the Board and Chief Executive Officer, was formerly a senior investment banker at Greenwich Capital Markets ("Greenwich"). In October 1996, Greenwich agreed to purchase from the Company $2.0 billion of loans over a five year period. The Company has sold Greenwich approximately $800 million in loans from the inception of the agreement. The agreement with Greenwich was terminated in June 1998 and the Company has no further obligation under the agreement.


     In April 1997, the Company entered into a pledge and security agreement with Greenwich for an $11.0 million revolving credit facility. The amount which could be borrowed under the agreement was increased to $15.0 million in June 1997 and to $25.0 million in July 1997. This facility is secured by a pledge of certain of the Company's interest only and residual class certificates relating to securitizations carried as mortgage related securities on the Company's Statements of Financial Condition, payable to the Company pursuant to its securitization agreements. As of August 31, 1998, approximately $10.0 million was outstanding under the agreement. This agreement, which was originally scheduled to mature in December 1998, was extended until December 1999.


TAX SHARING AND INDEMNITY AGREEMENT

     For taxable periods up to the date of the spin-off, the Company's results of operations were includable in the tax returns filed by Mego Financial's affiliated group for federal income tax purposes. Under a tax allocation and indemnity agreement with Mego Financial, the Company recorded a liability to Mego Financial for federal income taxes calculated on a separate company basis. Under a prior tax sharing arrangement with Mego Financial, the Company recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. In addition, both the agreement and the arrangement provided that the Company and Mego Financial each will indemnify the other under certain circumstances. The Company no longer files consolidated returns with Mego Financial's affiliated group. The Company believes that all obligations under the tax sharing agreement have been satisfied.

MANAGEMENT SERVICES AGREEMENT WITH PEC

     Until the recapitalization; PEC, a subsidiary of Mego Financial, supplied the Company on an as-needed basis with certain executive, accounting, legal, management information, data processing, human resources, advertising services and promotional personnel of PEC provided services to the Company on an "as needed" basis. The Company paid management fees to PEC in an amount equal to the direct and indirect expenses of PEC related to the services supplied by its employees to the Company, including an allocable portion of the salaries and expenses of these employees based upon the percentage of time these employees spent performing services for the Company. This arrangement was formalized on September 1, 1996 by execution of a management agreement (the "Management Agreement"), in which PEC agreed to provide management services to the Company for an aggregate annual fee of approximately $967,000. Effective January 1, 1998, the annual fee payable by the Company under the Management Agreement was reduced to $528,000. The Management Agreement was terminated on June 29, 1998.


     For the years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998, approximately $671,000, $967,000, $617,000,
$242,000 and $0, respectively, of the salaries and expenses of these employees of PEC were attributable to and paid by the Company in connection with services supplied by these employees to the Company. In addition, during the years ended August 31, 1996 and 1997, the Company paid PEC for developing computer programming, incurring costs of $56,000 and $0, respectively. During the year ended August 31, 1998 and the three months ended November 30, 1997 and 1998, these costs were $0.


SUB-SERVICING AGREEMENT WITH PEC


     Prior to September 1, 1996, PEC sub-serviced the Company's loans pursuant to which it paid servicing fees of 50 basis points on the principal balance of loans serviced per year. For the years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998, the Company paid sub-servicing fees to PEC of approximately $709,000, $1.9 million and $2.1 million, $661,000 and $0, respectively. The Company entered into a servicing agreement with PEC (the "Servicing Agreement"), effective as of September 1, 1996, providing for the payment of servicing fees of 50 basis points on the principal balance of loans serviced per year. For the years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998, the Company incurred interest expense in the amount of $29,000, $16,000, $0, $0 and $0, respectively, related to fees payable to PEC for these services. The interest rates were based on PEC's average cost of funds and equaled 10.68% in 1996 and 10.48% in 1997. Effective September 1, 1997, the servicing fees were reduced to 40 basis points per year and effective January 1, 1998, the servicing fees were further reduced to 35 basis points per year. The Servicing Agreement has been terminated as the mortgage servicing rights were transferred to City National Bank.


FUNDING AND GUARANTEES BY MEGO FINANCIAL

     In order to fund the Company's past operations and growth, and in conjunction with filing consolidated returns, the Company borrowed money from Mego Financial. As of August 31, 1996, 1997 and 1998, the amount of intercompany debt owed to Mego Financial was $12.0 million, $9.7 million and $0, respectively. Prior to the initial public offering, Mego Financial had guaranteed the Company's obligations under the Company's credit agreements and an office lease. The guarantees of the Company's credit agreements were released on the completion of the initial public offering. The Company did not pay any compensation to Mego Financial for such guarantees.

     In November 1996, Greenwich agreed to purchase from the Company $2.0 billion of loans over a five year period. Pursuant to the agreement, Mego Financial issued to Greenwich four-year warrants to purchase 1.0 million shares of Mego Financial's common stock. The value of the warrants, estimated at $3.0 million (0.15% of the commitment amount) as of the commitment date (the "Warrant Value") plus a $150,000 fee has been written off as the commitment for the purchase of loans has been terminated.

     On August 29, 1997, the Company and Mego Financial entered into the Payment Agreement for the Company's repayment after the spin-off of (1) a portion of the debt owed by the Company to Mego Financial as of May 31, 1997 and (2) debt owed by the Company to Mego Financial as of August 31, 1997. Upon consummation of the sale of the Old Notes in October 1997, $3.9 million was paid in accordance with the Payment Agreement. In April 1998, the Company and Mego Financial entered into an agreement (the "1998 Agreement") superseding the Payment Agreement. Pursuant to the 1998 Agreement, the parties agreed to reduce the amounts owed to Mego Financial and agreed to pay such amounts upon the occurrence of certain events. In connection with the Recapitalization, the Company paid PEC $1.6 million to satisfy fully all amounts owed to Mego Financial pursuant to the Payment Agreement and the 1998 Agreement, and the 1998 Agreement was terminated.

RELATIONSHIPS WITH FBR


     FBR served as placement agent for the private placements pursuant to a placement agreement (the "Placement Agreement"). Under the terms of the Placement Agreement, the Company paid FBR a fee of 1.6 million shares of common stock equal to 6.0% of the gross proceeds received by the Company from the sale of the shares of common stock and preferred stock in the recapitalization. The gross proceeds did not include $10.0 million of Common Stock acquired by an affiliate of FBR. In addition, the Company has agreed, pursuant to the Placement Agreement, to indemnify FBR against certain liabilities, including liabilities under the Securities Act, and other liabilities incurred in connection with the recapitalization. In addition, the Company paid FBR an advisory fee of $416,667 in connection with the recapitalization.



     FBR was a managing underwriter for the Company's initial public offering and the Company's public offering of $40.0 million of the Old Notes, and was the initial purchaser for the Company's private offering of another $40.0 million of the Old Notes. FBR received compensation for such services and the Company agreed to indemnify FBR against certain liabilities, including liabilities under the Securities Act, and other liabilities arising in connection with such offerings. In addition, FBR has in the past provided certain investment banking services to the Company and affiliates of the Company.


THE RECAPITALIZATION

     For a description of transactions with related parties in connection with the recapitalization, see "The Recapitalization" located earlier in this prospectus.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Company is offering to issue up to $41,445,000 aggregate principal amount of New Notes under this exchange offer. The following summary of the principal terms of the New Notes does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the indenture governing the New Notes and the New Notes, copies of which are available from the Exchange Agent. Capitalized terms used in this section that are not otherwise defined, have the meanings as set forth below in "-- Certain Definitions." For the purposes of this description, the Current Notes and the New Notes shall be collectively referred to as the "Notes." A copy of the indenture is available from the Company upon request.

     The Notes are limited in aggregate principal amount to $41,445,000 and mature on December 1, 2001. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all Senior Indebtedness of the Company. Interest on the Notes accrues at a rate of 12 1/2% per year and is payable in cash semi-annually on June 1 and December 1 of each year. Interest will be computed on the basis of a 360-day year, comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes is payable, at the office or agency of the Company in the Borough of Manhattan, the City of New York, New York 10005, except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

SUBORDINATION


     The Indebtedness represented by the Notes is subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including without limitation, all obligations of the Company under any warehouse facility, and will be senior in right of payment to all future Indebtedness of the Company that by its terms is expressly subordinated in right of payment to the Notes as described in the Indenture and considered to be Junior Subordinated Obligations with respect to the Notes. As of November 30, 1998, the outstanding Senior Indebtedness of the Company, on a consolidated basis was $59.5 million.


     If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of the Bankruptcy Law or any applicable state fraudulent conveyance law, such Indebtedness nevertheless will constitute Senior Indebtedness for purposes of the indenture.


     The Company may not pay the principal of, premium, if any, or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem, defease or otherwise retire any Notes (collectively, "pay" or a "payment" with respect to the Notes) if (i) any Senior Indebtedness of the Company is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity thereof has been accelerated in accordance with its terms, unless, in either case, (1) the default has been cured or waived and any such acceleration has been rescinded or
(2) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the New Notes for a Payment Blockage Period commencing upon the receipt by the Company and the Trustee of a Blockage Notice and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or
(iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (whether voluntary or involuntary), (i) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full before the holders of the Notes are entitled to receive any payment, and (ii) until the Senior Indebtedness of the Company is paid in full, any payment to which the Holders of the Notes would be entitled but for this provision will be made to holders of Senior Indebtedness as their interests may appear, except that Holders may receive shares of stock or Indebtedness of the Company that is subordinated to Senior Indebtedness of the Company to at least the same extent as the New Notes.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of such Person, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Indebtedness remaining unpaid or unprovided for or to their Representative, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Indebtedness or any Representative thereof of the acceleration. If the Trustee provides such notice, the Trustee also will notify the Company of the acceleration.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, holders of the Notes may recover less, ratably, than other creditors of the Company (including trade creditors), or may recover nothing.

OPTIONAL REDEMPTION

     The Notes are redeemable, in whole but not in part, prior to maturity at the option of the Company at any time and from time to time at a redemption price (the "Redemption Price") (expressed as a percentage of principal amount),
(i) prior to December 1, 1999, of 100% and (ii) after December 1, 1999 but prior to December 1, 2001, of 106%, in either case plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

SINKING FUND

     There is no mandatory sinking fund for the Notes.

PAYMENT ON THE NEW NOTES

     All payments of principal, premium, if any, and interest (including Added Interest, if any) is to be made by the Company in immediately available funds.

CERTAIN COVENANTS

     Set forth below are descriptions of certain covenants set forth in the Indenture.


     Limitation on Indebtedness. (a) The Company will not Incur, and the Company will not permit any Subsidiary to Incur, directly or indirectly, any Indebtedness or Disqualified Stock if, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio exceeds 1.5 to 1.0.


     (b) Notwithstanding the foregoing paragraph (a), the Company and its Subsidiaries may Incur the following Indebtedness and Disqualified Stock while no Default or Event of Default exists:

          (1) Permitted Warehouse Indebtedness and Guarantees by the Company of any Permitted Warehouse Indebtedness of Subsidiaries, provided that to the extent any such Indebtedness ceases to constitute Permitted Warehouse Indebtedness of the Company or a Subsidiary, such event shall be deemed to constitute the Incurrence of such Indebtedness (and any such Guarantees, but without duplication) by the Company or such Subsidiary, as the case may be;

          (2) the Notes;

          (3) Hedging Obligations directly related to: (i) Indebtedness permitted to be Incurred by the Company or its Subsidiaries pursuant to the Indenture; (ii) Receivables held by the Company or its Subsidiaries pending sale or that have been sold pursuant to a Warehouse Facility; or (iii) Receivables with respect to which the Company or any Subsidiary has an outstanding purchase or offer commitment, financing commitment or security interest;


          (4) the Current Notes and other Indebtedness outstanding on the New
     Note Issue Date (other than Permitted Warehouse Indebtedness and Guarantees thereof, which shall be permissible under this paragraph (b) only pursuant to clause (1) above);

          (5) Indebtedness or Disqualified Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness or issuance of such Disqualified Stock by the issuer thereof;

          (6) Indebtedness under Capital Lease Obligations incurred in the ordinary course of business in connection with the acquisition of equipment;

          (7) Permitted Excess Spread Receivables Indebtedness; and

          (8) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or clause (4), (6) or (7) of this paragraph (b).

     (c) Notwithstanding the foregoing, (i) the Company and its Subsidiaries may not Incur any Indebtedness (other than the Notes) if such Indebtedness is subordinate or junior in ranking in respect to any Senior Indebtedness unless such Indebtedness is pari passu with the Notes or constitutes a Junior Subordinated Obligation, and (ii) the Company shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to Refinance any Junior Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Junior Subordinated Obligations. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

     (d) For purposes of determining compliance with the foregoing covenant: (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in good faith, will classify such item of Indebtedness and be required to include the amount and type of such Indebtedness in one of the above clauses; and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Liens. The Company will not, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Subsidiary), whether owned at the New Note Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured by a Lien on the same property as secures the obligations so secured, in each case until such time as such other obligations are no longer secured by a Lien, provided (i) if such other obligations constitute Senior Indebtedness or are otherwise senior or prior in right of payment to the obligations under the Indenture and the Notes, such Lien is expressly made junior and subordinate in priority to the Lien securing such other obligations; (ii) if such other obligations constitute Junior Subordinated Obligations or are otherwise subordinate or junior in right of payment to the obligations under the New Indenture and the Notes, such Lien is expressly made prior and senior in priority to the Lien securing such other obligations; or
(iii) in any other case, such Lien ranks equally and ratably with the Lien securing such other obligations so secured.

     Limitation on Affiliate Transactions. The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any transaction (including without limitation the making of any loan, advance, Guarantee or capital contribution to or for the benefit of, the purchase, sale, lease or exchange of any property with, the entering into or amending of employee compensation arrangements with, or the rendering of any service) with or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof: (i) are in the ordinary course of business and consistent with past practice; (ii) are fair to the Company and are no less favorable to the Company or such Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate; and (iii) if such Affiliate Transaction involves an amount in excess of $2,000,000, (A) are set forth in writing and (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction.

     The provisions of the foregoing paragraph shall not apply to (a) transactions exclusively between or among the Company and any Wholly Owned Subsidiary or between or among Wholly Owned Subsidiaries, (b) any employment or related arrangement entered into by the Company in the ordinary course of business on terms customary in the consumer finance business, provided any such arrangement is approved by the disinterested members of the Board of Directors,
(c) customary directors' fees and indemnities, (d) payments required by the Tax Sharing Agreement or any renewal thereof on substantially similar terms, and (e) all payments to stockholders or holders of Original Notes in connection with the Recapitalization to the extent described in this Offering Memorandum (including the payment of fees and expenses to the Placement Agent and its Affiliates as described herein).

     As a result of the Spin-off, no further payments by the Company to Mego Financial under the Tax Sharing Agreement are required with respect to taxes accruing for periods after the Spin-off.

     Merger and Consolidation. The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the Successor Company shall be a Person organized and existing under the laws of the United States of America or any State thereof and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the Company's obligations under the Notes and the Indenture; (ii) immediately after giving effect to such transactions (and treating any Indebtedness that becomes an obligation of the Successor Company as a result of such transaction as having been incurred by such Successor Company at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness," (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company, in the case of a lease, shall not be released from the obligation to pay the principal of, premium, if any, and interest on the Notes.

     Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstances, that would require the Company to register as an "investment company" under the Investment Company Act of 1940, as amended.

     Line of Business. The Company will not, and will not permit any Subsidiary to, engage in any line of business that is not a Related Business.

     Payments for Consent. The Indenture provides that the Company will not directly or indirectly pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Holders with such annual reports, quarterly reports and such other information, documents and reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Indenture as: (i) a default in the payment of interest (including Added Interest, if any) on the New Notes when due, continued for 30 days; (ii) a default in the payment of principal of and premium, if any, on any New Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; (iii) the failure by the Company to comply with any of its obligations in the covenants described under "-- Certain Covenants -- Merger and Consolidation;" (iv) the failure by the Company to comply with any of its obligations in the covenants described above under "-- Certain Covenants -- Limitation on Affiliate Transactions," "-- Limitation on Indebtedness,"
"-- Limitation on Liens," "-- Certain Covenants -- Limitation on Investment Company Status" or "-- Certain Covenants -- SEC Reports" and 30 days or more shall have expired after a Senior Officer of the Company first becomes aware of such failure; (v) the failure by the Company to comply for 30 days after notice with its other agreements contained in the Indenture; (vi) Indebtedness of the Company or any Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $2,000,000 (the "cross acceleration provision"); (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $1,000,000 is rendered against the Company or a Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"). However, a default under clause (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of, premium, if any, and any accrued but unpaid interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest (if any) when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee may mail to each Holder of outstanding Notes notice of the Default within 60 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after a Senior Officer of the Company or any Subsidiary becomes aware of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company or such Subsidiary is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be further amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding, voting as one class (including consents obtained in connection with a tender offer or exchange for the Notes), and any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment or waiver may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extent the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,
(vi) make any change to the provisions of the Indenture relating to subordination of the Notes, or (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

     Without the consent of each Holder, the Company and Trustee may further amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to modify the provisions relating to global Notes, restrictions on transfer and legends set forth in the Indenture with respect to any Future Notes not then outstanding, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the New Indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company will mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     A Holder will be able to register the transfer of or exchange of the Notes only in accordance with the provisions of the Indenture. The Company may require a holder to furnish appropriate endorsements and transfer documents, and to pay a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain registrations of transfers and exchanges. The Company is not required to register a transfer or exchange of any Note selected for redemption except for the unredeemed portion of any Note being redeemed in part. The registered Holder of a note will be treated as the owner for all purposes.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture (i.e. legal defeasance), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "-- Defaults" and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" (i.e. covenant defeasance).

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto (other than an Event of Default with respect to the obligations referred to in the first sentence of the immediately preceding paragraph). If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default under the provisions described in the last sentence of the foregoing paragraph.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (i.e. the defeasement trust) with the Trustee unencumbered money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

CONCERNING THE TRUSTEE

     American Stock Transfer & Trust Company is the Trustee under the Indenture and has been appointed by the Company as Exchange Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

BOOK-ENTRY, DELIVERY AND FORM

     Except for any New Notes issued in certificated form without coupons as described below under "-- Certificated Securities" as Certificated Securities, all New Notes will be represented by one or more Global Exchange Notes without coupons. (The Global Exchange Notes, along with any global notes representing Current Notes, herein collectively are referred to as the "Global Notes.") Each of the Global Exchange Notes will be issued in a denomination equal to the outstanding New Notes represented thereby and will be held by the DTC, as the Depositary, or its nominee. Beneficial interests in the Global Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary (with respect to its Participants' interests) and its participants.

     Notwithstanding anything herein to the contrary, New Notes originally purchased by persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act will be represented upon issuance by a Global Exchange Note which will not be exchangeable for Certificated Notes until the expiration of the 40-day restricted period within the meaning of Rule 903(c)(2) of Regulation S under the Securities Act.

     The Depositary is a limited purpose trust company organized under the New York Banking Law that was created to hold securities for the Participants (or the Depositary's Participants) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Direct Participants include securities brokers and dealers (including the Placement Agent), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to the Indirect Participants or the Depositary Indirect Participants that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary Participants or the Depositary's Indirect Participants.

     Pursuant to procedures established by the Depositary, upon deposit of the Global Exchange Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Exchange Notes. Purchases of participation interests in the Global Exchange Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Exchange Notes on the Depositary's records. The ownership interest of the beneficial owner of each Exchange Note is in turn to be recorded on the Direct and Indirect Participants' records and ownership of the Exchange Notes evidenced by the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained and procedures established by the Depositary (with respect to the interests of the Depositary's Participants) and the Indirect Participants.

     So long as the Depositary or a Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by a Global Note. Beneficial owners of Notes evidenced by a Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, beneficial owners of an interest in a Global Note must rely on the procedures of the Depositary, and if such person is not a Participant, on the procedures of the Participant or Indirect Participant through which such person owns its interest, to exercise any rights and fulfill any obligations of a Holder under the Indenture. None of the Company, the Trustee, the Registrar or any Paying agent will have any responsibility or liability for any aspect of the records of the Depositary, any Participant or any Indirect Participant or for maintaining, supervising or reviewing any records of any of them relating to the New Notes, and each of the Company, the Trustee, the Registrar or any Paying Agent may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

     Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, none of the Company, the Trustee, the Registrar or the Paying Agent has or will have any responsibility or liability for the payment of such amounts (or the timing of such payments) to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Although the Depositary and its Participants are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, the Registrar or any Paying agent will have any responsibility for the performance by the Depositary, Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     The information in this section concerning the Depositary and its book-entry system has been obtained from sources that the Company believe to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such exchange, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All Notes that are or become Certificated Securities will be subject to the legend requirements described under "Transfer Restrictions" below. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a Depositary and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, or (iii) if a Default or Event of Default occurs and any owner of a beneficial interest in a Global Note so requests, then, upon surrender by the Global Note Holder of a Global Note, Notes in the form of Certificated Securities will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes. Upon the transfer of Certificated Securities to a person entitled to hold an interest in a Global Note under the New Indenture, such Certificated Securities may, unless a Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

CERTAIN DEFINITIONS

     "Affiliate" of any specified person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that a Person shall be deemed to have such power with respect to the Company if such Person is the beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable). The terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Indebtedness and Disqualified Stock of the Company and its Subsidiaries, excluding (A) Permitted Warehouse Indebtedness, (B) Hedging Obligations, (C) Capital Lease Obligations, and (D) Permitted Excess Spread Receivables Indebtedness, provided in the case of (A),
(B), (C) or (D), such Indebtedness is then permitted to be Incurred pursuant to clause (b)(1), (3), (6) or (7), as applicable, of the covenant described under "Certain Covenants -- Limitation on Indebtedness," to (ii) the Consolidated Net Worth of the Company.

     "Consolidated Net Worth" means the consolidated stockholders' equity of the Company and its Subsidiaries, as determined in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, less (i) all write-ups by the Company or any Subsidiary (other than write-ups resulting from foreign currency translations, write-ups of tangible assets of a going concern business made within 12 months after acquisition thereof and write-ups of Excess Spread Receivables or mortgage servicing rights in accordance with GAAP), (ii) all Investments in unconsolidated Subsidiaries (except Temporary Cash Investments), (iii) all unamortized debt discount and expense and unamortized deferred charges of the Company and its Subsidiaries, in each case as of such date and (iv) any amounts attributable to Disqualified Stock. For purposes of this definition, "deferred charges" does not include deferred taxes, costs associated with mortgage servicing rights and loan origination costs, in each case to the extent deferred in accordance with GAAP.

     "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or of which it is a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means, as of any date of determination, any Senior Indebtedness designated as such by the Company in the related credit documentation, provided the unpaid principal amount thereof, or the amount of Senior Indebtedness committed to be extended by the lender or lenders under the related credit facility, equals or exceeds $1,000,000 on such date of determination.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holders thereof, in each case in whole or in part on or prior to the first anniversary of the Stated Maturity of the Notes.

     "Excess Spread" means (i) with respect to a "pool" of Receivables that has been sold to a trust or other Person in a securitization, the excess of (a) the weighted average coupon on each pool of Receivables sold over (b) the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to such assets, in each case calculated in accordance with any applicable GAAP, and (ii) with respect to Receivables that have been sold to a Person in a whole loan sale, the cash flow of the Company and its Subsidiaries from such Receivables, net of, to the extent applicable, a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to such assets, in each case calculated in accordance with any applicable GAAP.

     "Excess Spread Receivables" of a Person means the contractual or certificated right to Excess Spread capitalized on such Person's consolidated balance sheet (the amount of which shall be the present value of the Excess Spread, calculated in accordance with GAAP, net of any allowance for losses on loans sold with recourse or other liability allocable thereto, to the extent not otherwise reflected in such amount). Excess Spread Receivables (a) include mortgage backed securities attributable to Receivables sold by the Company or any Subsidiary, and (b) do not include any mortgage servicing rights.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC and releases of the Emerging Issues Task Force.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" means any person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holders" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication): (i) the principal of and premium, if any, in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (including any such obligations under repurchase agreements, but excluding trade accounts payable and expense accruals arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) Warehouse Indebtedness; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person) and (viii) to the extent not otherwise included in this definition, hedging obligations of such Person. Notwithstanding the foregoing, "Indebtedness" shall not include obligations under the Tax Sharing Agreement or any renewal or other modification thereof. Except in the case of Warehouse Indebtedness (the amount of which shall be determined in accordance with the definition thereof), the amount of unconditional Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above. The amount of any Indebtedness under clause (vi) of this definition shall be equal to the amount of the outstanding obligation for which such Person is responsible or liable, directly or indirectly, including by way of Guarantee. Notwithstanding the foregoing, any securities issued in a securitization by a special purpose owner trust or similar entity (including any Subsidiary established exclusively for the purpose of issuing securities in connection with any securitization of Receivables (a "Securitization Vehicle")) formed by or on behalf of a Person and to which Receivables have been sold or otherwise transferred by or on behalf of such Person or its Subsidiaries shall not be treated as Indebtedness of such Person or its Subsidiaries under the Indenture, regardless of whether such securities are treated as indebtedness for tax purposes, provided (1) neither the Company nor any of its Subsidiaries (other than the Securitization Vehicle and Special Purpose Subsidiaries) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for credit support in the form of "over-collateralization" of the senior certificates issued in, or subordination of or recourse to all or a portion of Excess Spread Receivables attributable to, such securitization, in each case to the extent reflected in the book value of such Excess Spread Receivables, or (b) is directly or indirectly liable (as a guarantor or otherwise), and (2) no default with respect to such securities would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Interest-only Certificate" means a certificate issued in a securitization of a pool of Receivables which pays a fixed or floating interest rate on a notional principal amount.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Subsidiary against fluctuations in interest rates.

     "Junior Subordinated Obligation" is defined under "Subordination."

     "Legal Holiday" means any Saturday, Sunday or other day on which banks in the States of New York or Georgia are authorized or obligated by law to be closed for business.

     "Lien" means (i) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) and (ii) any claim (whether direct or indirect through subordination or other structural encumbrance) against any Excess Spread Receivables sold or otherwise transferred by such Person to a buyer, unless such Person is not liable for any losses thereon.

     "New Note Issue Date" means the date on which the New Notes are originally issued.

     "Permitted Excess Spread Receivables Indebtedness" means any Indebtedness secured by a Permitted Lien referred to in clause (vii) of the definition thereof.

     "Permitted Liens" means, with respect to the Company and any Subsidiary:
(i) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for amounts not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (iii) Liens for property taxes not yet subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings; (iv) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property, or leases, subleases or other Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (v) Liens securing Indebtedness (including Capital Lease Obligations) of such Person Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, equipment (including vehicles) of such Person (but excluding Capital Stock of another Person); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (vi) Liens on Receivables of the Company or a Subsidiary, as the case may be, to secure Indebtedness permitted under the provisions described in clause (b)(1) under

"-- Certain Covenants -- Limitation on Indebtedness"; (vii) Liens on Excess Spread Receivables (or on the Capital Stock of any Person substantially all the assets of which are Excess Spread Receivables) securing Permitted Excess Spread Receivables Indebtedness); (viii) Liens existing on the New Note Issue Date and listed on a schedule to the Indenture; (ix) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (A) such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary and (B) such Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (x) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that (A) such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and (B) such Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (xi) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person; (xii) Liens securing Hedging Obligations of the Company or such Subsidiary so long as such Hedging Obligations relate to Indebtedness that is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such Hedging Obligations;
(xiii) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness of the Company or such Subsidiary secured by any Lien referred to in the foregoing clauses (v), (vii), (viii), (ix) or (x); provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property), (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (v), (vii), (viii), (ix) or (x), as the case may be, at the time the original Lien became a Permitted Lien and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, and (C) the Average Life of such Indebtedness is not decreased, and (xiv) any Lien in the form of "over-collateralization" of the senior certificates issued in, or subordination of or recourse to all or a portion of Excess Spread Receivables of the Company or any Subsidiary attributable to a securitization of Receivables, in each case to the extent reflected in the book value of such Excess Spread Receivables, which Lien is in favor of the holders of other interests in the trust or other vehicle relating to such securitization.

     "Permitted Warehouse Indebtedness" means Warehouse Indebtedness in connection with a Warehouse Facility; provided, however, that (i) the assets being financed are or, prior to any funding under the Warehouse Facility with respect to such assets, were eligible to be recorded as held for sale on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, (ii) Warehouse Indebtedness constitutes Permitted Warehouse Indebtedness only (a) if, in the case of Warehouse Indebtedness under a Purchase Facility, recourse with respect to the obligations of the Company and its Subsidiaries under such Warehouse Facility is limited to the Receivables financed thereby plus an amount equal to [20]% of the principal amount of such Receivables or (b) in the case of any other Warehouse Indebtedness, to the extent of the lesser of (A) the amount advanced by the lender with respect to the Receivables financed under the Warehouse Facility, and (B) the principal amount of such Receivables, and (iii) any such Indebtedness has not been outstanding in excess of 360 days.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such corporation.

     "Principal" of a Note means the principal of the Note payable on the Note which is due or overdue or is to become due at the relevant time.

     "Purchase Facility" means any Warehouse Facility pursuant to which the Company or a Subsidiary sells Receivables to a financial institution or other Person and retains a right of first refusal (or a right with similar effect) upon the subsequent resale of such Receivables by such financial institution.

     "Receivables" means loans, leases and receivables purchased or originated by the Company or any Subsidiary in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Subsidiary existing on the New Note Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness has an aggregate principal amount (or, if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or, if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced, and (iv) in the case of Refinancing Indebtedness that Refinances any Junior Subordinated Obligations, such Refinancing Indebtedness constitutes a Junior Subordinated Obligation; provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or another Subsidiary.

     "Related Business" means any consumer lending business or any financial service business directly relating to such business.

     "Representative" means, with respect to any Senior Indebtedness, any holder thereof or any agent, trustee or other representative for any such holder.

     "Senior Indebtedness" means principal of and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, to the extent postpetition interest is allowed in such proceeding) and premium, if any, on (a) any Indebtedness of the Company of the type referred to in clause (i), (ii), (iii), (iv) or (v) of the definition of "Indebtedness," or (b) all Guarantees by the Company or any Subsidiary with respect to Indebtedness referred to in the foregoing clause (a), unless, in the case of clause (a) or (b), the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes. Notwithstanding the foregoing, Senior Indebtedness shall not include (a) any liability for federal, state, local, foreign or other taxes, (b) any Indebtedness of the Company or any Subsidiary to any Affiliates, (c) any trade accounts payable and expense accruals, (d) Indebtedness owed for compensation or for services rendered and
(e) any Original Notes.

     "Special Purpose Subsidiary" means a Subsidiary formed in connection with a securitization of Receivables (i) all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Subsidiary) is owned by the Company or one or more Subsidiaries,
(ii) that has no assets other than Excess Spread Receivables created in such securitization, (iii) that conducts no business other than holding such Excess Spread Receivables, and (iv) that has no Indebtedness (other than (a) short-term Indebtedness to the Company or any Wholly Owned Subsidiary attributable to the purchase by such Subsidiary from the Company or such Wholly Owned Subsidiary of such Receivables, which Indebtedness is paid in full upon closing of such securitization, and (b) Permitted Excess Spread Receivables Indebtedness.

     "Stated Maturity" means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or prepayment of such security or Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Wholly Owned Subsidiaries of such Person or (iii) one or more Wholly Owned Subsidiaries of such Person. Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

     "Tax Sharing Agreement" means the tax allocation and indemnity agreement, dated as of November 22, 1996, by and between Mego Financial and the Company, without regard to any amendments, supplements or other modifications thereof after the New Note Issue Date.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser exclusively to finance the purchase or origination of Receivables by the Company or a Subsidiary of the Company for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including any Purchase Facilities.

     "Warehouse Indebtedness" means the consideration received by the Company or its Subsidiaries under a Warehouse Facility with respect to Receivables until such time such Receivables are (i) securitized, (ii) repurchased by the Company or its Subsidiaries or (iii) sold by the counterpart under the Warehouse Facility to a Person who is not an Affiliate of the Company.

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of the acquisition, ownership and disposition of the New Notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion assumes that all of the New Notes will be held as capital assets (i.e., generally assets that are held for investment), within the meaning of Section 1221 of the Code, and will not be part of a straddle, a hedge or a conversion transaction, within the meaning of Section 1258 of the Code. The discussion is for general information only, and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons that have a "functional currency" other than the U.S. dollar). Persons considering the exchange of Current Notes for New Notes should consult their tax advisors with regard to the applications of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdictions.

     As used herein, the term "United States Holder" means a beneficial owner of a Current Note or a New Note that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31) of the Code.

UNITED STATES HOLDERS

     Exchange of Current Notes for New Notes. The terms of the New Notes that differ from the Current Notes should not constitute a "significant modification" of the Current Notes under applicable Treasury Regulations and thus the exchange by a holder of a Current Note for a New Note should not constitute a taxable exchange. Each New Note should be treated as having been originally issued at the time the Current Note exchanged therefor was originally issued. Hereinafter, references to a "Note" shall include both a Current Note and a New Note.

     Stated Interest. Each United States Holder of Notes must include as ordinary interest income the interest attributable to such Notes at the time it accrues or is received, in accordance with such holder's accounting method for United States federal income tax purposes.

     Sale, Exchange or Redemption. Upon the sale, exchange or redemption of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (excluding, in the case of a cash basis taxpayer, any amount attributable to accrued interest, which is taxable as such) and such holder's adjusted tax basis in such Note. A holder's adjusted tax basis in a Note will generally equal the cost of such Note to such holder, increased by any accrued interest and market discount previously included in taxable income by the holder, and reduced by any amortized bond premium and any payments received by the holder, all with respect to such Note.

     Subject to the exception discussed below for market discount, gain or loss recognized on the sale, exchange or retirement of a Note generally will be capital gain or loss and will be a long-term capital gain or loss if at the time of sale, exchange or retirement such Note has been held for more than one year.

     Amortizable Bond Premium and Market Discount. If a United States Holder purchases a Note for an amount that is greater than the amount payable at maturity, such holder will be considered to have purchased such Note with "bond premium." The amount of bond premium is the excess of (i) the holder's tax basis in such Note, over (ii) the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). Such holder may elect (in accordance with applicable Code provisions) to amortize such premium using a constant yield method over the remaining term of such Note (or until an earlier call date if it resulted in a smaller amortizable bond premium) and to offset interest otherwise required to be included in income in respect of such Note during any taxable year by the amortized amount of such excess for such taxable year. Such election, once made, is irrevocable (unless permission is received from the Internal Revenue Service (the "IRS")) and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

     If a United States Holder purchases a Note for an amount that is less than the stated redemption price at maturity, such holder will generally be considered to have purchased such Note with "market discount." For this purpose, the stated redemption price at maturity of a Note generally will equal its principal amount. Market discount with respect to a Note is the excess of the stated redemption price at maturity over the amount paid by the holder for such Note. However, the amount of market discount will be considered zero if it would otherwise be less than 1/4 of 1 percent of the stated redemption price of such Note at maturity multiplied by the number of complete years to maturity (after the holder acquired such Note). If a Note is subject to the market discount rules, a holder will generally be required to (i) treat any gain realized with respect to such Note as ordinary income to the extent market discount accrued during the period such holder held the Note, (ii) possibly treat any payment on such Note (other than stated interest) as ordinary income to the extent market discount accrued during the period such holder held such Note and (iii) defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained by such holder to purchase or carry such Note. If such Note is disposed of in a nontaxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code), accrued market discount will be includable as ordinary income to the holder as if such holder had sold such Note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such Note, unless the holder irrevocably elects (on an instrument-by-instrument basis) to accrue market discount on the basis of a constant interest rate. A holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment of gain realized and the deferral of interest deductions will not apply. An election to include market discount currently, once made, will apply to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

     Because of the complexity of the rules relating to bond premium and market discount, United States Holders should consult their tax advisors as to the application of these rules to their particular circumstances and as to the merit of making any elections in connection therewith.

     Backup Withholding and Information Reporting. In general, the 31% "backup" withholding and information reporting requirements apply to certain payments of principal, premium, if any, and interest on a debt instrument and to proceeds of the sale or redemption of a debt instrument. Certain holders may be subject to backup withholding at a rate of 31% on any payments made with respect to, and proceeds of disposition of, the Notes. Backup withholding will apply only if the holder fails to furnish its taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or otherwise to comply with the applicable requirements of the backup withholding rules. Any amount withheld under these backup withholding rules will be creditable against the holder's federal income tax liability. Certain holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means any beneficial owner of a Note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a Non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of such rules. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, INCLUDING TREATIES, WITH RESPECT TO THE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

     Payment of Interest. Generally, payment of interest on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) either (a) provides a Form W-8 (or suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds the Note provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or suitable substitute form) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Treasury Regulations issued in 1997 provide alternative methods for satisfying the certification requirements described in clause (iv) above. Based on IRS Notice 98-16, these regulations generally are effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States Holders are urged to consult their own tax advisors regarding the new Treasury Regulations.

     Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding if the Non-United States Holder delivers IRS Form 4224 (or a suitable substitute form) to the payor.

     Sale, Exchange or Redemption of the Notes. A Non-United States Holder of a Note generally will not be subject to United States federal income tax or withholding tax on any gain recognized on the sale, exchange or redemption of a Note unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions apply, or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     Certain United States Federal Estate Tax Considerations. A Note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will not be included in the decedent's gross estate for United States federal estate tax purposes, provided that such Non-United States Holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     Information Reporting and Backup Withholding Tax. United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders -- Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), or (iii) of the preceding sentence will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder or otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders -- Payment of Interest" or otherwise establishes an exemption.

     Treasury Regulations issued in 1997 make certain modifications to the withholding, backup withholding and information reporting rules described above. Based on IRS Notice 98-16, the new regulations generally will be effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States Holders of the Notes are urged to consult their own tax advisors regarding these new regulations.

                              PLAN OF DISTRIBUTION

     Except as described below, (i) a broker-dealer may not participate in the exchange offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the exchange offer in exchange for Current Notes when such Current Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer may be deemed to be an "underwriter" with the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the holders of the Current Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek approval for quotation through any automated quotation system.

                      WHERE YOU CAN FIND MORE INFORMATION

     Our company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information at the SEC's public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains regional offices where you can read and copy the reports. These are located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at 7 World Trade Center, Suite 1300, New York, New York 10048. You can request copies of these documents, upon payment of photocopying fees, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's internet site (http://www.sec.gov). These documents are also available for viewing and copying at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, NW, Washington, D.C. 20006-1506.


     This prospectus is part of a registration statement on Form S-4 that we filed with the SEC. This prospectus does not contain all of the information in that registration statement. For further information with respect to the Company and the securities offered under the registration statement, you should review the registration statement. You can obtain the registration statement from the SEC and The Nasdaq Stock Market at the public reference facilities we referred to above.


                                 LEGAL MATTERS


     The validity of the New Notes offered by this prospectus will be passed upon for the Company by King & Spalding, Atlanta, Georgia.

                                    EXPERTS


     The financial statements of Mego Mortgage Corporation as of August 31, 1997 and 1998 and for each of the three years in the period ended August 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           MEGO MORTGAGE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE NO.
                                                              --------
Independent Auditors' Report................................    F-2
Statements of Financial Condition at August 31, 1997 and
  1998 and November 30, 1998 (unaudited)....................    F-3
Statements of Operations -- Years Ended August 31, 1996,
  1997 and 1998 and the Three Months Ended November 30, 1997
  (unaudited) and 1998 (unaudited)..........................    F-4
Statements of Cash Flows -- Years Ended August 31, 1996,
  1997 and 1998 and the Three Months Ended November 30, 1997
  (unaudited) and 1998 (unaudited)..........................    F-5
Statements of Stockholders' Equity -- Years Ended August 31,
  1996, 1997 and 1998 and the Three Months Ended November
  30, 1998 (unaudited)......................................    F-7
Notes to Financial Statements for the Years Ended August 31,
  1996, 1997 and 1998 and the unaudited Three Months Ended
  November 30, 1997 and 1998................................    F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Mego Mortgage Corporation
Atlanta, Georgia

     We have audited the accompanying statements of financial condition of Mego Mortgage Corporation (the "Company") as of August 31, 1997 and 1998, and the related financial statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of Mego Mortgage Corporation at August 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended August 31, 1998 in conformity with generally accepted accounting principles.


                                              DELOITTE & TOUCHE LLP

San Diego, California
December 14, 1998

                           MEGO MORTGAGE CORPORATION

                       STATEMENTS OF FINANCIAL CONDITION


                                                       AUGUST 31,
                                                 -----------------------   NOVEMBER 30,
                                                    1997         1998          1998
                                                 ----------   ----------   ------------
                                                 (THOUSANDS OF DOLLARS,    (UNAUDITED)
                                                    EXCEPT PER SHARE
                                                        AMOUNTS)
                                 ASSETS
Cash and cash equivalents......................   $  6,104     $ 36,404      $ 30,010
Cash deposits, restricted......................      6,890        3,662         2,960
Loans held for sale, net of allowance for
  credit losses of $100, $76 and $120
  (unaudited) and valuation allowance of $0,
  $10,901 and $4,586 (unaudited)...............      9,523       10,975        18,883
Mortgage related securities, at fair value.....    106,299       34,830        34,927
Mortgage servicing rights......................      9,507           83            --
Other receivables..............................      7,945        5,078         6,055
Property and equipment, net of accumulated
  depreciation of $675, $1,181 and $1,328
  (unaudited)..................................      2,153        1,813         1,711
Organizational costs, net of amortization......        289           96            64
Prepaid debt expenses..........................      2,362        2,790         2,625
Prepaid commitment fee.........................      2,333           --            --
Deferred federal income tax asset..............      2,354        5,376         6,707
Deferred state income tax asset................         --        3,064         3,201
Other assets...................................        795          364           697
                                                  --------     --------      --------
          Total assets.........................   $156,554     $104,535       107,840
                                                  ========     ========      ========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes and contracts payable..................   $ 35,572     $ 16,345        31,058
  Accounts payable and accrued liabilities.....     20,212       16,431         8,405
  Allowance for credit losses on loans sold
     with recourse.............................      7,014        2,472         2,476
  State income taxes payable...................        649           --            --
  Subordinated debt............................     40,000       42,693        41,801
                                                  --------     --------      --------
          Total liabilities....................    103,447       77,941        83,740
                                                  --------     --------      --------
Commitments and contingencies (Note 16)
Stockholders' equity:
  Convertible Preferred stock, $.01 par value
     per share (authorized -- 5,000,000 shares;
     issued and outstanding -- 0, 62,500, and
     62,500 (unaudited)).......................         --            1             1
  Common stock, $.01 par value per share
     (authorized -- 400,000,000 shares; issued
     and outstanding -- 12,300,000, 30,566,667,
     and 30,566,660 (unaudited))...............        123          306           306
  Additional paid-in capital...................     29,185      122,143       122,143
  Retained earnings (accumulated deficit)......     23,799      (95,856)      (98,350)
                                                  --------     --------      --------
          Total stockholders' equity...........     53,107       26,594        24,100
                                                  --------     --------      --------
          Total liabilities and stockholders'
             equity............................   $156,554     $104,535      $107,840
                                                  ========     ========      ========


                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION
                            STATEMENTS OF OPERATIONS


                                                                                    THREE MONTHS ENDED
                                                                                       NOVEMBER 30,
                                          FOR THE YEARS ENDED AUGUST 31,                (UNAUDITED)
                                     -----------------------------------------   -------------------------
                                       1996          1997            1998           1997          1998
                                     ---------   -------------   -------------   -----------   -----------
                                      (THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                     AMOUNTS)
REVENUES:
  Gain (loss) on sale of loans.....   $16,539     $    45,123     $   (26,578)   $     3,721   $       172
  Net unrealized gain (loss) on
    mortgage related securities....     2,697           3,518         (70,024)       (13,108)          270
  Loan servicing income, net.......     3,348           3,036             999          1,194           240
  Interest income..................     2,104           9,507          14,786          4,296         1,602
  Less: interest expense...........    (1,116)         (6,374)        (13,162)        (3,086)       (1,764)
                                      -------     -----------     -----------    -----------   -----------
    Net interest income
      (expense)....................       988           3,133           1,624          1,210          (162)
                                      -------     -----------     -----------    -----------   -----------
         Total revenues (losses)...    23,572          54,810         (93,979)        (6,983)          520
                                      -------     -----------     -----------    -----------   -----------
COST AND EXPENSES:
  Net provision (benefit) for
    credit losses..................        55           6,300          (3,198)         1,590            43
  Depreciation and amortization....       394             672           1,013            208           215
  Other interest...................       167             245             439             77            42
  General and administrative:
    Payroll and benefits...........     6,328          13,052          18,582          5,686         1,979
    Credit reports.................       367           1,387             510            272            17
    Rent and lease expenses........       338           1,199           1,616            321           359
    Professional services..........     1,771           2,271           4,783          1,516           964
    Sub-servicing fees.............       709           1,874           2,160            661            22
    Other services.................       665           1,352           2,068            399            --
    FHA insurance..................       572             558             430            106            82
    Travel.........................       677           1,005           1,159            367           109
    Other..........................       374           1,085           2,448            662           650
                                      -------     -----------     -----------    -----------   -----------
         Total costs and
           expenses................    12,417          31,000          32,010         11,865         4,482
                                      -------     -----------     -----------    -----------   -----------
Income (Loss) Before Income
  Taxes............................    11,155          23,810        (125,989)       (18,848)       (3,962)
Income Tax Expense (Benefit).......     4,235           9,062          (6,334)            --        (1,468)
                                      -------     -----------     -----------    -----------   -----------
Net Income (Loss)..................   $ 6,920     $    14,748     $  (119,655)   $   (18,848)  $    (2,494)
                                      =======     ===========     ===========    ===========   ===========

EARNINGS PER COMMON SHARE:
  Basic:
    Net income (loss)..............               $      1.25     $     (7.72)   $     (1.53)  $     (0.08)
                                                  ===========     ===========    ===========   ===========
    Weighted-average number of
      common shares................                11,802,192      15,502,926     12,300,000    30,566,666
                                                  ===========     ===========    ===========   ===========
  Diluted:
    Net income (loss)..............               $      1.25     $     (7.72)   $      1.53   $     (0.08)
                                                  ===========     ===========    ===========   ===========
    Weighted-average number of
      common shares and assumed
      conversions..................                11,802,192      15,502,926     12,300,000    30,566,666
                                                  ===========     ===========    ===========   ===========


                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                                                             THREE MONTHS
                                                                                          ENDED NOVEMBER 30,
                                                      FOR THE YEARS ENDED AUGUST 31,         (UNAUDITED)
                                                     ---------------------------------   --------------------
                                                       1996        1997        1998        1997        1998
                                                     ---------   ---------   ---------   ---------   --------
                                                          (THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................  $   6,920   $  14,748   $(119,655)  $ (18,848)  $ (2,494)
                                                     ---------   ---------   ---------   ---------   --------
  Adjustments to reconcile net income to net cash
    used in operating activities:
    Loans originated for sales, net of loan fees...   (139,367)   (526,917)   (365,694)   (202,517)   (15,434)
    Proceeds from sale of loans....................    135,483     514,413     360,303     155,856     12,977
    Payments on loans held for sale................        504         431       2,191         443        816
    Lower of cost or market adjustment.............         --          --      10,901          --     (6,315)
    Net provisions (benefit) for estimated credit
      losses.......................................         55       6,300      (3,198)      1,590         43
    Additions to mortgage related securities.......         --    (135,549)    (22,469)     (1,980)        --
    Accretion of residual interest on mortgage
      related securities...........................       (243)     (6,207)     (8,467)     (2,838)      (349)
    Write-off/sale of mortgage related
      securities...................................         --      67,040      27,573        (565)       105
    Market valuation of mortgage related
      securities...................................     (2,697)      5,612      73,390      17,319         --
    Payments on mortgage related securities........      1,547         801       1,442         100        147
    Additions to excess servicing rights...........    (20,563)     (3,887)         --          --         --
    Amortization of excess servicing rights........      2,144         956          --          --         --
    Additions to mortgage servicing rights.........     (3,306)     (7,184)     (3,529)     (1,530)        --
    Amortization of mortgage servicing rights......        555       1,504       3,166         611          7
    Proceeds from sale of mortgage servicing
      rights.......................................         --          --       4,137          --         76
    Write-off /valuation of mortgage servicing
      rights.......................................         --          --       3,870          --         --
    Gain on disposal of fixed assets...............         --          --         (16)         --         --
    Depreciation and amortization expense..........        394         672       1,013         208        215
    Additions to prepaid debt expenses, net........         --          --      (4,066)     (2,879)       (64)
    Amortization of prepaid debt expense...........        163         684       1,387         243        229
    Additions to prepaid commitment fee, net.......         --          --      (1,250)         --         --
    Amortization/write-off of prepaid commitment
      fee..........................................         --         817       3,583         218         --
    Changes in operating assets and liabilities:
      Cash deposits, restricted....................     (1,942)     (2,416)      3,228      (1,902)       702
      Deferred income taxes (benefit)..............        673      (3,267)     (6,086)     (2,148)    (1,468)
      Other assets, net............................      1,056      (1,813)      5,017         560     (1,342)
      State income taxes payable...................        670        (260)       (649)       (649)        --
      Other liabilities, net.......................      5,514       1,084      (5,845)       (737)    (8,012)
                                                     ---------   ---------   ---------   ---------   --------
        Total adjustments..........................    (19,360)    (87,186)     79,932     (40,597)   (17,667)
                                                     ---------   ---------   ---------   ---------   --------
        Net cash used in operating activities......    (12,440)    (72,438)    (39,723)    (59,445)   (20,161)
                                                     ---------   ---------   ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...............       (608)     (1,688)       (345)         --        (44)
  Proceeds from the sale of property and
    equipment......................................         --           4          16          --         --
                                                     ---------   ---------   ---------   ---------   --------
        Net cash used in investing activities......       (608)     (1,684)       (329)         --        (44)
                                                     ---------   ---------   ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings on notes and contracts
    payable........................................    146,448     511,878     334,143     204,074     14,873
  Payments on notes and contracts payable..........   (133,709)   (490,503)   (353,370)   (185,919)      (170)
  Issuance of subordinated debt....................         --      37,750      40,400      40,400         --
  Repurchase of subordinated debt..................         --          --        (125)         --       (867)
  Amortization of premium of subordinated debt.....         --          --         (82)         (8)       (25)
  Sale of common stock.............................         --      20,658      25,000          --         --

                                                                                             THREE MONTHS
                                                                                          ENDED NOVEMBER 30,
                                                      FOR THE YEARS ENDED AUGUST 31,         (UNAUDITED)
                                                     ---------------------------------   --------------------
                                                       1996        1997        1998        1997        1998
                                                     ---------   ---------   ---------   ---------   --------
                                                          (THOUSANDS OF DOLLARS)
  Sale of preferred stock..........................         --          --      25,000          --         --
  Payment of issuance costs........................         --          --        (614)         --         --
                                                     ---------   ---------   ---------   ---------   --------
        Net cash provided by financing
          activities...............................     12,739      79,783      70,352      58,547     13,811
                                                     ---------   ---------   ---------   ---------   --------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS......................................       (309)      5,661      30,300        (898)    (6,394)
CASH AND CASH EQUIVALENTS -- BEGINNING OF YEAR.....        752         443       6,104       6,104     36,404
                                                     ---------   ---------   ---------   ---------   --------
CASH AND CASH EQUIVALENTS -- END OF YEAR...........  $     443   $   6,104   $  36,404   $   5,206   $ 30,010
                                                     =========   =========   =========   =========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest.......................................  $     964   $   5,212   $  12,380   $   2,912   $    290
    State income taxes.............................  $      25   $   1,691   $     506          --         55
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
  Additional paid-in capital created from deferred
    tax asset......................................  $      --   $      --   $   2,354   $   2,354   $     --
  Forgiveness of due to Mego Financial liability...  $      --   $      --   $   6,153   $      --   $     --
  Record liability to repurchase loans from City
    Mortgage Services..............................  $      --   $      --   $   9,255   $      --   $     --
  Exchange of Subordinated Notes for Subordinated
    Notes..........................................  $      --   $      --   $  41,500   $      --   $     --
  Exchange of Subordinated Notes for Preferred
    Stock..........................................  $      --   $      --   $  37,500   $      --   $     --
  Placement agent service fee paid in common
    stock..........................................  $      --   $      --   $   2,400   $      --   $     --
  Addition to prepaid commitment fee and due to
    Mego Financial in connection with loan sale
    commitment received............................  $      --   $   3,000   $      --   $      --   $     --
  In connection with the securitization of loans
    and creation of mortgage related securities,
    the Company retained an interest only security
    and a residual interest security...............  $  20,096   $      --   $      --   $      --   $     --


                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

 FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998 AND THE THREE MONTHS ENDED
                               NOVEMBER 30, 1998



                             CONVERTIBLE
                           PREFERRED STOCK       COMMON STOCK
                           $.01 PAR VALUE       $.01 PAR VALUE      ADDITIONAL   RETAINED
                           ---------------   --------------------    PAID-IN     EARNINGS
                           SHARES   AMOUNT     SHARES      AMOUNT    CAPITAL     (DEFICIT)     TOTAL
                           ------   ------   -----------   ------   ----------   ---------   ---------
                                          (THOUSANDS OF DOLLARS, EXCEPT SHARE AMOUNTS)
Balance at September 1,
  1995...................      --     $--     10,000,000    $100     $  8,550    $   2,131   $  10,781
Net income...............      --     --              --      --           --        6,920       6,920
                           ------     --     -----------    ----     --------    ---------   ---------
Balance at August 31,
  1996...................      --     --      10,000,000     100        8,550        9,051      17,701
Sale of common stock, net
  of issuance costs......      --     --       2,300,000      23       20,635           --      20,658
Net income...............      --     --              --      --           --       14,748      14,748
                           ------     --     -----------    ----     --------    ---------   ---------
Balance at August 31,
  1997...................      --     --      12,300,000     123       29,185       23,799      53,107
Increase in additional
  paid-in capital due to
  adjustment of deferred
  federal income tax
  asset related to
  Spin-off...............      --     --              --      --        2,354           --       2,354
Increase in additional
  paid-in capital due to
  settlement of amount
  payable to Mego
  Financial Corp. related
  to Spin-off............      --     --              --      --        6,153           --       6,153
Sale of common stock, net
  of issuance costs......      --     --      18,266,667     183       26,854           --      27,037
Sale of Series A
  convertible preferred
  stock and exchange of
  Senior Subordinated
  Notes for Series A
  convertible preferred
  stock, net of issuance
  costs..................  62,500      1              --      --       57,597           --      57,598
Net loss.................      --     --              --      --           --     (119,655)   (119,655)
                           ------     --     -----------    ----     --------    ---------   ---------
Balance at August 31,
  1998...................  62,500      1      30,566,667     306      122,143      (95,856)     26,594
Retirement of Common
  Stock (unaudited)......      --     --              (7)     --           --           --          --
Net Loss (unaudited).....      --     --              --      --           --       (2,494)     (2,494)
                           ------     --     -----------    ----     --------    ---------   ---------
Balance at November 30,
  1998 (unaudited).......  62,500     $1      30,566,660    $306     $122,143    $ (98,350)  $  24,100
                           ======     ==     ===========    ====     ========    =========   =========



                       See notes to financial statements.

                           MEGO MORTGAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


1. NATURE OF OPERATIONS

     Mego Mortgage Corporation (the "Company") was incorporated on June 12, 1992, in the State of Delaware. The Company is a specialized consumer finance company that funds, purchases, makes and sells consumer loans secured by deeds of trust on one-to-four family residences. These loans are used to, among other things, purchase one-to-four family residences, refinance existing mortgages, consolidate debt and finance home improvements. The Company's loan products are:


     - Home Equity loans, primarily secured by first liens, and to a substantially lesser extent by second liens, on the borrower's residence. The Company's Home Equity loans are made to borrowers who, because of their credit history, income or other factors, do not conform to the lending criteria of government-chartered agencies (including GNMA, FHLMC or FNMA) mortgage guarantee or purchase programs. As a result, the Company's borrowers pay a higher rate of interest and are able to borrow a lesser amount of the appraised value of their residences than conforming borrowers;


     - Equity + loans, typically secured by a second lien on the borrower's primary residence. The initial principal amount of an Equity + loan when added to the other outstanding senior secured debt on the residence may result in a loan to value ("LTV") of up to 125%.

     Historically, a significant majority of the Company's loan production was purchased from approved mortgage bankers and other financial intermediaries. The Company funds loans that are originated through its network of over 169 pre-approved mortgage brokers as of August 31, 1998. These brokers submit loan packages to the Company, which in turn funds the loans to approved borrowers. All loans funded or purchased by the Company are underwritten and graded by the Company's personnel. Effective in January 1998, the Company's operating strategy was to sell substantially all of its loan production for cash to institutional purchasers.

     Certain of the loans produced by the Company qualify under the provisions of Title I of the National Housing Act which is administered by the U.S. Department of Housing and Urban Development ("HUD"). Prior to May 1996, the Company produced only Title I loans. Pursuant to the Title I credit insurance program, 90% of the principal balances of the loans are U.S. government insured ("Title I loans"), with cumulative maximum coverage equal to 10% of all Title I loans produced by the Company. As a result of prior losses, no FHA insurance remained with respect to the Company's portfolio of Title I loans as of August 31, 1998. In May 1996, the Company commenced the production of Equity + home improvement loans, generally secured by residential real estate, and debt consolidation loans ("Equity + loans") through its network of mortgage bankers and mortgage brokers.

     During fiscal 1995, all loans produced were Title I loans. During fiscal 1996, 91.7% of loans produced were Title I loans and 8.3% of loans produced were Equity + loans. The Company's loan production during the fiscal year ended August 31, 1997 was comprised of

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


81.4% Equity + loans and 18.6% Title I loans. In December 1997, the Company commenced the origination of Home Equity loans. The Company's loan production during the fiscal year ended August 31, 1998 was comprised of 91.6% Equity + loans, 5.5% Title I loans, and 2.9% Home Equity loans.

     The Company was a wholly owned subsidiary of Mego Financial Corp. ("Mego Financial") until November 1996, when the Company issued 2.3 million shares of its Common Stock, $.01 par value per share (the "Common Stock"), in an underwritten public offering (the "IPO") at $10.00 per share. As a result of the IPO, Mego Financial's ownership in the Company was reduced from 100% at August 31, 1996 to 81.3%. Concurrently with the IPO, the Company issued $40.0 million of 12.5% Senior Subordinated Notes due in 2001 in an underwritten public offering. The proceeds from the offerings received by the Company were used to repay borrowings and provide funds for production and securitizations of loans. In October 1997, the Company issued an additional $40.0 million of 12.5% Senior Subordinated Notes due in 2001 in a private placement (the "Private Placement"). The proceeds from the Private Placement were used to repay borrowings, including borrowings from Mego Financial, and to provide funds for loan production, the securitizations of loans and working capital. The $80.0 million of 12.5% Senior Subordinated Notes due in 2001 are herein referred to as old notes (the "Old Notes").

     On September 2, 1997, Mego Financial distributed all of its 10 million shares of the Company's Common Stock to its stockholders in a tax-free spin-off ("Spin-off").


     On July 1, 1998, the Company completed a series of transactions to recapitalize the Company (the "Recapitalization"). Pursuant to the Recapitalization, the Company raised approximately $84.5 million of additional equity, net of issuance costs. Two strategic partners each purchased 10,000 shares of the Company's newly-designated Series A Convertible Preferred Stock (the "Preferred Stock") at a purchase price of $1,000 per share. The purchasers have each been granted an option, which expires in December 2000, to acquire
6.67 million shares of the Company's Common Stock, subject to adjustment. The number and price of the Company's Common Stock purchasable upon exercise of the option is subject to adjustment from time to time upon the occurrence of: (1) mergers and reclassifications; (2) dividends, subdivisions, and combinations;
(3) adjustments for issuance below option price; (4) adjustments for issuances below fair market value; (5) special rules and (6) other actions affecting capital stock. The Preferred Stock will be mandatorily converted into Common Stock on June 18, 2000. Each purchaser has a right of first refusal to purchase the Company in the event the Company's Board of Directors determines to sell the Company. In addition, other private investors purchased an aggregate of 5,000 shares of Preferred Stock at a purchase price of $1,000 per share and 16.67 million shares of Common Stock at a purchase price of $1.50 per share. All of the foregoing sales were made pursuant to private placements.


     As part of the Recapitalization, the Company completed an offer to exchange (the "Exchange Offer") new subordinated notes and Preferred Stock, subject to certain limitations, for any and all of the outstanding Old Notes. The Exchange Offer was

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


conditioned upon at least $76.0 million aggregate principal amount of Old Notes being tendered for exchange and conditioned upon at least $30.0 million shares of Common Stock and Preferred Stock being sold in the offerings. The Company would not have consummated the Exchange Offer if less than $30.0 million was raised in the offerings. Pursuant to the Exchange Offer, the Company issued approximately 37,500 shares of Preferred Stock at an issuance price of $1,000 per share, and $41.5 million principal amount of new 12.5% Subordinated Notes due 2001 (the "Current Notes") in exchange for approximately $79.0 million principal amount of Old Notes. The balance of the Old Notes was repurchased by the Company in September and October 1998. The proceeds of the Recapitalization was $50.0 million. The proceeds were used to repay indebtedness, including $1.6 million to a subsidiary of Mego Financial, $5.1 million of interest on the Old Notes and $2.4 million on the warehouse line of credit, to provide capital to originate loans and for other general corporate uses.


     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of various normal accruals) necessary to present fairly the Company's financial position, results of operations and cash flows. The financial position at November 30, 1998 is not necessarily indicative of the financial position to be expected at August 31, 1999 and results of operations for the three months ended November 30, 1998 are not necessarily indicative of the results of operations to be expected for the year ending August 31, 1999.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents -- Cash and cash equivalents consist of cash on hand and on deposit at financial institutions and short term investments with original maturities of 90 days or less when purchased.

     Cash Deposits, Restricted -- Restricted cash represents cash on deposit which is restricted in accordance with the loan sale agreements and funds received from collection of loans which have not yet been disbursed to the purchasers of such loans in accordance with the loan sale agreements.

     Loans Held for Sale -- Loans held for sale are carried at the lower of aggregate cost or market value in the accompanying Statements of Financial Condition, net of allowance for credit losses.

     Allowance for Credit Losses -- Provision for credit losses relating to unsold loans is recorded as expense in amounts sufficient to maintain the allowance at a level considered adequate to provide for anticipated probable losses resulting from liquidation of outstanding loans. The provision for credit losses is based upon periodic analysis of the portfolio, economic conditions and trends, historical credit loss experience, borrowers' ability to repay, collateral values, and estimated FHA insurance recoveries on loans produced.

     Valuation Allowance -- Provision for decreases in the market value relating to unsold loans is recorded as expense in amounts sufficient to maintain the allowance at a level considered adequate to provide for anticipated probable losses from liquidation of

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


outstanding loans. The provision for valuation is based upon the estimated fair market value of the portfolio primarily derived from recent sale data in the marketplace.

     Loan Origination Costs and Fees -- Loan origination costs and fees including non-refundable loan origination fees and incremental direct costs associated with loan production are deferred in compliance with Statement of Financial Accounting Standards ("SFAS") No. 91 "Accounting for Nonrefundable Fees and Costs associated with Originating or Acquiring Loans and Indirect Direct Costs of Leases." ("SFAS 91") and recorded as expense or income upon the sale of the related loans.

     Mortgage Related Securities -- In fiscal 1996, the Company securitized a majority of loans produced into the form of a REMIC. A REMIC is a trust issuing multi-class securities with certain tax advantages to investors and which derives its cash flow from a pool of underlying mortgages. Certain of the senior classes of the REMIC are sold, and an interest only strip and a subordinated residual class are retained by the Company. The subordinated residual class is in the form of residual certificates which are classified as residual interest securities. The documents governing the Company's securitizations require the Company to establish initial over-collateralization or build over-collateralization levels through retention of distributions by the REMIC trust otherwise payable to the Company as the residual interest holder. This over-collateralization causes the aggregate principal amount of the loans in the related pool and/or cash reserves to exceed the aggregate principal balance of the outstanding investor certificates. Such excess amounts serve as credit enhancement for the related REMIC trust. To the extent that borrowers default on the payment of principal or interest on the loans, losses will reduce the over-collateralization and cash flows otherwise payable to the residual interest security holder to the extent that funds are available. If payment defaults exceed the amount of over-collateralization, as applicable, the insurance policy maintained by the related REMIC trust will pay any further losses experienced by holders of the senior interests in the related REMIC trust. The Company does not have any recourse obligations for credit losses in the REMIC trust.


     In fiscal 1997, the Company completed five securitizations, including two non-monoline securitizations, two owner's trust securitizations and a combined REMIC grantor trust securitization. No securitizations were completed during the three months ended November 30, 1998.



     The two non-monoline securitizations completed in June and August 1997 were accomplished on a senior subordinated basis without insurance as a credit enhancement and were generally collateralized by Equity + home improvement and debt consolidation mortgage loans with typically high loan-to-value ratios. The other three securitization transactions were insured and collateralized by a combination of Title I and Equity + loans. The two monoline owner's trust securitizations were completed in March and May 1997. The REMIC/grantor trust securitization, completed in December 1996, placed all secured Title I loans and those Equity + loans which qualified with a loan-to-value ratio of 125% or less, into the REMIC pool. The grantor trust pool was comprised of

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


unsecured Title I loans and other Equity + loans which did not qualify for the REMIC pool.

     In August 1998, the Company pooled approximately $90.5 million (27.4%) of its loans with an additional $239.6 million (72.6%) from a second party to create a home loan owner trust securitization. The Company is to receive a residual interest in this securitization calculated on a pro rata share of the Company loans originated in the total pool. This residual interest will be owned two-thirds by the Company and one-third by another financial institution. Cashflow on the Company's residual interest will be subordinated to recovery by the financial institution of: (1) premium paid for in the acquisition of the pool; (2) upfront overcollateralization of 1.25% of the total pool; (3) the financial institution's underwriting fee and (4) transaction costs. The total of these recoveries will accrue interest at a 12% per annum rate until recovered. The target overcollateralization level of 6% must be achieved prior to the financial institution receiving any recoveries.


     Pursuant to these securitizations, various classes of mortgage-backed notes and certificates were issued and sold to the public. The Company received residual interest securities, servicing rights and, in some of the transactions, interest-only strip securities, all of which (except for the servicing rights) were recorded as mortgage related securities on the Statements of Financial Condition. The residual interest securities and the servicing rights represent the excess differential (after payment of any subservicing, interest and other fees, and the contractual obligations payable to the note and certificate holders) between the interest paid by the obligors of the sold loans and the yield on the sold notes, certificates and interest-only strip securities. The Company has also received interest-only strip securities from the first two securitizations completed in fiscal 1996 and the first two securitizations completed in fiscal 1997. These interest-only securities yield annual rates between 0.45% and 1.00% calculated on the principal balances of loans not in default. The Company may be required to repurchase loans that do not conform to the representations and warranties made by the Company in the securitization agreements, and as servicer, may be required to advance interest in connection with the securitizations. Effective January 1, 1997, the Company prospectively adopted SFAS 125 (as defined below).



     In accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), the Company classifies residual-interest securities, interest-only strip securities and interest-only receivables as trading securities which are recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. Valuations at origination and at each reporting period are based on discounted cash flow analyses. The cash flows are estimated as the excess of the weighted-average coupon on each pool of loans securitized over the sum of the pass-through interest rate, servicing fees, a trustee fee, an insurance fee and an estimate of annual future credit losses, net of Federal Housing Administration ("FHA") insurance recoveries, related to the loans securitized, over the life of the loans. These cash flows are projected over the life of the loans using prepayment, default, and loss assumptions that the Company believes market participants would use for similar financial instruments and are discounted using an interest rate that

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



the Company believes a purchaser unrelated to the seller of such a financial instrument would require. The valuation includes consideration of characteristics of the loans including loan type and size, interest rate, origination date, and term. The Company also uses other available information such as externally prepared reports on prepayment rates and industry default rates of the type of loan portfolio under review. To the Company's knowledge, there is no active market for the sale of these mortgage-related securities. The range of values attributable to the factors used in determining fair value is broad. Although the Company believes that it has made reasonable estimates of the fair value of the mortgage-related securities, the rate of prepayments, discount and default rates utilized are estimates, and actual experience may differ.



     Revenue Recognition-Gain(Loss) on Sale of Loans -- Gain on sale of loans includes the gain on sale of mortgage-related securities and the gain(loss) on sale of loans held for sale. In accordance with SFAS 125 (as discussed below) the gain on sale of mortgage-related securities is determined by an allocation of the cost of the securities based on the relative fair value of the securities sold and the securities retained. In sales of loans through securitization transactions, the Company retains residual-interest securities and may retain interest-only strip securities. The fair value of the interest-only strip securities and residual interest securities is the present value of the estimated cash flow to be received after considering the effects of estimated prepayments and credit losses. The interest-only strip securities and residual-interest securities are included in mortgage-related securities on the Company's Statements of Financial Condition. Market valuation adjustments on loans held for sale and loans reacquired under recourse provisions are included in the gain(loss) on sale of loans.



     In discounting cash flows related to loan sales, the Company defers servicing income at annual rates of 1% to 1.25% and discounts cash flows on its sales at the rate it believes a purchaser would require as a rate of return. The cash flows were discounted to present value using discount rates which approximated 12% for each of the years ended August 31, 1996 and 1997 and 16% for the year ended August 31, 1998 and the three months ended November 30, 1998. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.


     In determining expected cash flows, management considers economic conditions at the date of sale. In subsequent periods, these estimates may be revised as necessary using the original discount rate, and any losses arising from prepayment and loss experience will be recognized as realized.


     Mortgage Servicing Rights -- The fair value of capitalized mortgage servicing rights is estimated by calculating the present value of expected net cash flows from mortgage servicing rights using assumptions the Company believes market participants would use in their estimates of future servicing income and expense, including assumptions about prepayment, default and interest rates. Mortgage servicing rights are amortized in proportion to and over the period of estimated net servicing income. The estimate of fair value was based on a 125, 100, 100 and 100 basis points per annum, respectively, servicing

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



fee reduced by estimated costs of servicing for the years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1998. The estimated net cash flow from servicing utilized a discount rate of 12% for the fiscal years ending August 31, 1996 and 1997 and 16% for the year ended August 31, 1998 and the three months ended November 30, 1998. At August 31, 1997 and 1998 and at November 30, 1998, the book value of mortgage servicing rights approximated fair value. The Company periodically reviews mortgage servicing rights to determine impairment. This review is performed on a disaggregated basis, based upon loan type and date of origination. Impairment is recognized in a valuation allowance for each pool in the period of impairment. The Company has developed its assumptions based on experience with its own portfolio, available market data and ongoing consultation with its investment bankers.


     Property and Equipment -- Property and equipment is stated at cost and is depreciated over its estimated useful life (generally five years) using the straight-line method. Costs of maintenance and repairs that do not improve or extend the life of the respective assets are recorded as expense.


     Organizational Costs -- Organizational costs associated with the organization of the Company, which commenced loan production on March 1, 1994, are being amortized over a five year period. These organizational costs are comprised of costs to incorporate, and legal, accounting, and other professional fees. Such amortization is included in depreciation and amortization expense on the Statements of Operations. Accumulated amortization related to organizational costs was $482,000, $675,000 and $867,000 during the years ended August 31, 1996, 1997 and 1998, respectively, and $723,000 and $930,000 at November 30,
1997 and 1998, respectively.



     Allowance for Credit Losses on Loans Sold with Recourse -- Recourse to the Company on sales of loans is governed by the agreements between the purchasers and the Company. The allowance for credit losses on loans sold with recourse represents the Company's estimate of the fair value of its probable future credit losses to be incurred, considering estimated future FHA insurance recoveries on Title I loans. No allowance for credit losses on loans sold with recourse is established on loans sold with servicing released, as the Company has no recourse obligation for credit losses under those whole loan sale agreements. Estimated credit losses on loans sold through securitizations are considered in the Company's valuation of its mortgage-related securities. Proceeds from the sale of loans with recourse provisions were $118.1 million, $415.5 million and $146.4 million during the years ended August 31, 1996, 1997 and 1998, respectively, and $105.9 million and $0 during the three months ended November 30, 1997 and 1998, respectively.



     Loan-Servicing Income -- Fees for servicing loans produced or acquired by the Company and sold with servicing rights retained are generally based on a stipulated percentage of the outstanding principal balance of such loans and are recognized when earned. Interest received on loans sold, less amounts paid to investors, is reported as loan-servicing income. Capitalized mortgage servicing rights are amortized in proportion to and over the period of estimated servicing income. Late charges and other miscellaneous

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


income are recognized when collected. Costs to service loans are recorded to expense as incurred.


     Interest Income -- Interest income is recorded as earned. Interest income represents the interest earned on loans held for sale during the period prior to their securitization or other sale, mortgage-related securities, and short term investments. The Company computes an effective yield based on the carrying amount of each mortgage-related security and its estimated future cash flow. This yield is then used to accrue interest income on the mortgage-related security.



     During the period that a Title I loan is 30 days through 270 days delinquent, the Company previously accrued interest at the HUD guaranteed rate of 7% in lieu of the contractual rate of the loan. When a Title I loan becomes over 270 days contractually delinquent, it is placed on non-accrual status and interest is recognized only as cash is received. As the HUD reserve was depleted in fiscal 1998, the Company ceased the accrual of interest on delinquent Title I loans. During the year ended August 31, 1997, interest income on Equity + and Home Equity loans greater than 90 days delinquent was recognized on a cash basis. During the year ended August 31, 1998 and the three months ended November 30, 1998, interest income on Equity + and Home Equity loans greater than 30 days delinquent was recognized on a cash basis.


     Income Taxes -- The Company has historically filed consolidated federal income tax returns with its former parent, Mego Financial. Income taxes for the Company were provided for on a separate return basis. As part of a tax sharing arrangement, the Company had recorded a liability to Mego Financial for federal income taxes applied to the Company's financial statement income after giving consideration to applicable income tax law and statutory rates. This liability was forgiven by Mego Financial at the time of the Recapitalization. The Company accounts for taxes under SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires an asset and liability approach. For the period after September 2, 1997 (after the Spin-off), the Company is in the process of filing separate consolidated federal tax returns for the tax year ended February 28, 1998.

     The provision for income taxes includes deferred income taxes, which result from reporting items of income and expense for financial statement purposes in different accounting periods than for income tax purposes. The Company also provides for state income taxes at the rate of 6% of income before income taxes.

     Recently Issued Accounting Standards -- In June 1997, The Financial Accounting Standards Board (the "FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS 131"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131 establishes standards of reporting by publicly-held business enterprises and disclosure of information about operating segments in annual financial statements and, to a lesser extent, in interim financial reports issued to shareholders. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. As both SFAS Nos. 130 and 131 deal with financial statement

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


disclosure, the Company does not anticipate the adoption of these new standards will have a material impact on its financial position, results of operations or cash flows. The Company has not yet determined what its reporting segments will be under SFAS 131.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires the entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of these designated derivatives ("Hedge Accounting") depends on the intended use and designation. An entity that elects to apply Hedge Accounting is required to establish at the inception of its hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. SFAS 133 is effective for the fiscal years beginning after June 15, 1999. The Company has not yet evaluated the effect of adopting SFAS 133.


     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage Banking Enterprise" ("SFAS 134"), which allows the reclassification of mortgage-related securities and other beneficial interests retained after the securitization of mortgage loans held for sale from the trading category, as required by FASB 115, to either available for sale or held to maturity based upon the Company's ability and intent to hold those investments. SFAS 134 is effective for the first quarter beginning after December 15, 1998. The Company has not yet evaluated the effect of adopting SFAS
134. As of August 31, and November 30, 1998, all mortgage-related securities are classified as trading securities.


     Stock Split -- The accompanying financial statements retroactively reflect a 1,600 for 1 stock split, an increase in authorized shares of Common Stock to 50 million and the establishment of a $.01 par value per share effective October 28, 1996.

     Reclassification -- Certain reclassifications have been made to conform prior years with the current year presentation.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


3. LOANS HELD FOR SALE, ALLOWANCE FOR CREDIT LOSSES, LOAN ORIGINATIONS, AND LOANS SERVICED


     Loans held for sale, net of allowance for credit losses and allowance for valuation consist of the following:



                                             AUGUST 31,       NOVEMBER 30,
                                          -----------------   ------------
                                           1997      1998         1998
                                          ------   --------   ------------
                                               (THOUSANDS OF DOLLARS)
Loans held for sale.....................  $9,345   $ 21,860     $ 23,239
Deferred loan fees......................     278         93          350
Less allowance for credit losses........    (100)       (76)        (120)
Less allowance for valuation to lower of
  cost or market........................      --    (10,902)      (4,586)
                                          ------   --------     --------
          Total.........................  $9,523   $ 10,975     $ 18,883
                                          ======   ========     ========


     The Company provides an allowance for credit losses in an amount that the Company believes will be adequate to absorb probable losses after FHA insurance recoveries on the Title I loans. The Company bases its belief on its continual review of its portfolio of loans, historical experience and current economic factors. These reviews take into consideration changes in the nature and level of the portfolio, historical rates, collateral values, current and future economic conditions which may affect the obligors' ability to pay and overall

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


portfolio quality. Changes in the allowance for credit losses and the allowance for credit losses on loans sold with recourse consist of the following:


                                                                  FOR THE THREE
                                                                  MONTHS ENDED
                               FOR THE YEARS ENDED AUGUST 31,     NOVEMBER 30,
                               -------------------------------   ---------------
                                 1996       1997        1998      1997     1998
                               --------   ---------   --------   ------   ------
                                            (THOUSANDS OF DOLLARS)
Balance at beginning of
  year.......................  $   960    $  1,015    $ 7,114    $7,114   $2,548
Net provision (benefit) for
  credit losses..............    1,510      23,048     (3,198)    1,702       43
Reductions to the provision
  due to securitizations or
  loans sold without
  recourse...................   (1,455)    (16,748)        (0)     (112)      --
Reductions due to charges to
  allowance for credit
  losses.....................       --        (201)    (1,368)       (5)      --
Increase due to adjustment to
  allowance for credit
  losses.....................       --          --         --        --        5
                               -------    --------    -------    ------   ------
Balance at end of year.......  $ 1,015    $  7,114    $ 2,548    $8,699   $2,596
                               =======    ========    =======    ======   ======
Allowance for credit
  losses.....................  $    95    $    100    $    76    $  116   $  120
Allowance for credit losses
  on loans sold with
  recourse...................      920       7,014      2,472     8,583    2,476
                               -------    --------    -------    ------   ------
          Total..............  $ 1,015    $  7,114    $ 2,548    $8,699   $2,596
                               =======    ========    =======    ======   ======



     Changes in the valuation allowance on loans held for sale for the three months ended November 30, 1998 consist of the following (thousands of dollars) while no such valuation allowance was provided for the three months ended November 30, 1997:



Balance at August 31, 1998..................................  $10,901
  Provision for valuation changes...........................      433
  Reductions to the allowance on loans sold.................   (6,748)
                                                              -------
Balance at November 30, 1998................................  $ 4,586
                                                              =======

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



     During fiscal 1997 and 1998 and the three months ended November 30, 1998, $398.3 million, $0 and $0, respectively, of loans sold under recourse provisions were repurchased and securitized as further described in Note 2. Reductions to the provision due to securitizations or loans sold without recourse represent amounts transferred to the valuation basis of the mortgage-related securities and reductions in the allowance due to a lack of recourse provisions on loans sold without recourse. Loans produced and serviced consist of the following:



                                             AUGUST 31,        NOVEMBER 30,
                                         -------------------   ------------
                                           1997       1998         1998
                                         --------   --------   ------------
                                               (THOUSANDS OF DOLLARS)
Loan production:
  Title I..............................  $ 98,085   $ 18,701     $     4
  Equity +.............................   428,832    310,518       4,907
  Home Equity..........................        --      9,723      11,607
                                         --------   --------     -------
          Total........................  $526,917   $338,942     $16,518
                                         ========   ========     =======
Loans serviced (including notes
  securitized, sold to investors, and
  held for sale):
  Title I..............................  $255,446   $ 23,005     $ 2,599
  Equity +.............................   372,622      8,217      18,404
                                         --------   --------     -------
          Total........................  $628,068   $ 31,222     $21,003
                                         ========   ========     =======



4. MORTGAGE-RELATED SECURITIES



     Mortgage-related securities consist of interest-only strips and residual-interest certificates of FHA Title I and Equity + mortgage-backed securities collateralized by loans produced, purchased and serviced by the Company.



     Mortgage-related securities are classified as trading securities and are recorded at estimated fair value. Changes in the estimated fair value are recorded in current operations. Mortgage-related securities consist of the following:



                                                  AUGUST 31,         NOVEMBER 30,
                                              -------------------    ------------
                                                1997       1998          1998
                                              --------    -------    ------------
                                                    (THOUSANDS OF DOLLARS)
Interest-only strip securities............    $  6,398    $ 2,748      $ 2,387
Residual-interest securities..............      84,597     28,189       28,674
Interest-only receivables (formerly excess
  servicing rights).......................      15,304      3,893        3,866
                                              --------    -------      -------
          Total...........................    $106,299    $34,830      $34,927
                                              ========    =======      =======

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



     Activity in total mortgage-related securities consist of the following:



                                                                      FOR THE THREE
                                                FOR THE YEARS ENDED   MONTHS ENDED
                                                    AUGUST 31,        NOVEMBER 30,
                                                -------------------   -------------
                                                  1997       1998         1998
                                                --------   --------   -------------
                                                      (THOUSANDS OF DOLLARS)
Balance at beginning of year..................  $ 22,944   $106,299      $34,830
Additions due to securitizations, at cost.....   135,549     22,469           --
Net unrealized (loss).........................    (5,612)   (73,390)          --
Accretion of residual interest................     6,207      8,467          349
Write-off/sale of mortgage-related
  securities..................................   (67,040)   (27,573)        (105)
Net transfers from excess servicing rights....    15,052         --           --
Principal reductions..........................      (801)    (1,442)        (147)
                                                --------   --------      -------
Balance at end of year........................  $106,299   $ 34,830      $34,927
                                                ========   ========      =======



     During the year ended August 31, 1998, the Company experienced significantly higher prepayment activity and delinquencies with regard to its securitized Equity + and Title I loans than the levels which had been assumed. This acceleration in the speed of prepayment has caused management, after consultation with its financial advisors, to adjust the assumptions previously utilized in calculating the carrying value of its mortgage-related securities.


     The Equity + loan prepayment speed assumptions reflect an annualized rate of 4.5% in the first month following securitization with that annualized rate building in level monthly increments so that by the 18th month the annualized rate is 18.75%. The annualized prepayment rate is maintained at that level through the 36th month at which time it is assumed to decline in level monthly increments to 15.25% by the 43rd month, and is maintained at 15.25% for the remaining life of the portfolio. The loss assumptions for Equity + loans have also been increased to reflect losses commencing in the second month following a securitization and building in level monthly increments until a 4.25% annualized loss rate is achieved in the 15th month. The annualized loss rate is maintained at that level through the 43rd month at which time it is assumed to decline in level monthly increments to 4.0% at month 48 and is maintained for the life of the portfolio. On a cumulative basis this model assumes aggregate losses of approximately 16% of the original portfolio balance.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


     The estimated loss on Title I loans is reduced by recoveries on defaulted loans of 5%-10% assuming the Title I insurance has been exhausted. On a cumulative basis, this assumes aggregate losses of approximately 11.92% of the original principal balance. The prepayment speed utilized for Title I loans is 23% for the remaining life of the portfolio. The loss assumptions for Title I loans are based on the aging of each portfolio and a historical migration analysis resulting in the following estimated default rates:

DELINQUENCY STATUS (IN DAYS)    ESTIMATED DEFAULT RATES
- ----------------------------  ----------------------------
Current....................                   5%
31-60......................                   5%
61-90......................               20-25%
91-120.....................                  50%
121-150....................                  80%
151-180....................                  95%
Over 180...................                 100%


     The Company utilized a 16% discount rate at August 31 and November 30, 1998 to calculate the present value of cash flow streams. Taken in conjunction with the above prepayment and loss assumptions, management believes these valuations reflect current market values. Because of the inherent uncertainty of the valuations, those estimated market values may differ from values that would have been used had a ready market for the securities existed, and the difference could be material. The Company has not obtained an independent validation of the assumptions utilized in calculating the carrying value of mortgage-related securities for any period subsequent to August 31, 1997.


     During fiscal 1996 and 1997, the Company generally utilized annual prepayment assumptions ranging from 1% to 15%, annual estimated loss factor assumptions of up to 1.75%, and annual weighted average discount rates of up to 12% for Title I and Equity + loans.


     The Company has pledged certain of its interest-only and residual class certificates, that are included in its mortgage-related securities, pursuant to the pledge and security agreement with a financial institution. The Company has also pledged certain residual interests and interest-only securities pursuant to its revolving credit facility with another financial institution. See Note 9.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


5. EXCESS SERVICING RIGHTS

     Activity in excess servicing rights for the year ended August 31, 1997 consist of the following (thousands of dollars):


Balance at beginning of year................................  $ 12,121
Plus additions..............................................     3,887
Less amortization...........................................      (956)
Less amounts related to loans repurchased, securitized and
  transferred to mortgage-related securities................   (15,052)
                                                              --------
Balance at end of year......................................  $     --
                                                              ========



     As of August 31, 1997 and 1998, interest-only receivables consisted of excess cash flows on serviced loans totaling $88.2 million, and $87.4 million, yielding weighted-average interest rates of 12.5%, and 12.2% and net of normal servicing and pass-through fees with weighted-average pass-through yields to the investor of, 8.8%, and 9.5% respectively. These loans were sold under recourse provisions as described in Note 2 and the interest-only receivables are included in Mortgage-Related Securities in the Company's Statement of Financial Condition.


6. MORTGAGE SERVICING RIGHTS

     Activity in mortgage servicing rights consist of the following:


                                                                   FOR THE THREE
                                                                   MONTHS ENDED
                                 FOR THE YEARS ENDED AUGUST 31,    NOVEMBER 30,
                                --------------------------------   -------------
                                  1996       1997        1998          1998
                                --------   ---------   ---------   -------------
                                     (THOUSANDS OF DOLLARS)
Balance at beginning of
  year........................   $1,076     $ 3,827     $ 9,507       $   83
Plus additions................    3,306       7,184       3,529           --
Less amortization.............     (555)     (1,504)     (3,166)          (7)
Less write-down of
  valuation...................       --          --      (3,870)          --
Less sale of servicing
  rights......................       --          --      (5,917)         (76)
                                 ------     -------     -------       ------
Balance at end of year........   $3,827     $ 9,507     $    83       $   --
                                 ======     =======     =======       ======


     The Company had no valuation allowance for mortgage servicing rights during fiscal 1996, 1997 or 1998, as the cost basis of mortgage servicing rights approximated fair value.

     The Company also entered into an agreement with City Mortgage Services in June 1998, to acquire and service the majority of the mortgage loans that the Company owned at the date of the Recapitalization at 90% of its carrying value. As a result, the Company recorded an impairment of $703,225, which is reflected in the accompanying Statement of Operations as a charge to Loan Servicing Income. In addition, the Company and City Mortgage Services entered into an agreement in June, 1998 for City Mortgage Services to

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


service all of the mortgage loans produced or purchased by the Company after the Recapitalization.

7. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                            AUGUST 31,       NOVEMBER 30,
                                        ------------------   ------------
                                         1997       1998         1998
                                        ------     -------   ------------
                                             (THOUSANDS OF DOLLARS)
Office equipment and furnishings....    $1,702     $ 1,768     $ 1,769
EDP equipment.......................       948       1,226       1,268
Building improvements...............       144          --           2
Vehicles............................        34          --          --
                                        ------     -------     -------
                                         2,828       2,994       3,039
Less accumulated depreciation.......      (675)     (1,181)     (1,328)
                                        ------     -------     -------
          Total.....................    $2,153     $ 1,813     $ 1,711
                                        ======     =======     =======



     Included in property and equipment as of August 31, 1997 and 1998 and November 30, 1998 are various capitalized leases totaling $1.5 million, $1.8 million and $1.6 million, net of accumulated amortization of approximately $532,000, $1.1 million and $1.2 million, respectively.


8. OTHER ASSETS

     Other assets consist of the following:


                                                AUGUST 31,    NOVEMBER 30,
                                                -----------   ------------
                                                1997   1998       1998
                                                ----   ----   ------------
                                                  (THOUSANDS OF DOLLARS)
Accrued income from securitizations...........  $537   $111       $ --
Software costs, net of amortization (See Note
  15).........................................    92     31         --
Deposits and impounds.........................    80     81         81
Debt offering costs...........................    --     --        285
Other.........................................    86    141        331
                                                ----   ----       ----
          Total...............................  $795   $364       $697
                                                ====   ====       ====

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


9. NOTES AND CONTRACTS PAYABLE

     Notes and contracts payable consist of the following:


                                           AUGUST 31,        NOVEMBER 30,
                                       ------------------    ------------
                                        1997       1998          1998
                                       -------    -------    ------------
                                             (THOUSANDS OF DOLLARS)
Note payable -- warehouse line of
  credit.............................  $ 8,500    $    --      $14,874
Notes payable -- revolving lines of
  credit.............................   24,976      9,961        9,943
Term Note............................       --      4,615        4,615
Contracts payable....................    2,096      1,769        1,626
                                       -------    -------      -------
          Total......................  $35,572    $16,345      $31,058
                                       =======    =======      =======


     Loan production was initially funded principally through the Company's $40.0 million warehouse line of credit that was executed in June 1997 and increased to $65.0 million in October 1997. This line accrued interest at the lower of one month LIBOR plus 1.5% or the Federal Funds rate plus 0.25%. At August 31, 1997, $8.5 million was outstanding under this warehouse line of credit. This line was paid off with the proceeds of the Recapitalization.


     Loan sale transactions generally require the subordination of certain cash flows payable to the Company to the payment of scheduled principal and interest due to the loan purchasers. In connection with certain of such sale transactions, a portion of amounts payable to the Company from the excess interest spread is required to be maintained in a reserve account to the extent of the subordination requirements. The subordination requirements generally provide that the excess interest spread is payable to the reserve account until a specified percentage of the principal balances of the sold loans is accumulated therein. The excess interest required to be deposited and maintained in the respective reserve accounts is not available to support the cash flow requirements of the Company. At August 31, 1997 and 1998 and November 30, 1998, amounts on deposit in such reserve accounts totaled $6.9 million, $3.7 million and $3.0 million, respectively, and are included in Cash Deposits -- Restricted on the Statement of Financial Position.



     As part of the Recapitalization, the Company executed a new warehouse line of credit for up to $90.0 million with Sovereign Bancorp (the "Sovereign Warehouse Line"), which replaced the Company's existing warehouse line of credit. The Sovereign Warehouse Line originally terminated on December 29, 1998 and is renewable, at Sovereign's option, in six-month intervals. During December 1998, the Sovereign Warehouse Line was extended through August 1999. The Sovereign Warehouse Line may be increased with certain consents and contains pricing/fees which vary by product and the dollar amount outstanding. The Sovereign Warehouse Line is to be secured by specific loans held for sale and includes certain material covenants including maintenance of books and records, provide financial statements and reports, maintenance of its existence and properties, maintenance of adequate fidelity bond coverage and insurance and provision of timely notice of material proceedings. As of August 31, 1998, the Company had not utilized the

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



Sovereign Warehouse Line. At November 30, 1998, approximately $14.9 million was outstanding under the Sovereign Warehouse Line.



     In April 1997, the Company entered into a pledge and security agreement with another financial institution for an $11.0 million revolving credit facility. The amount which can be borrowed under the agreement was increased to $15.0 million in June 1997 and $25.0 million in July 1997. This facility is secured by a pledge of certain of the Company's interest-only and residual class certificates carried as mortgage-related securities on the Company's Statements of Financial Condition. A portion of the advances under the credit line agreement accrues interest at one-month LIBOR + 3.5% (9.1% at August 31, 1998 and 8.5% at November 30, 1998), expiring one year from the initial advance. The remaining advances accrue interest at one-month LIBOR + 2.0% (7.64% at August 31, 1998 and 7.03% at November 30, 1998). As of August 31 and November 30, 1998, approximately $10.0 million was outstanding under the agreement. The agreement, which was originally scheduled to mature in December 1998, was extended until December 1999.



     Certain material covenants restrictions exist in the credit agreement governing the April 1997 revolving line of credit. These covenants include limitations to incur additional indebtedness, provide adequate collateral and achieve certain financial tests. These tests include achieving a minimal net worth (as defined therein) and that the debt-to-net worth ratio (as defined therein) shall not exceed 2.5:1. As of August 31, 1998, the Company's net worth was $15.9 million below the minimal required and the debt-to-net worth ratio as 2.93:1. On December 2, 1998, the Company obtained a waiver for the minimal required net worth and debt-to-net worth ratio for the period that the Company was not in compliance. Additionally, the Company agreed to pay down the outstanding borrowings from $10.0 million at August 31, 1998 to $6.0 million at December 31, 1998 and subsequently agreed to pay the remaining $6.0 million in equal monthly payments during calendar 1999. As of November 30, 1998, the Company's net worth was $4.2 million above the minimal required and the debt-to-net worth ratio was 2.86:1.



     In October, 1997, the Company entered into a credit agreement with another financial institution for an $8.8 million revolving line of credit. This institution funded $5.0 million of this credit facility and is seeking a participatory lender for the balance of the credit facility. As of August 31 and November 30, 1998, a participatory lender has not been obtained. The facility is secured by a pledge of certain of the Company's mortgage-related securities. The loan balance under this agreement bears interest at the prime rate plus 2.5% (11.0% at August 31, 1998 and 10.5% at November 30, 1998). In May, 1998 this loan converted to a term loan with monthly amortization derived from the cashflow generated from the respective mortgage-related certificates. This term loan bears interest at the prime rate plus 2.5% (11.0% at August 31, 1998 and 10.5% at November 30, 1998). The final maturity of this loan is October, 2002. As of August 31 and November 30, 1998, approximately $4.6 million was outstanding under the agreement.


     The credit agreement governing the October 1997 revolving line of credit includes certain material covenants. These covenants include restrictions relating to extraordinary

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


corporate transactions, maintenance of adequate insurance and achieving certain financial tests. These tests include achieving a minimal consolidated adjusted tangible net worth (as detailed therein) and that the consolidated adjusted leverage ratio (as defined therein) shall not exceed 3:1. As of August 31, 1998, the Company's consolidated adjusted tangible net worth was $54.1 million below the minimum required and the consolidated adjusted leverage ratio was 0.53:1. On December 9, 1998, the Company agreed to temporarily amend the borrowing base definition for the period from September 30, 1998 through April 30, 1999 to increase the borrowing base from 50% to 55%.


     After April 30, 1999, the borrowing base will return to 50%. The minimum consolidated tangible net worth covenant was also adjusted, commencing retroactively, as of September 30, 1998 and the Company agreed to paydown the line by approximately $405,000 (the amount exceeding the applicable maximum amount of tranche credit) and pay an accommodation fee of $10,000. As of November 30, 1998, the Company's consolidated adjusted tangible net worth was $44.4 million above the minimum required and the consolidated adjusted leverage ratio was 0.66:1.



     At August 31, 1997 and 1998, and November 30, 1998, contracts payable consisted of $2.1 million, $1.8 million and $1.6 million, respectively, in obligations under lease purchase arrangements secured by property and equipment, bearing a weighted-average interest rate of 9.25% at August 31, 1998.


     Scheduled maturities of the Company's contracts payable of $1.8 million at August 31, 1998 are as follows:

          FOR THE YEARS ENDED AUGUST 31,
         --------------------------------
TOTAL    1999   2000   2001   2002   2003
- ------   ----   ----   ----   ----   ----
              (THOUSANDS OF DOLLARS)
$1,769   $534   $525   $425   $268   $17

10. SUBORDINATED DEBT

     In November 1996, the Company consummated the IPO, pursuant to which it issued 2.3 million shares of Common Stock at $10.00 per share. Concurrently with the IPO, the Company issued $40.0 million of its Old Notes in an underwritten public offering. The Company used approximately $13.9 million of the aggregate net proceeds from these offerings to repay intercompany debt due to Mego Financial and Preferred Equities Corporation ("PEC") and approximately $24.3 million to reduce the amounts outstanding under the Company's lines of credit. The balance of the net proceeds has been used to originate loans. At August 31, 1997, $40.0 million principal amount of Old Notes were outstanding. Prepaid debt expenses related to these notes was $2.4 million at August 31, 1997, and it was being amortized over the term of the Old Notes. In October 1997, the Company issued an additional $40.0 million of Old Notes in a private placement, which increased the aggregate principal amount of outstanding Old Notes from $40.0 million to $80.0 million. The Company used the net proceeds to repay $3.9 million of debt due to Mego Financial, to reduce by $29.0 million the amounts outstanding under the Company's

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


lines of credit, and to provide capital to originate and securitize loans. The Old Notes were subject to the Indenture governing all of the Company's subordinated notes.

     As part of the Recapitalization, the Company completed an offer to exchange (the "Exchange Offer") new subordinated notes and Preferred Stock, subject to certain limitations, for any and all of the outstanding $80.0 million principal amount of the Company's Old Notes. The Exchange Offer was conditioned upon at least $76.0 million aggregate principal amount of Old Notes being tendered for exchange and conditioned upon at least $30.0 million shares of Common Stock and Preferred Stock being sold in the offerings. The Company would not have consummated the Exchange Offer if less than $30.0 million was raised in the offerings. Pursuant to the Exchange Offer, the Company issued approximately 37,500 shares of Preferred Stock at $1,000 per share, and $41.5 million principal amount of new 12.5% Subordinated Notes due 2001 (the "Current Notes") in exchange for approximately $79.0 million principal amount of Old Notes. The balance of the Old Notes were retired in September and October 1998.


     Certain material covenant restrictions exist in the Indenture governing the Current Notes. These covenants include limitations on the Company's ability to incur indebtedness, grant liens on its assets and to enter into extraordinary corporate transactions. The Company may not incur indebtedness if, on the date of such incurrence and after giving effect thereto, the Consolidated Leverage Ratio would exceed 1.5:1, subject to certain exceptions. At August 31 and November 30, 1998, the Consolidated Leverage Ratio, as defined herein, was 2.4:1 and 2.0:1, respectively, and the Company could not incur any additional indebtedness other than permitted indebtedness.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


11. INCOME TAXES


     As described in Note 2, prior to the Spin-off, the Company recorded a liability to Mego Financial for federal income taxes at the statutory rate (currently 34%). State income taxes are computed at the appropriate state rate (currently 3.5%) net of any available operating loss carryovers and are recorded as state income taxes payable. Income tax expense (benefit) has been computed as follows:



                                                                FOR THE THREE
                                                                 MONTHS ENDED
                            FOR THE YEARS ENDED AUGUST 31,       NOVEMBER 30,
                           --------------------------------   ------------------
                             1996       1997        1998        1997      1998
                           --------   --------   ----------   --------   -------
                                          (THOUSANDS OF DOLLARS)
Income (loss) before
  income taxes...........  $11,155    $23,810    $(125,989)   $(18,848)  $(3,962)
                           =======    =======    =========    ========   =======
Federal income taxes at
  34% of income..........  $ 3,793    $ 8,095      (40,683)     (6,408)   (1,347)
Lost benefits due to
  change in control......       --         --       27,142          --        --
Valuation allowance......       --         --        7,715          --        --
State income taxes, net
  of federal income tax
  benefit................      442        943         (553)       (746)      (92)
Other....................       --         24           45       7,154       (29)
                           -------    -------    ---------    --------   -------
Income tax expense
  (benefit)..............  $ 4,235    $ 9,062    $  (6,334)   $     --   $(1,468)
                           =======    =======    =========    ========   =======
Income tax expense
  (benefit) is comprised
  of the following:
  Current................  $ 3,562    $12,319    $    (405)   $     --   $(1,468)
  Deferred...............      673     (3,257)      (5,929)         --        --
                           -------    -------    ---------    --------   -------
          Total..........  $ 4,235    $ 9,062    $  (6,334)   $     --   $(1,468)
                           =======    =======    =========    ========   =======

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, (b) temporary differences between the timing of revenue recognition for book purposes and income tax purposes and (c) operating loss and tax credit carry forwards. The tax effects of significant items comprising the Company's net deferred tax asset are as follows:


                                             AUGUST 31,            NOVEMBER 30,
                                       ----------------------      ------------
                                        1997          1998             1998
                                       -------      ---------      ------------
                                       (THOUSANDS OF DOLLARS)
Deferred tax assets:
  Realized gain on mortgage-related
     securities......................  $2,373       $  9,838         $  9,948
  Net operating loss carry forward...      --          6,002            7,547
  Receivable due from carrybacks and
     payments........................      --          2,511            2,511
  Other..............................      91             --                5
                                       ------       --------         --------
                                        2,464         18,351           20,011
                                       ------       --------         --------
Deferred tax liabilities:
  Provision for loan loss............      --          2,196            2,239
  Difference between book and tax
     carrying value of assets........     110             --               --
                                       ------       --------         --------
                                          110          2,196            2,239
                                       ------       --------         --------
Net deferred tax asset before
  valuation..........................   2,354         16,155           17,772
                                       ------       --------         --------
Less valuation allowance.............      --         (7,715)          (7,864)
                                       ------       --------         --------
Net deferred tax asset...............  $2,354       $  8,440         $  9,908
                                       ======       ========         ========


     Beginning September 1, 1997, the Company filed a separate tax return for both federal and state tax purposes. On July 1, 1998, the Company had a change in control as defined by Section 382 of the Internal Revenue Code. As a result of this change in control, no material tax benefit is available to the Company attributed to losses incurred prior to July 1, 1998. Accordingly, a deferred tax asset has not been recorded for losses incurred prior to this date.


     The Company has provided a partial valuation allowance against the net deferred tax assets recorded as of August 31 and November 30, 1998 due to uncertainties as to their ultimate realization. The net operating loss generated subsequent to July 1, 1998 will expire in the year 2018. In the event of any future ownership changes, Section 382 of the Internal Revenue Code imposes certain restrictions on the amount of net operating loss carry forwards that can be used in any year by the Company.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


12. STOCKHOLDERS' EQUITY

  General In November 1996, additional paid-in capital was increased by $20.6 million due to the sale of 2.3 million shares of Common Stock, net of issuance costs, in the IPO.

     Prior to the Spin-off, the Company filed a consolidated federal income tax return with Mego Financial's affiliated group under a Tax Allocation and Indemnity Agreement ("Tax Agreement"). As a result of the Spin-Off, $2.4 million due to Mego Financial under the Tax Agreement was recorded as a deferred tax asset and as additional paid-in capital. Additionally, in April 1998, an agreement was made to adjust by $6.2 million the income tax portion of a payable that the Company owed Mego Financial under the Tax Agreement. The final settlement of the $6.2 million is recorded as an additional capital contribution as if the settlement occurred on the date of Spin-off.

     In July 1998, the Company issued 62,500 shares of Preferred Stock and approximately 18.27 million shares of Common Stock in the Recapitalization. As a result, additional paid-in capital increased by $84.5 million.

  Earnings Per Share Data utilized in calculating actual earnings per share under SFAS 128 is as follows:


                                                              FOR THE THREE MONTHS ENDED
                           FOR THE YEARS ENDED AUGUST 31,            NOVEMBER 30,
                           -------------------------------   ----------------------------
                               1997             1998             1997           1998
                           -------------   ---------------   ------------   -------------
BASIC:
  Net income (loss)......   $14,748,000     $(119,655,000)   $(18,848,000)  $  (2,494,000)
                            ===========     =============    ============   =============
  Weighted-average number
    of common shares.....    11,802,192        15,502,926      12,300,000      30,566,666
                            ===========     =============    ============   =============
DILUTED:
  Net income (loss)......   $14,748,000     $(119,655,000)   $(18,848,000)  $  (2,494,000)
                            ===========     =============    ============   =============
  Weighted-average number
    of common shares and
    assumed
    conversions..........    11,802,192        15,502,926      12,300,000      30,566,666
                            ===========     =============    ============   =============

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


     The following tables reconcile the net income applicable to Common Stockholders, basic and diluted shares, and EPS for the following periods:

                             YEAR ENDED AUGUST 31, 1997              YEAR ENDED AUGUST 31, 1998
                        ------------------------------------   --------------------------------------
                                                   PER-SHARE                                PER-SHARE
                          INCOME        SHARES      AMOUNT        INCOME         SHARES      AMOUNT
                        -----------   ----------   ---------   -------------   ----------   ---------
Net income (loss).....  $14,748,000                            $(119,655,000)
                        -----------                            -------------
BASIC EPS
Income (loss)
  applicable to Common
  Stockholders........   14,748,000   11,802,192    $ 1.25      (119,655,000)  15,502,926    $(7.72)
                        -----------   ----------    ------     -------------   ----------    ------
Effect of dilutive
  securities:
  Warrants............           --           --        --                --           --        --
  Stock options.......           --           --        --                --           --        --
                        -----------   ----------               -------------   ----------
DILUTED EPS
Income (loss)
  applicable to Common
  Stockholders and
  assumed
  conversions.........  $14,748,000   11,802,192    $ 1.25     $(119,655,000)  15,502,926    $(7.72)
                        ===========   ==========    ======     =============   ==========    ======


                                THREE MONTHS ENDED                       THREE MONTHS ENDED
                                 NOVEMBER 30, 1997                       NOVEMBER 30, 1998
                       -------------------------------------   --------------------------------------
                                                   PER-SHARE                                PER-SHARE
                          INCOME        SHARES      AMOUNT        INCOME         SHARES      AMOUNT
                       ------------   ----------   ---------   -------------   ----------   ---------
Net (loss)...........  $(18,848,000)                           $  (2,494,000)
                       ------------                            -------------
BASIC EPS
(Loss) applicable to
  Common
  Stockholders.......   (18,848,000)  12,300,000    $(1.53)       (2,494,000)  30,566,666    $(0.08)
                       ------------   ----------    ------     -------------   ----------    ------
Effect of dilutive
  securities:
  Warrants...........            --           --        --                --           --        --
  Stock options......            --           --        --                --           --        --
                       ------------   ----------               -------------   ----------
DILUTED EPS
(Loss) applicable to
  Common Stockholders
  and assumed
  conversions........  $(18,848,000)  12,300,000    $(1.53)    $  (2,494,000)  30,566,666    $(0.08)
                       ============   ==========    ======     =============   ==========    ======



     Stock options after the years ended August 31, 1997 and 1998 and the three month periods ended November 30, 1997 and 1998 are anti-dilutive. The earnings per share for the year ended August 31, 1996 is not presented because the Company was a wholly-owned subsidiary of Mego Financial Corporation.


13. STOCK OPTIONS

     The Company has several stock option plans ("1996 Stock Option Plan" and "1997 Stock Option Plan", collectively the "Stock Option Plans") for officers and employees

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


which provide for both incentive stock options and non-qualified incentive options. The Company's Board of Directors (the "Board") determines the option price (not to be less than fair value for incentive stock options) at the date of grant. The options generally expire ten years from the date of grant and as a result of a change in control of the Company, in conjunction with the recapitalization, all options outstanding on June 28, 1998 became fully exercisable. All other options granted subsequent to the recapitalization, are exercisable at various points in time ranging from fully exercisable at grant date to 33% increments over 3 years. In addition, the Board is authorized to grant stock appreciation rights ("SARs") under the Stock Option Plans to any person who has rendered services to the Company.


     During August 1997, all stock options outstanding under the 1996 Stock Option Plan were converted into SARs. As of August 31, 1997, an aggregate of 915,000 SARs were issued and outstanding under the 1996 Stock Option Plan. As a result no SFAS 123 disclosures were required for the fiscal year ended August 31, 1997.


     In October 1997, the Board voted to purchase all of the outstanding SARs under the Stock Option Plans at $1.00 per share for SARs previously held at $10.00 to $11.00 per share and $0.70 per share for SARs held at $12.00 per share. During the year ended August 31, 1998, $761,250, (excluding payroll tax items) was expensed related to the purchase of SARs.

     Additionally, in October 1997, the Board voted, subject to stockholder approval, to amend the Company's 1997 Stock Option Plan to increase the number of shares of stock reserved for issuance upon the exercise of options to purchase Common Stock granted from one million to two million shares.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


     A summary of the stock options granted under the Stock Option Plans as of August 31, 1997 and 1998 and the changes during the years ending on those dates is presented below:


                           AS OF AUGUST 31, 1997           AS OF AUGUST 31, 1998
                       -----------------------------   ------------------------------
                         SHARES     WEIGHTED-AVERAGE     SHARES      WEIGHTED AVERAGE
                         (000)       EXERCISE PRICE       (000)       EXERCISE PRICE
                       ----------   ----------------   -----------   ----------------
Outstanding at
  beginning of
  year...............           0        $    0                  0        $    0
Granted..............     915,000         10.22         19,354,425          2.23
Exercised............           0             0                  0             0
Forfeited............     915,000         10.22            620,000         14.75
Outstanding at end of
  year...............           0             0         18,734,425          1.81
Options Exercisable
  at year end........           0             0            582,500         11.57
Weighted-average fair
  value of options
  granted during the
  year...............  $6,115,516                      $24,238,512


     The following table summarizes information about stock options outstanding at August 31, 1998:


                                   OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                    -------------------------------------------------   ------------------------------
                      NUMBER      WEIGHTED-AVERAGE                        NUMBER
     RANGE OF       OUTSTANDING      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE   WEIGHTED-AVERAGE
  EXERCISE PRICES   AT 8/31/98    CONTRACTUAL LIFE    EXERCISE PRICE    AT 8/31/98     EXERCISE PRICE
  ---------------   -----------   ----------------   ----------------   -----------   ----------------
        1.50        18,291,925        4.01                 1.50           140,000           1.50
       14.75           442,500        5.08                14.75           442,500          14.75


     SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans and for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the considerations received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company elected to continue to apply the provisions of Accounting Principles Bulletin ("APB") Opinion 25 as permitted by SFAS 123 and accordingly, provides pro forma disclosure.


     The fair value of each option granted during the year ended August 31, 1998 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (1) dividend yield of zero; (2) expected volatility of 48.9%; (3) risk-free interest rate of 5.45% and; (4) expected life of two to ten years. The weighted average fair value of the options granted during the year ended August 31, 1998 was $24,238,512. As of August 31, 1998, there were 18,734,425 options outstanding which

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



have an exercise price ranging from $1.50 to $14.75 per common share and a weighted average contractual life of 4.21 years.


14. RETIREMENT PLAN


     The Company participates in a defined contribution plan (the "Plan") with a plan year end of December 31st. During fiscal 1996 and 1997, the Company participated in PEC's defined contribution plan. Effective January 1, 1998, the Company established its owned defined contribution plan. Employees may contribute between 1% and 15% of their gross salary. The Company's matching contribution equals 25% of the first 6% of gross salary that the participant elects to contribute to the Plan. In addition, the Company may elect to make an additional matching contribution or qualified nonelective contribution, as defined in the Plan document, at its discretion. For the years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998, the Company contributed approximately $14,116, $24,779, $80,391, $22,715 and $10,233, respectively, to the Plan.


15. RELATED PARTY TRANSACTIONS


     Preferred Equity Corporation (PEC) During the years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998, PEC, a wholly owned subsidiary of Mego Financial, provided certain services to the Company including loan servicing and collection for a cost of $709,000, $1.9 million, $2.2 million, $661,000 and $0, respectively, which is included in general and administrative expense. In addition, PEC provided services including executive, accounting, legal, management information, data processing, human resources, advertising, and promotional materials (management services), totaling $671,000, $967,000, $617,000, $242,000 and $0, which were included in general and administrative expenses for the years ended August 31, 1996, 1997 and 1998, and the three months ended November 30, 1997 and 1998, respectively. Included in other interest expense for the years ended August 31, 1996, 1997 and 1998, and the three months ended November 30, 1997 and 1998, are $29,000, $16,000, $0, $0, and $0, respectively, related to advances from PEC.



     During the year ended August 31, 1996, the Company paid PEC for developing certain computer programming (see Note 8), incurring costs of $56,000. No such costs were incurred during the years ended August 31, 1997 and 1998 and the three months ended November 30, 1998. The Company is amortizing these costs over a five year period. During fiscal 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998, amortization of $29,000, $62,000, $62,000, $15,400 and $15,400, respectively, was included in expense. As of August 31, 1998, the Company had terminated the management services and loan servicing agreement with PEC.


     Management believes the allocation methodologies and contractual arrangements for services performed by PEC have been reasonable and are representative of an approximation of the expense the Company would have incurred had it operated as a stand alone entity performing such services.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



     Mego Financial Corporation In April 1998, an agreement was made to reduce by $5.3 million the income tax portion of a payable that the Company owed Mego Financial under a Tax Allocation and Indemnity Agreement dated November 19, 1996. The Company filed a consolidated federal tax return with Mego Financial's affiliated group prior to the Spin-off under such Tax Allocation and Indemnity Agreement. The final settlement of the amount payable is recorded as an additional capital contribution as if the settlement occurred on the date of the Spin-off.



     At August 31, 1996, 1997 and 1998, and November 30, 1998, the Company had a non-interest bearing liability to Mego Financial of $12.0 million, $9.7 million, $6.2 million and $0, respectively, for federal income taxes and cash advances which is included in Accounts Payable in the accompanying Statements of Financial Position.


     Activity in Due to Mego Financial consists of the following:

                                              FOR THE YEARS ENDED AUGUST 31,
                                             --------------------------------
                                               1996        1997       1998
                                             ---------   --------   ---------
                                                  (THOUSANDS OF DOLLARS)
Balance at beginning of year...............  $  8,453    $11,994    $  9,653
Provision for federal income taxes.........     3,566      7,630      (5,284)
Cash advances from Mego Financial..........     5,475      5,123          --
Forgiveness of advances....................        --         --        (869)
Repayment of advances......................    (5,500)   (15,094)     (3,500)
                                             --------    -------    --------
Balance at end of year.....................  $ 11,994    $ 9,653    $      0
                                             ========    =======    ========
Average balance during the year............  $ 11,874    $ 6,876    $  3,624
                                             ========    =======    ========

     Greenwich Capital Markets Champ Meyercord, the Company's Chairman of the Board and Chief Executive Officer, was formerly a senior investment banker at Greenwich Capital Markets ("Greenwich"). In October 1996, Greenwich agreed to purchase $2.0 billion of loans over a five year period from the Company. The Company has sold Greenwich approximately $800.0 million in loans from the inception of the agreement. The agreement with Greenwich was terminated in June 1998 and the Company has no further obligation under the agreement.


     In April 1997, the Company entered into a pledge and security agreement with Greenwich for an $11.0 million revolving credit facility. The amount which could be borrowed under the agreement was increased to $15.0 million in June 1997 and to $25.0 million in July 1997. As of August 31 and November 30, 1998, approximately $10.0 million and $10.0 million was outstanding under the agreement. Amounts borrowed under this facility are secured by certain of the Company's mortgage-related securities. The Company was in default under the first credit facility as a result of a default under the indenture governing the Old Notes. The default was waived on December 2, 1998 effective August 31, 1998. Additionally, the Company agreed to pay down the outstanding borrowings from $10.0 million at August 31, 1998 to $6.0 million at December 31, 1998 and subsequently agreed to pay the remaining $6.0 million in equal monthly payments

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



during calendar 1999. As of November 30, 1998, the Company's net worth was $4.2 million above the minimal required and the debt-to-net worth ratio was 2.86:1. The agreement, which was originally scheduled to mature in December 1998, was extended until December 1999.


     Friedman, Billings, Ramsey & Co., Inc. Friedman, Billings, Ramsey & Co., Inc. ("FBR") served as placement agent for the Old Notes pursuant to a placement agreement (the "Placement Agreement"). Under the terms of the Placement Agreement, the Company paid the placement agent a fee of 1.6 million shares of common stock representing 6.0% of the gross proceeds received by the Company from the shares of Common Stock and Preferred Stock in the Recapitalization. The gross proceeds did not include $10.0 million of common stock acquired by an affiliate of FBR received by the Company from the shares of common stock and preferred stock in the Recapitalization. In addition, the Company has agreed, pursuant to the Placement Agreement, to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and other liabilities incurred in connection with the Recapitalization.

     According to FBR, as of December 1, 1998, Friedman, Billings, Ramsey Group, Inc. ("FBRG"), through its three wholly owned subsidiaries, Friedman, Billings, Ramsey Investment Management, Inc. ("Investment Management"), FBR Offshore Management, Inc. ("Offshore Management") and Orkney Holdings, Inc. ("Orkney"), had sole voting and dispositive power with respect to 5,359,116 shares of Common Stock. FBR has advised the Company that it may at any time hold long or short positions in such securities. Investment Management serves as general partner and discretionary investment manager for FBR Ashton, L.P. ("Ashton") which, as of December 1, 1998, owned 824,187 shares of Common Stock. Offshore Management serves as discretionary manager for FBR Opportunity Fund, Ltd. ("Opportunity Fund") which, as of December 1, 1998, owned 82,622 shares of Common Stock. Each of FBRG, Investment Management and Offshore Management disclaims beneficial ownership of shares of Common Stock owned by the other two entities. Orkney is a wholly owned subsidiary of FBRG which, as of December 1, 1998, owned 4,452,307 shares of Common Stock and 2,125 shares of Preferred Stock (which are convertible into an aggregate of 1,416,673 shares of Common Stock). Each of FBRG, Ashton, Opportunity Fund and Orkney disclaims beneficial ownership of shares of Common Stock owned by the other three entities. In addition, Emmanuel
J. Friedman, Eric F. Billings and W. Russell Ramsey are each control persons with respect to FBR. In addition, Emmanuel J. Friedman owns and has shared voting and dispositive power with his wife over an additional 6,766,667 shares of Common Stock.

     In addition, FBR was a managing underwriter for the Company's initial public offering and the Company's offering of the Current Notes, and was the purchaser of Current Notes. FBR received compensation for such services and the Company agreed to indemnify FBR against certain liabilities, including liabilities under the Securities Act, and other liabilities arising in connection with such offerings. In addition, FBR has in the past provided certain investment banking services to the Company and affiliates of the Company.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



     During fiscal 1998, the Company paid FBR 1.6 million shares of common stock for its fee in conjunction with the Recapitalization. Additionally, the Company has reimbursed FBR for out-of-pocket expenses totaling approximately $250,000. FBR is also entitled to a cash fee of $416,667 in connection with the recapitalization.


  Sovereign Bancorp and City Mortgage Services


     As a result of their investment in the Company in the recapitalization, both Sovereign Bancorp and City Mortgage Services have a substantial ownership position in the Company. As part of the Recapitalization, the Company, entered into agreements with Sovereign Bancorp, for a new $90.0 million warehouse line, (subject to the availability of collateral), and a mortgage loan purchase and sale commitment. As of August 31, 1998, the Company had not utilized the Sovereign warehouse line. At November 30, 1998, approximately $14.9 million was outstanding under the Sovereign warehouse line.



     The Company also entered into an agreement with City Mortgage services to acquire and service all of the mortgage loans that the Company owned at the date of the Recapitalization at 90% of its carrying value for approximately $5.9 million. The Company, as a result, recorded an impairment of $703,225, which is reflected in the accompanying Statement of Operations as a charge to Loan Servicing Income. In addition, the Company and City Mortgage Services entered into an agreement for City Mortgage Services to acquire and service all of the mortgage loans produced or purchased by the Company after the Recapitalization on a servicing-retained basis. During August 1998 and the three months ended November 30, 1998, the Company paid City Mortgage Services approximately $9,000 and approximately $22,000, respectively, to service the Company's loans.


  Other


     In June 1998, the Company retained Spencer I. Browne, a member of the Company's Board of Directors, as a special consultant to the Company. In connection with certain business development activities of the Company during the period beginning May 15, 1998 and ending December 31, 1998, the Company has paid a total of approximately $177,500 to Strategic Asset Management, LLC for Mr. Browne's services and reimbursement of out-of-pocket expenses. In addition, the Company has tentatively agreed to grant Mr. Browne options to purchase 500,000 shares of the Company's common stock. The stock options have an exercise price of equal to the cost of common stock in the Recapitalization of $1.50 per share. During this period, Mr. Browne continued as a Director of the Company.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


16. COMMITMENTS AND CONTINGENCIES

     Leases. The Company leases office space and equipment under operating leases that expire at various dates through February 2003. The office space lease is subject to an annual rent escalation of 2%. During fiscal 1996, 1997 and 1998, the Company's rent expense totaled $338,000, $1.2 million and $1.6 million respectively. Future minimum payments at August 31, 1998 under these operating leases are set forth below (thousands of dollars):

FOR THE YEARS ENDED AUGUST 31,
- ------------------------------
1999........................................................  $1,478
2000........................................................   1,336
2001........................................................   1,208
2002........................................................     844
2003........................................................      15
                                                              ------
          Total.............................................  $4,881
                                                              ======

     Litigation. On February 23, 1998, an action was filed in the United States District Court for the Northern District of Georgia by Robert J. Feeney, as a purported class action against the Company and its former President and Chief Executive Officer. The complaint alleges, among other things, that the defendants violated the federal securities laws in connection with the preparation and issuance of certain of the Company's financial statements. The named plaintiff seeks to represent a class consisting of purchasers of the Common Stock between April 11, 1997 and December 18, 1997, and seeks damages in an unspecified amount, costs, attorney's fees and such other relief as the court may deem just and proper. Although the Company believes that it has meritorious defenses and will vigorously defend the action, no assurance can be given as to its outcome or effect on the Company's financial condition.

     In the general course of business, the Company, at various times, has been named in lawsuits. The Company believes that it has meritorious defenses to these lawsuits and that resolution of these matters will not have a material adverse affect on the business or financial condition, results of operation or cash flows of the Company.

     Other Commitments. In the first quarter of fiscal 1997, the Company entered into an agreement with Greenwich Capital Markets providing for the purchase of up to $2.0 billion of loans over a 5 year period. Pursuant to the agreement, Mego Financial issued to Greenwich Capital Markets four-year warrants to purchase 1 million shares of Mego Financial's Common Stock at an exercise price of $7.125 per share. The value of the warrants of $3.0 million plus a $150,000 fee (0.15% of the commitment amount) as of the commitment date (the "Warrant Value"), were being amortized as the commitment for the purchase of loans was utilized.

     In December, 1997, an agreement was reached with Greenwich Capital Markets in regards to various modifications to the master purchase agreement, in return for which the Company agreed to pay $1.0 million in December 1997, with a further $1.0 million to be paid in quarterly installments in 1998.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


     As part of the Recapitalization, the Company terminated its existing master purchase agreement with Greenwich Capital Markets. In connection with the termination of this master purchase agreement, the remaining unamortized prepaid commitment fees totaling approximately $2.8 million were written-off and are reflected as a loss on the sale of loans in the Company's Statement of Operations.

17. FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosure about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of estimated fair value information for financial instruments, whether or not recognized in the Statements of Financial Condition. Fair values are based upon estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.


     Estimated fair values, carrying values and various methods and assumptions used in valuing the Company's financial instruments at August 31, 1997 and 1998 and November 30, 1998 are set forth below:



                             AUGUST 31, 1997             AUGUST 31, 1998            NOVEMBER 30, 1998
                        -------------------------   -------------------------   -------------------------
                        CARRYING   ESTIMATED FAIR   CARRYING   ESTIMATED FAIR   CARRYING   ESTIMATED FAIR
                         VALUE         VALUE         VALUE         VALUE         VALUE         VALUE
                        --------   --------------   --------   --------------   --------   --------------
                                                     (THOUSANDS OF DOLLARS)
FINANCIAL ASSETS:
  Cash and cash
    equivalents(a)....  $  6,104      $  6,104      $36,404       $36,404       $30,010       $30,010
  Loans held for sale,
    net(b)............     9,523        11,414       10,975        10,975        18,883        18,883
  Mortgage-related
    securities(c).....   106,299       106,299       34,830        34,830        34,927        34,927
  Mortgage-servicing
    rights(c).........     9,507         9,507           83            83            --            --
FINANCIAL LIABILITIES:
  Notes and contracts
    payable(d)........    35,572        35,572       16,345        16,345        31,058        31,058
  Subordinated
    debt(e)...........    40,000        40,000       42,693        32,020        41,801        31,351


- -------------------------

(a) Carrying value was used as the estimate of fair value as of August 31, 1997.
(b) Since it is the Company's business to sell loans it makes, the fair value was estimated by using outstanding commitments from investors adjusted for non-qualified loans and the collateral securing such loans.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


(c) The fair value was estimated by discounting future cash flows of the instruments using discount rates, default, loss and prepayment assumptions based upon available market data, opinions from investment bankers and portfolio experience. As part of the Recapitalization, an agreement was reached with City Mortgage Services for the sale of the Mortgage Servicing Rights at 90% of their computed carrying value. The Company, as a result, recorded an impairment of $703,225, which is reflected in the accompanying Statement of Operations as a charge to Loan Servicing Income.

(d) Notes payable generally are adjustable rate, indexed to the prime rate; therefore, carrying value approximates fair value. Contracts payable represent capitalized equipment leases with a weighted-average interest rate of 9.32% at August 31, 1997, 9.25% at August 31, 1998 and 9.24% at
     November 30, 1998, which approximates fair value.

(e) The fair value was calculated based upon estimated market prices obtained from investment bankers.

     At August 31, 1997 and 1998, the Company had $190.5 million and $3.6 million, respectively, in outstanding commitments to originate and purchase loans. The fair value of the commitments was estimated at $14.9 million at August 31, 1997 and $145,000 at August 31, 1998. The fair values were calculated based on a theoretical gain or loss on the sale of a funded loan adjusted for an estimate of loan commitments not expected to fund, considering the difference between investor yield requirements and the committed loan rates. The estimated fair value is not necessarily representative of the actual gain to be recorded on such loan sales in the future.


     The fair value estimates made at August 31, 1997 and 1998 and November 30, 1998 were based upon pertinent market data and relevant information on the financial instruments at that time. These estimates do not reflect any premium or discount that could result from the sale of the entire portion of the financial instruments. Because no market exists for a substantial portion of the financial instruments, fair value estimates are based upon judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The Company had no other off-balance sheet instruments at August 31, 1997 and 1998 and November 30, 1998.


     Fair value estimates are based upon existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. [For instance, the Company has certain fee-generating business lines (e.g., its loan servicing operations) that were not considered in these estimates since these activities are not financial instruments.] In addition, the tax implications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


18. CONCENTRATIONS OF RISK

     Availability of Funding Source -- The Company funds substantially all of the loans which it produces or purchases with borrowings through its financing facilities and internally generated funds, as well as public and private sales of debt and equity securities. These borrowings are in turn repaid with the proceeds received by the Company from selling such loans through loan sales or securitizations. Any failure to renew or obtain adequate financing under its financing facilities, or other borrowings, or any substantial reduction in the size of or pricing in the markets for the Company's loans, could have a material adverse effect on the Company's operations. To the extent that the Company is not successful in maintaining or replacing its existing financing, it would have to curtail its loan production activities or sell loans earlier than is optimal, thereby having a material adverse effect on the Company's financial condition, results of operations and cash flows.

     Dependence on Securitizations -- In 1996, 1997 and to a lesser extent in 1998, the Company pooled and sold through securitizations a significant percentage of the loans that it produced. The Company historically has derived a significant portion of its income by recognizing gains on sale of loans through securitizations. Adverse changes in the securitization market could impair the Company's ability to sell loans through securitizations on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's financial condition , results of operations and cash flows.

     The Company has relied on credit enhancement and over-collateralization to generally achieve the "AAA/Aaa" rating for the senior interests in its securitizations. The credit enhancement has generally been in the form of an insurance policy issued by an insurance company insuring the timely repayment of senior interests in each of the trusts. The Company's last three securitizations were completed without the requirement of an insurance policy. There can be no assurance that the Company will be able to obtain credit enhancement in any form from the current insurer or any other provider of credit enhancement on acceptable terms or that future securitizations will be similarly rated. A downgrading of the insurer's credit rating or its withdrawal of credit enhancement could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

     Geographic Concentrations -- The Company's servicing portfolio and loans sold with recourse are geographically diversified within the United States. At August 31, 1997 and 1998, 26% of the loans in the Company's portfolio had been produced in California, and 15% in Florida. No other state accounted for more than 10% of the servicing portfolio for either period. The risk inherent in such concentrations is dependent upon regional and general economic stability which affects property values and the financial stability of the borrowers.


     Credit Risk -- The Company is exposed to on-balance sheet credit risk related to its loans held for sale and mortgage-related securities. The Company is exposed to off-balance sheet credit risk related to loans which the Company has committed to originate and loans sold under recourse provisions. The outstanding balance of loans sold with recourse

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


provisions totaled $88.2 million and $87.4 million at August 31, 1997 and 1998, respectively.

     Off-Balance Sheet Activities -- These financial instruments consist of commitments to extend credit to borrowers and commitments to purchase loans from others. As of August 31, 1997 and 1998, the Company had outstanding commitments to extend credit or purchase loans in the amounts of $190.5 million and $3.6 million, respectively. These commitments do not represent the expected total cash outlay of the Company, as historically only 40% of these commitments result in loan production or purchases. The prospective borrower or seller is under no obligation as a result of the Company's commitment. The Company's credit and interest rate risk is therefore limited to those commitments which result in loan production and purchases. The commitments are made for a specified fixed rate of interest, therefore the Company is exposed to interest rate risk, to the extent changes in market interest rates change prior to the origination and prior to the sale of the loan.

     Interest Rate Risk -- The Company's profitability is in part determined by the difference, or "spread," between the effective rate of interest received on the loans produced or purchased by the Company and the interest rates payable under its financing facilities during the warehousing period and yield required by investors on loan sales and securitizations. The spread can be adversely affected after a loan is produced or purchased and while it is held during the warehousing period by increases in the interest rate demanded by investors in securitizations or sales. In addition, because the loans produced and purchased by the Company have fixed rates, the Company bears the risk of narrowing spreads because of interest rate increases during the period from the date the loans are produced or purchased until the closing of the sale or securitization of such loans. Additionally, the fair value of mortgage related securities and mortgage servicing rights owned by the Company may be adversely affected by changes in the interest rate environment which could effect the discount rate and prepayment assumptions used to value the assets. Any such adverse change in assumptions could have a material adverse effect on the Company's financial condition, results of operations and cash flows.

19. SUBSEQUENT EVENTS

     In September and October 1998, the Company repurchased the remaining $250,000 and $651,000, respectively, principal amounts of the Old Notes issued November 22, 1996 for 101% of the principal balance and accrued interest at 13.5%.

     On October 2, 1998, an action was filed in the United States District Court for the Western Division of Tennessee by Traci Parris, as a purported class action against Mortgage Lenders Association Inc., the Company and City Mortgage Services, Inc., one of the Company's strategic partners. The complaint alleges, among other things that the defendants charged interest rates, origination fees, and loan brokerage commissions in excess of those allowed by law. The named plaintiff seeks to represent a class of borrowers and seeks damages in an unspecified amount, reform or nullification of loan agreements, injunction, costs, attorney's fees and such other relief as the court may deem just and

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


proper. On October 27, 1998, the Company filed a motion to dismiss the complaint, The Company believes it has meritorious defenses to this lawsuit and that any resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.


     On October 8, 1998, the Office of the Consumer Credit Commissioner of the State of Texas issued a denial of the Company's application for licensing as a secondary mortgage lender. On October 20, 1998, the Company filed an appeal of the Commissioner's decision and an administrative hearing has been set for December 3, 1998. The administrative hearing, originally set for December 3, 1998, was postponed and no new hearing date has been scheduled. The denial will not become final until the Company's appeal has been resolved. The Company believes that it is capable of meeting such requirements as the Commissioner may set to amend the Company's license application. If the denial becomes final, the Company will not be able to make secondary mortgage loans in the State of Texas at interest rates greater than 10%. The Company is not required to hold a secondary mortgage lender license in order to continue to produce or acquire first mortgage loans. The Company believes that any resolution of this matter will not result in a material adverse effect on the business or financial condition of the Company.


     On December 1, 1998, the Company completed a 39.4% reduction in its workforce, the majority of which were loan production and administrative personnel. The Company believes that its remaining workforce is adequate to meet its needs for the foreseeable future.


     The Company entered into an agreement to purchase certain assets of LL Funding Corp., a privately-held loan origination company headquartered in Columbia, Maryland on December 15, 1998. Through December 31, 1998, the Company had purchased from LL Funding Corp. approximately $16.2 million principal amount of loans at a purchase price of 102.75%. In addition, the Company had advanced approximately $1.3 million to LL Funding Corp. to fund their operations. On January 4, 1999, the Company terminated the asset purchase agreement pursuant to provisions contained therein. LL Funding Corp. has disputed the Company's right to terminate the asset purchase agreement, and on January 11, 1999, the Company filed suit asking that the court declare that the Company properly terminated the asset purchase agreement and is not liable to LL Funding Corp. as a result of such termination.



     The Company, on January 8, 1999, consummated the purchase of substantially all of the operating assets of a retail, sub-prime loan production facility located in Las Vegas, Nevada from FirstPlus Financial, Inc. for approximately $3.25 million in cash.

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998


20. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following tables reflect quarterly financial data for the Company.


                                                   FOR THE THREE MONTHS ENDED
                                       --------------------------------------------------
                                       NOVEMBER 30,   FEBRUARY 29,   MAY 31,   AUGUST 31,
                                           1995           1996        1996        1996
                                       ------------   ------------   -------   ----------
                                        (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Gain on sale of loans and net
     unrealized gain on
     mortgage-related securities.....     $5,965         $4,845      $2,151      $6,275
  Interest income (expense), net.....        138             (3)        403         450
  Loan-servicing income, net.........        891            870       1,288         299
                                          ------         ------      ------      ------
          Total revenues.............      6,994          5,712       3,842       7,024
                                          ------         ------      ------      ------
Expenses:
  Operating expenses.................      2,805          2,882       3,305       3,203
  Net provision (benefit) for credit
     losses..........................        297            200        (524)         82
  Interest...........................         47             31          42          47
                                          ------         ------      ------      ------
          Total expenses.............      3,149          3,113       2,823       3,332
                                          ------         ------      ------      ------
Income before income taxes...........      3,845          2,599       1,019       3,692
Income tax expense...................      1,538          1,040         255       1,402
                                          ------         ------      ------      ------
Net income...........................     $2,307         $1,559      $  764      $2,290
                                          ======         ======      ======      ======

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



                                              FOR THE THREE MONTHS ENDED
                                -------------------------------------------------------
                                NOVEMBER 30,   FEBRUARY 28,     MAY 31,     AUGUST 31,
                                    1996           1997          1997          1997
                                ------------   ------------   -----------   -----------
                                   (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Gain on sale of loans and
     net unrealized gain on
     mortgage-related
     securities...............  $     9,366    $     8,966    $    15,532   $    14,777
  Interest income, net........          355            526          1,137         1,115
  Loan-servicing income,
     net......................          638            560            726         1,112
                                -----------    -----------    -----------   -----------
          Total revenues......       10,359         10,052         17,395        17,004
                                -----------    -----------    -----------   -----------
Expenses:
  Operating expenses..........        4,589          5,352          6,274         8,240
  Net provision (benefit) for
     credit losses............        1,711           (800)         4,108         1,281
  Interest....................           47             51            122            25
                                -----------    -----------    -----------   -----------
          Total expenses......        6,347          4,603         10,504         9,546
                                -----------    -----------    -----------   -----------
Income before income taxes....        4,012          5,449          6,891         7,458
Income tax expense............        1,533          2,078          2,619         2,832
                                -----------    -----------    -----------   -----------
Net income....................  $     2,479    $     3,371    $     4,272   $     4,626
                                ===========    ===========    ===========   ===========
Earnings per share:
  Basic.......................  $      0.24    $      0.27    $      0.35   $      0.38
                                ===========    ===========    ===========   ===========
  Diluted.....................  $      0.24    $      0.27    $      0.35   $      0.38
                                ===========    ===========    ===========   ===========
Weighted-average number of
  shares outstanding:
  Basic.......................   10,317,102     12,476,069     12,379,368    12,300,000
                                ===========    ===========    ===========   ===========
  Diluted.....................   10,319,051     12,544,291     12,379,368    12,300,000
                                ===========    ===========    ===========   ===========

                           MEGO MORTGAGE CORPORATION

               FOR THE YEARS ENDED AUGUST 31, 1996, 1997 AND 1998

        AND THE UNAUDITED THREE MONTHS ENDED NOVEMBER 30, 1997 AND 1998



                                                  FOR THE THREE MONTHS ENDED
                            ----------------------------------------------------------------------
                            NOVEMBER 30,   FEBRUARY 28,     MAY 31,     AUGUST 31,    NOVEMBER 30,
                                1997           1998          1998          1998           1998
                            ------------   ------------   -----------   -----------   ------------
                                       (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  (Loss) Gain on sale of
    loans and net
    unrealized gain (loss)
    on mortgage-related
    securities............  $    (9,387)   $    (5,564)   $   (44,731)  $   (36,920)  $       442
  Interest income
    (expense), net........        1,210            684            132          (402)         (162)
  Loan-servicing income,
    net...................        1,194          1,310         (1,367)         (138)          240
                            -----------    -----------    -----------   -----------   -----------
         Total revenues
           (losses).......       (6,983)        (3,570)       (45,966)      (37,460)          520
                            -----------    -----------    -----------   -----------   -----------
Expenses:
  Operating expenses......       10,198          9,265          7,984         7,322         4,397
  Net provision (benefit)
    for credit losses.....        1,590            706            108        (5,602)           43
  Interest................           77            150            103           109            42
                            -----------    -----------    -----------   -----------   -----------
         Total expenses...       11,865         10,121          8,195         1,829         4,482
                            -----------    -----------    -----------   -----------   -----------
Loss before income
  taxes...................      (18,848)       (13,691)       (54,161)      (39,289)       (3,962)
Income tax expense
  (benefit)...............       (7,153)         7,153             --        (6,334)       (1,468)
                            -----------    -----------    -----------   -----------   -----------
Net (loss)................  $   (11,695)   $   (20,844)   $   (54,161)  $   (32,955)  $    (2,494)
                            ===========    ===========    ===========   ===========   ===========
Loss per share:
  Basic...................  $     (0.95)   $     (1.69)   $     (4.40)  $     (1.32)  $     (0.08)
                            ===========    ===========    ===========   ===========   ===========
  Diluted.................  $     (0.95)   $     (1.69)   $     (4.40)  $     (1.32)  $     (0.08)
                            ===========    ===========    ===========   ===========   ===========
Weighted-average number of
  shares outstanding:
  Basic...................   12,300,000     12,300,000     12,300,000    25,007,247    30,566,666
                            ===========    ===========    ===========   ===========   ===========
  Diluted.................   12,300,000     12,300,000     12,300,000    25,007,247    30,566,666
                            ===========    ===========    ===========   ===========   ===========

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                           MEGO MORTGAGE CORPORATION

                              (Mego Mortgage Logo)

                               OFFER TO EXCHANGE
                      12 1/2% SUBORDINATED NOTES DUE 2001

                   ($41,495,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR

                      12 1/2% SUBORDINATED NOTES DUE 2001
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

                                   PROSPECTUS


                                February 2, 1999


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses, (including attorney's fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or any court in which such suit or action was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

     As permitted by Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of the Company (filed herewith as Exhibit 3.2) (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide indemnification of the Company's directors and officers, both past and present, to the fullest extent permitted by the DGCL, and allow the Company to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. The Company's Bylaws also authorize the Company to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Company would have the power to indemnify him against such liability under Section 145 of the DGCL.

     The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any preceding against them as to which they could be indemnified.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
 NUMBER         DESCRIPTION
- --------        -----------
 3.1(1)     --  Amended and Restated Certificate of Incorporation of the
                Company.
 3.2(1)     --  By-laws of the Company, as amended.
 4.1(1)     --  Specimen Common Stock Certificate.
5.1         --  Opinion of King & Spalding regarding the legality of the notes being registered
10.1(1)     --  1996 Stock Option Plan.
10.2(1)     --  Office Lease by and between Mass Mutual and the Company dated April 1996.
10.3(2)     --  Credit Agreement between the Company and Textron Financial
                Corporation dated October 22, 1997.
10.4(2)     --  Excess Yield and Servicing Rights and Assumption Agreement
                between the Company and Greenwich Capital Markets, Inc.
                dated January 22, 1998
10.5(2)     --  Agreement between the Company and Preferred Equities
                Corporation, dated February 9, 1998, regarding assignment of rights related to the Loan Program Sub-Servicing Agreement to Greenwich Capital Markets, Inc.
10.6(2)     --  Amendment to Excess Yield and Servicing Rights and
                Assumption Agreement between the Company and Greenwich
                Capital Markets, Inc. dated February 10, 1998
10.7(2)     --  Second Amendment to Excess Yield and Servicing Rights and
                Assumption Agreement between the Company and Greenwich
                Capital Markets, Inc. dated February, 1998
10.8(3)     --  Preferred Stock Purchase Agreement dated as of June 9, 1998 between City National Bank of West Virginia and Mego
                Mortgage Corporation
10.9(3)     --  Stock Option Agreement dated as of June 29, 1998 by Mego
                Mortgage Corporation in favor of City National Bank of West
                Virginia
10.10(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation and City National Bank of
                West Virginia*
10.11(3)    --  Bulk Servicing Purchase Agreement dated as of June 26, 1998 between City National Bank of West Virginia and Mego
                Mortgage Corporation
10.12(3)    --  Servicing Agreement dated as of June 26, 1998 between Mego
                Mortgage Corporation and City Mortgage Services
10.13(3)    --  Subservicing Agreement dated as of June 29, 1998 between
                Mego Mortgage Corporation and City Mortgage Services
10.14(3)    --  City Mortgage Services Option Agreement dated as of June 29,
                1998 between City National Bank of West Virginia and Mego
                Mortgage Services
10.15(3)    --  Right of First Refusal Agreement dated as of June 29, 1998 among City National Bank of West Virginia, Sovereign
                Bancorp, Inc. and Mego Mortgage Corporation

EXHIBIT
 NUMBER         DESCRIPTION
- --------        -----------
10.16(3)    --  Preferred Stock Purchase Agreement dated as of June 9, 1998 between Mego Mortgage Corporation and Sovereign Bancorp,
                Inc.
10.17(3)    --  Stock Option Agreement Dated as of June 29, 1998 by Mego
                Mortgage Corporation in favor of Sovereign Bancorp, Inc.
10.18(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation in favor of Sovereign
                Bancorp, Inc.
10.19(4)    --  Participation Agreement dated as of June 29, 1998 between
                Mego Mortgage Corporation and Sovereign Bank
10.20(4)    --  Master Mortgage Loan Purchase Agreement dated as of June 29,
                1998 between Sovereign Bank and Mego Mortgage Corporation
10.21(4)    --  Form of Custodian Agreement dated as of June 29, 1998 among
                Sovereign Bank, State Street Bank and Trust Company and Mego
                Mortgage Corporation
10.22(4)    --  Common Stock Purchase Agreement dated as of June 9, 1998 between Mego Mortgage Corporation and Emanuel J. Friedman
10.23(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation and Emanuel J. Friedman
10.24(4)    --  Indenture dated as of June 29, 1998 between Mego Mortgage
                Corporation and American Stock Transfer & Trust Company, as
                Trustee
10.25(4)    --  Form of Note issued pursuant to Indenture dated as of June
                29, 1998 between Mego Mortgage Corporation and American
                Stock Transfer & Trust Company, as Trustee
10.26(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation and Friedman, Billings,
                Ramsey & Co., Inc., as placement agent
10.27(4)    --  Registration Rights Agreement dated as of June 29, 1998 between Mego Mortgage Corporation and Friedman, Billings,
                Ramsey & Co., Inc., as placement agent
10.28(4)    --  Certificate of Designations, Preferences and Rights of
                Series A Convertible Preferred Stock of Mego Mortgage
                Corporation
10.29(3)    --  Co-Sale Agreement dated as of June 29, 1998 among Mego
                Mortgage Corporation, Emanuel J. Friedman, Friedman,
                Billings, Ramsey & Co., Inc., City National Bank of West
                Virginia and Sovereign Bancorp, Inc.
10.30(4)    --  Employment Agreement dated June 23, 1998 between Mego
                Mortgage Corporation and Edward B. "Champ" Meyercord
10.31(5)    --  Form of Director Indemnification Agreement
23.1        --  Consent of King & Spalding (contained in Exhibit 5.1)
23.2        --  Consent of Deloitte & Touche LLP
24.1(6)     --  Power of Attorney


- -------------------------

 *  To be filed by amendment.
(1) Filed as part of the Registration Statement on Form S-1 filed by the Company, as amended (File No. 333-12443), and incorporated herein by reference.

(2) Filed as part of the Form 10-Q for the quarter ended February 28, 1998 and incorporated herein by reference.
(3) Filed as part of the Form 10-Q for the quarter ended May 31, 1998 and incorporated herein by reference.
(4) Filed as part of the Form 10-Q/A for the quarter ended May 31, 1998.

(5) Filed as part of the Registration Statement on Form S-1 filed by the Company, as amended (File No. 333-68995), and incorporated herein by reference.


(6) Previously filed.


     (b) Financial Statement Schedules of Mego Mortgage Corporation.

     All schedules are omitted because the information is not required or because the information is included in the combined financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     The Company hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 14 or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia on December 15, 1998.

                                          MEGO MORTGAGE CORPORATION

                                          By:    /s/ EDWARD B. MEYERCORD
                                             -----------------------------------
                                                     Edward B. Meyercord
                                                Chairman and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 15th day of December, 1998.



               SIGNATURE                                     TITLE
               ---------                                     -----

        /s/ EDWARD B. MEYERCORD             Chairman and Chief Executive Officer
- ----------------------------------------    (Principal Executive Officer)
          Edward B. Meyercord

         /s/ J. RICHARD WALKER              Executive Vice President and Chief
- ----------------------------------------    Financial Officer (Principal Financial
           J. Richard Walker                Officer)

          /s/ WM. PAUL RALSER               Director, President and Chief Operating
- ----------------------------------------    Officer
            Wm. Paul Ralser

         /s/ SPENCER I. BROWNE*             Director
- ----------------------------------------
           Spencer I. Browne

       /s/ HUBERT M. STILES, JR.*           Director
- ----------------------------------------
         Hubert M. Stiles, Jr.

        /s/ DAVID J. VIDA, JR.*             Director
- ----------------------------------------
          David J. Vida, Jr.*

      /s/ JOHN D. WILLIAMSON, JR.*          Director
- ----------------------------------------
        John D. Williamson, Jr.

      *By: /s/ EDWARD B. MEYERCORD
- ----------------------------------------
          Edward B. Meyercord
          As Attorney-in-Fact